EXHIBIT 10.24


                      PANDA-BRANDYWINE, L. P.

                    CONSTRUCTION LOAN AGREEMENT

                      AND LEASE COMMITMENT



                     Dated as of March 30, 1995






                   GENERAL ELECTRIC CAPITAL CORPORATION






     (230 MW Natural Gas-Fired Qualifying Cogeneration Facility
                    located in Brandywine, Maryland)














[TABLE OF CONTENTS AT BOTTOM OF DOCUMENT]

          CONSTRUCTION LOAN AGREEMENT AND LEASE COMMITMENT (this
"Agreement"), dated as of March 30, 1995 among PANDA-
BRANDYWINE, L.P., a Delaware limited partnership (the
"Partnership"), PANDA BRANDYWINE CORPORATION, a Delaware corporation and the sole general partner of the Partnership
(the "General Partner"), and GENERAL ELECTRIC CAPITAL
CORPORATION, a New York corporation ("GE Capital").

                    W I T N E S S E T H :

          WHEREAS, (a) the Partnership desires that GE
Capital (i) provide construction financing for the Project hereinafter referred to, (ii) issue the Letters of Credit as collateral security for certain obligations of the Partnership under the Power Purchase Agreement hereinafter referred to, (iii) acting through the Owner Trustee, lease the Site from the Partnership and sublease the Site back to the Partnership (iv) upon completion of the Project, acting through the Owner Trustee, purchase the Facility hereinafter referred to from the Partnership and lease the Facility back to the Partnership, and (v) upon completion of the Project, make Equity Loans to the Partnership or the Partners, and
(b) GE Capital is willing, either directly or through the Owner Trustee, as the case may be, to provide such financing, issue the Letters of Credit, lease and sublease the Site, purchase and lease the Facility and make the Equity Loans subject to and upon the terms and conditions set forth herein;

          NOW, THEREFORE, it is agreed:

          Section 1.  DEFINITIONS

          1.1 Defined Terms. Capitalized terms used in this Agreement shall, unless otherwise defined herein, have the respective meanings assigned thereto in Appendix A.

          1.2 Other Definitional Provisions. (a) All terms defined in this Agreement shall have the defined meanings when used in the Note or in any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Appendix A, and accounting terms partly defined in Appendix A, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d)  Any term defined by reference to an
agreement, instrument or other document shall have the meaning so assigned to it whether or not such agreement, instrument or document is in effect.


          Section 2.  AMOUNTS AND TERMS OF LOANS

          2.1  Loans.  (a)  Subject to the terms and
conditions of this Agreement, GE Capital agrees to make construction loans (collectively, the "Loans") to the Partnership from time to time during the Loan Commitment Period in an aggregate principal amount not to exceed the Loan Commitment. If the Loan Commitment Period shall expire on the Lease Closing Date, on the Lease Closing Date the Partnership may, subject to the terms and conditions of this Agreement, nonetheless borrow an amount up to the available Loan Commitment equal to the amount required to be deposited on the Lease Closing Date in the Rent Reserve Account, the Operation and Maintenance Reserve Account and the Warranty Maintenance Reserve Account pursuant to Section 7 of the Facility Lease and an amount equal to the Success Fee, if any, payable on the Lease Closing Date. Such borrowing shall be repaid on such date from the proceeds received from the sale of the Facility to the Owner Trustee pursuant to
Section 5 hereof.

          (b)  Each Loan shall be payable on the
Construction Loan Maturity Date without further action on the part of GE Capital.

          (c) Unless required to be converted pursuant to the terms of this Agreement, the Loans shall be Eurodollar
Loans.

          2.2  Procedure for Borrowing.  Whenever the
Partnership desires GE Capital to make a Loan, the Partnership shall give GE Capital irrevocable notice to be received by GE Capital prior to 10:00 A.M., New York City time, at least three Business Days prior to the requested Borrowing Date, which notice shall be in substantially the form of Exhibit C-2 (a "Notice of Borrowing") and shall specify (i) the amount to be borrowed, (ii) the proposed Borrowing Date, (iii) wire transfer instructions for the disbursement of the proceeds of the Loan and (iv) the length of the initial Interest Period with respect thereto. The Borrowing Date shall be the next-to last Business Day of each calendar month, or such other Business Day as GE Capital and the Partnership shall mutually agree. Each Loan shall be in the minimum amount of $100,000. No more than one Borrowing shall be made in any calendar month.

          2.3 Disbursement of Loans. Not later than 1:00 p.m., New York City time, on the Borrowing Date specified in the Notice of Borrowing given by the Partnership pursuant to subsection 2.2, if the conditions precedent to the requested Loan listed in Section 4 have been satisfied, GE Capital will make available the requested Loan on such date in Dollars and in immediately available funds, by wire transfer in accordance with the instructions set forth in such notice.

          2.4 Note. The Loans made by GE Capital pursuant to subsection 2.1 shall be evidenced by a promissory note of the Partnership, substantially in the form of Exhibit A, with appropriate insertions, payable to the order of GE Capital (the "Note"). The Note shall (a) be dated the Initial Loan Funding Date, (b) represent the Partnership's obligation to pay the amount of the Loan Commitment or, if less, the aggregate unpaid principal amount of all outstanding Loans, (c) be stated to mature on the Construction Loan Maturity Date, (d) bear interest for the period from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding in accordance with subsection 2.7 and (e) be entitled to the benefits of this Agreement and the Collateral Security Documents. GE Capital is hereby authorized to record the date and amount of each Loan, each continuation or conversion thereof, the length of each Interest Period with respect thereto and the date and amount of each payment or prepayment of principal or interest in respect thereof, on the schedules annexed to and constituting a part of the Note (or, at GE Capital's option, in its books and records), and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Failure by
GE Capital to make any such recordation shall not limit or otherwise affect the obligations of the Partnership hereunder or under the Note.

          2.5  Fees.  (a)  The Partnership agrees to pay to
GE Capital, on the Initial Loan Funding Date, an origination fee in an amount equal to 1.50% of the Loan Commitment.

          (b) The Partnership agrees to pay to GE Capital a commitment fee for the period commencing on the Initial Loan Funding Date and ending on the Loan Commitment Termination Date, computed at the rate of 1/2 of 1% per annum on the average daily unused amount of the Loan Commitment. Such commitment fee shall be payable on the next-to-last Business Day of each calendar month occurring during the Loan Commitment Period and on the Loan Commitment Termination Date.

          2.6 Mandatory Prepayments; Special Payments. (a) If an Event of Loss shall occur, unless the Project is being repaired in accordance with Section 9(c)(i) of the Facility Lease, (i) the Commitment shall terminate forthwith and (ii) on the earlier of (A) the date occurring 90 days after the date of such Event of Loss and (B) the date on which insurance proceeds are received with respect to such Event of Loss, the Partnership shall (x) prepay in full the unpaid principal amount of the then outstanding Loans and LOC Reimbursement Obligations, together with accrued interest thereon to the date of prepayment, and all fees and other amounts owing with respect thereto by the Partnership hereunder and under the other Loan Documents and (y) cash collateralize all undrawn and outstanding Letters of Credit in the manner provided in the introductory paragraph of
Section 8.

          (b) If the Partnership receives any payments in respect of liquidated damages (Contract Price Discounts) pursuant to Section 5.04 of the Construction Contract, the Partnership shall promptly deposit such payments in the Special Payment Account. On the Construction Loan Maturity Date, such amounts on deposit in the Special Payment Account shall be applied to the repayment of the principal of the Loans, provided that all such amounts received after the Lease Closing Date shall be applied to the retroactive reduction of Lessor's Cost. If the Partnership receives any payments in respect of liquidated damages (Contract Price Discounts) pursuant to Section 5.02 of the Construction Contract, the Partnership shall, subject to the provisions of Section 4.14 of the Security Deposit Agreement, promptly apply such amounts to the payment of accrued and unpaid interest on the Loans and to such other items which are due and owing as GE Capital may specify in writing.

          (c) If the Partnership receives any payments from the Power Purchaser pursuant to Subsection 15.3(b) of the Power Purchase Agreement, the Partnership shall promptly deposit all such payments in the Special Payment Account.
Such amounts shall be promptly applied to (i) the repayment in full of the principal amount of the Loans and the LOC Reimbursement Obligations, together with accrued interest thereon and all fees and other amounts owing with respect thereto by the Partnership hereunder and under the other
Loan Documents and (ii) the cash collateralization of all undrawn and outstanding Letters of Credit (or the termination thereof without liability to GE Capital) in the manner provided in the introductory paragraph of Section 8. Any amounts remaining in the Special Payment Account after such application shall be distributed to the Partnership in accordance with the terms of the Security Deposit Agreement.

          (d) Except as required by this subsection 2.6, the Partnership shall not be permitted to prepay the Loans.

          2.7 Computation of Interest and Fees. (a) (i) The Loans that are Eurodollar Loans shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at the rate per annum equal to the Interest Rate set forth in clause "(a)" of the definition of "Interest Rate" and (ii) the Loans that are Base Rate Loans shall bear interest on the unpaid principal amount thereof at the Interest Rate then in effect as set forth in clause "(b)" of the definition of "Interest Rate". Interest in respect of Eurodollar Loans and all fees hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest in respect of Base Rate Loans shall be calculated on the basis of a 365/366 day year for the actual days elapsed.

          (b) Interest on the aggregate unpaid principal amount of the Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.7 shall be payable from time to time on demand.

          (c) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Loans and, to the extent permitted by Applicable Law, accrued interest in respect of all Loans, and all fees and other amounts payable hereunder shall bear interest at a rate per annum equal to the Default Rate from the date of such Event of Default until such amount is paid in full (as well after as before judgment).

          (d)  GE Capital shall as soon as practicable
notify the Partnership of each determination of a Eurodollar
Rate and a Base Rate and of the effective date and amount of each change in the Base Rate. Each determination of an interest rate by GE Capital pursuant to any provision of this Agreement shall be conclusive and binding on the Partnership in the absence of manifest error. GE Capital shall, at the request of the Partnership, deliver to the Partnership a statement showing the quotations, if any, used by GE Capital in determining any interest rate pursuant to paragraph (a) of this subsection 2.7. In the event that GE Capital shall have determined that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable for any Interest Period with respect to (a) proposed Loans or (b) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period therefor, GE Capital shall give notice of such event to the Partnership. Within 30 days following the date of such notice by GE Capital, GE Capital and the Partnership shall enter into negotiations in good faith with a view to agreeing to an alternative basis acceptable to the Partnership and GE Capital for determining the interest rate
(the "Substitute Eurodollar Rate") which shall be applicable during such Interest Period for the Eurodollar Loans to which such Interest Period applies and which shall reflect the cost to GE Capital of funding such Eurodollar Loans for such Interest Period from alternate sources plus the margin for Eurodollar Loans set forth in the definition of "Interest Rate". At the expiration of 30 days from the giving of such notice by GE Capital, (i) if GE Capital and the Partnership have agreed to such Substitute Eurodollar Rate, such Substitute Eurodollar Rate shall take effect with respect to such Interest Period from the beginning of such Interest Period or (ii) if GE Capital and the Partnership have not agreed to a Substitute Eurodollar Rate, (A) any requested Loans shall be deemed to have been made as Base Rate Loans, and (B) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period therefor, to Base
Rate Loans.  Until such notice has been withdrawn by GE
Capital, no further Eurodollar Loans shall be made.

          (e) The Partnership shall select the duration of the initial Interest Period with respect to each Eurodollar
Loan in the Notice of Borrowing. Unless the Partnership otherwise elects pursuant to the proviso to this sentence, the Partnership shall be deemed to have elected to continue such Eurodollar Loan at the expiration of the Interest
Period with respect thereto as a loan having an Interest
Period of the same duration as such expiring Interest
Period; provided that the Partnership may elect to convert such Eurodollar Loan, on the last day of the then current
Interest Period with respect thereto, to a loan having an Interest Period of any other authorized duration by providing irrevocable notice to GE Capital not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and provided, further, that no Eurodollar Loan will be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base
Rate Loan on the last day of the Interest Period with respect thereto.

          (f) It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or elsewhere to the contrary notwithstanding, the Obligations shall be subject to the limitation that the Partnership shall not be required to pay, and GE Capital shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which GE Capital is permitted by any applicable law to contract for, charge or receive and which would not give rise to any claim or defense of usury. If, as a result of any circumstances whatsoever, performance of any provision hereof or of any of the Loan Documents shall, at the time performance of such provision is due, violate applicable usury law, then, ipso facto, the obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, GE Capital shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, such excess shall be refunded to the Partnership.

          (g) (A) Any other provision of this Agreement to the contrary notwithstanding, if any Law or any change therein or in the interpretation or the application thereof by any Governmental Authority charged with interpretation or administration thereof shall make it unlawful for GE Capital to make or maintain Eurodollar Loans as contemplated by this Agreement, GE Capital shall give written notice thereof to the Partnership and the commitment of GE Capital hereunder to make Eurodollar Loans shall forthwith be suspended so long as such Law, interpretation or application shall continue, and all Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the last day of the then current Interest
Period therefor or within such earlier period as may be required by Law and all Loans made thereafter by GE Capital shall bear interest based upon the Base Rate. If any such conversion of Eurodollar Loans is made on a day which is not the last day of an Interest Period, the Partnership shall pay to GE Capital upon such request, such amount or amounts as may be necessary to compensate GE Capital for any loss or expense sustained or incurred by GE Capital in respect of the Eurodollar Loans as a result of such conversion, including but not limited to any interest or fees payable by GE Capital to lenders of funds obtained by it in order to make or maintain the Eurodollar Loans hereunder, and shall pay to GE Capital the Eurodollar Rate on such Eurodollar Loans to the date of such automatic conversion.

          (B)  In the event that any Law or any change
therein or in the interpretation or application thereof by any Governmental Authority charged with the administration or interpretation thereof, or compliance by GE Capital with any request or directive (whether or not having the force of Law) received from any central bank or monetary authority or other Governmental Authority:

          (1) does or shall subject GE Capital to any tax of any kind whatsoever or change therein with respect to this Agreement, or any Loan hereunder, or the performance by GE Capital of its obligations hereunder, or change the basis of taxation of payments to GE Capital of principal, interest, or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of GE Capital); or

          (2) does or shall impose, modify or hold applicable or change any reserve (including, without limitation, basic, supplemental, marginal and emergency reserves), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by (including, without limitation, all eurocurrency funding by and all eurocurrency liabilities), any office of GE Capital which is not otherwise included in the determination of the Eurodollar Rate; or

          (3)       does or shall impose on GE Capital any
     other condition, or change therein;

and the result of any of the foregoing is to increase the cost to GE Capital (as compared to the Initial Loan Funding Date) of making, committing to make, renewing, converting or maintaining Loans, or to reduce any amount receivable by GE Capital hereunder or thereunder (as compared to the Initial Loan Funding Date), then, in any such case, the Partnership shall promptly pay GE Capital, upon its demand, such additional amount which will compensate GE Capital for such additional cost or reduced amount receivable.

          (C) In the event that the adoption of any Law, rule, regulation or guideline regarding capital adequacy, or any change therein or in the interpretation or application thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by GE Capital with any request or directive regarding capital adequacy (whether or not having the force of Law) from any central bank or Governmental Authority including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on GE Capital's capital as a consequence of its obligations hereunder to a level below that which GE Capital could have achieved but for such adoption, change or compliance (taking into consideration GE Capital's policies with respect to capital adequacy) by any material amount, then from time to time, upon demand by GE Capital, the Partnership shall pay to GE Capital such additional amount or amounts as will compensate GE Capital for such reduction.

          (D) If circumstances arise that would entitle GE Capital to claim any additional amounts pursuant to this paragraph (g) of this subsection 2.7, GE Capital shall promptly notify the Partnership thereof and consult in good faith with the Partnership with a view toward avoiding such circumstance to the extent reasonably practicable; provided that the failure of GE Capital to so notify or consult the Partnership shall not act as a waiver of the right of GE Capital to receive additional amounts pursuant to this paragraph (g) when GE Capital provides the required notice to the Partnership. A certificate as to any additional amounts payable pursuant to this paragraph (g) submitted by GE Capital to the Partnership shall be conclusive absent manifest error. The provisions of this paragraph (g) shall accrue to the benefit of each Assignee of GE Capital and shall survive the termination of this Agreement, payment of the outstanding Notes and all other amounts payable hereunder.

          2.8 Payments. All payments (including prepayments) to be made by the Partnership on account of principal, interest, reimbursement obligations and fees shall be made without set-off or counterclaim and shall be made not later than 12:00 Noon New York City time on the date when due and shall be sent by wire transfer to GE Capital's account no. 50-205-776 (GECC Depositary Account) at Bankers Trust Company, New York, New York 10017, ABA Number: 0210-0103-3 (Re: Panda Brandywine) in lawful money of the United States of America and in immediately available funds. Any payment received by GE Capital after 12:00 Noon shall be deemed to have been paid on the next succeeding Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be due and payable at the then applicable rate during such extension.

          2.9 Letter of Credit Commitment. (a) Subject to the terms and conditions of this Agreement, GE Capital agrees to issue and deliver certain stand-by letters of credit during the Letter of Credit Commitment Period, substantially in the form of Exhibits B-1, B-2, B-3 and B-4 hereto, as applicable, for the account of the Partnership in favor of the Power Purchaser to secure the following obligations of the Partnership under the Power Purchase Agreement: (i) its obligation to post development security (the "Development Security Letter of Credit") as required by Section 4.1 of the Power Purchase Agreement, (ii) its obligation to post security in respect of interconnection costs (the "Interconnection Letter of Credit") as required by Section 4.2 of the Power Purchase Agreement, (iii) the Partnership's performance obligations under the Power Purchase Agreement after the Commercial Operation Date (the "Performance Letter of Credit") as required by Section 4.5 of the Power Purchase Agreement and
(iv) its obligation to provide for operating and maintenance cost reserves pursuant to Section 8.7 of the Power Purchase Agreement (the "O&M Letter of Credit"; collectively with the other letters of credit described in this paragraph (a), the "PEPCO Letters of Credit" or the "Letters of Credit"). The commitment of GE Capital to issue Letters of Credit, or increase the stated amount of any Letter of Credit, shall terminate on the Letter of Credit Issuance Termination Date.

          (b)  (i) Subject to the satisfaction of the
conditions precedent set forth in Section 4 hereof, the Development Security Letter of Credit shall initially be issued on the Initial Loan Funding Date in the stated amount of $3,450,000 and shall expire on the earlier to occur of (A) the date occurring forty (40) days after the Commercial Operation
Date and (B) June 30, 1998.

          (ii)      Subject to the satisfaction of the
conditions precedent set forth in Section 4 hereof, the Interconnection Letter of Credit shall initially be issued on the Initial Loan Funding Date in the stated amount of $2,003,460. Upon the receipt of a certificate of the Power Purchaser (attached as Annex 1 to the Interconnection Letter of Credit) detailing the interconnection costs incurred by the Power Purchaser and paid by the Partnership during the preceding month, the stated amount of the Interconnection Letter of Credit shall decrease by the amount shown in such certificate; provided that the stated amount of such Letter of Credit shall never be less than $330,000. The Interconnection Letter of Credit shall expire on the earlier to occur of (A) the date occurring forty (40) days after the Commercial Operation Date and (B) June 30, 1998.

          (iii)     Subject to the satisfaction of the
conditions precedent set forth in Section 4 hereof, the Performance Letter of Credit shall initially be issued on the Commercial Operation Date in the stated amount of $2,000,000 and shall expire on the earlier to occur of (A) the next succeeding December 31 and (B) the Letter of Credit Commitment Termination Date.

          (iv)      Subject to the satisfaction of the
conditions precedent set forth in Section 4 hereof, the O&M Letter of Credit shall initially be issued on the later of December 31, 1998 and the second anniversary of the Commercial Operation Date in the stated amount of $1,000,000 and shall expire on the earlier to occur of (A) the next succeeding December 31 and (B) the Letter of Credit Commitment Termination Date. So long as no Default, Event of Default, Lease Default or Lease Event of Default shall have occurred and be continuing at such time, the O&M Letter of Credit shall be amended on the later of December 31, 1999 and the third anniversary of the Commercial Operation Date to increase the stated amount to $2,000,000 and shall be amended on the later of December 31, 2000 and the fourth anniversary of the Commercial Operation Date to increase the stated amount to $5,000,000.

          (c)  Intentionally Left Blank.

          (d)  Intentionally left blank.

          (e) On or prior to October 31 of each calendar year after the occurrence of the Commercial Operation Date, the Partnership shall deliver a certificate to GE Capital confirming that the Partnership continues to have obligations to the LOC Beneficiary and requesting GE Capital to renew the Letters of Credit referred to in paragraphs (b)(iii) and (iv) above. So long as no Default, Event of Default, Lease Default or Lease Event of Default shall have occurred and be continuing, on or prior to the November 30 next succeeding the delivery of the notice specified in the immediately preceding sentence, GE Capital shall deliver to the LOC Beneficiary a replacement Letter of Credit in a stated amount equal to the amount requested and having an effective date on the next succeeding
January 1 and an expiration date the following December 31.  GE
Capital's obligation to renew Letters of Credit pursuant to this paragraph (e) shall expire pursuant to this paragraph on the Letter of Credit Commitment Termination Date.

          (f) Prior to the Commercial Operation Date, the Letter of Credit Commitment shall automatically decrease on the last Business Day of each month by an amount equal to any decrease in the stated amount of the Interconnection Letter of Credit
(as set forth in the certificate of the Power Purchaser referred to in paragraph (b)(ii) of this subsection 2.9) since the last Business Day of the preceding month. After the Commercial Operation Date, the Letter of Credit Commitment shall automatically decrease (on a dollar for dollar basis) with any corresponding decrease in the stated amount of any Letter of Credit or with any termination of any Letter of Credit.
          (g) The aggregate stated amount of the Letters of Credit at any time shall not exceed the lesser of (i) $12,453,460 and (ii) the then applicable Letter of Credit Commitment.

          2.10  Partnership's Obligations in Respect of
Drawings Under Letters of Credit.

          (a) If GE Capital makes any payment to a LOC Beneficiary with respect to a Letter of Credit, the Partnership shall reimburse GE Capital for the amount thereof not later than the close of business on the Business Day on which payment by GE Capital was made and shall pay all charges and expenses relating to such payment and, if such payment is not made when due, shall pay upon demand interest at the Interest Rate applicable to one month Eurodollar Loans plus an additional
265 basis points on the amount of such payment for the period commencing on and including the date of any such payment and ending on but not including the date reimbursement is received by GE Capital (after as well as before judgment). The obligation of the Partnership to reimburse GE Capital for Letter of Credit payments (such obligation being herein called the "LOC Reimbursement Obligation") is absolute, unconditional and irrevocable and shall be observed strictly in accordance with the terms of this Agreement under all circumstances whatsoever including, without limitation, the following circumstances:
(i) any lack of legality, validity, enforceability or regularity of any Letter of Credit, this Agreement or any other Transaction Document; (ii) any amendment, waiver of or any consent to or departure from all or any of the Transaction Documents; (iii) the existence of any claim, set-off, defense, counterclaim or other right which the Partnership may have at any time against GE Capital, the Owner Trustee, the Security Agent, any LOC Beneficiary or any other person, whether in connection with this Agreement, any Letter of Credit, the other Loan Documents, the Lease Documents, the Project Documents or any unrelated transaction; (iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(v) payment by GE Capital under any Letter of Credit against presentation of a sight draft or certificate that does not comply with the terms of such Letter of Credit; (vi) the existence of any dispute between the Partnership and any LOC Beneficiary or any transferee thereof; (vii) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; and (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

          (b) Without limiting the effect of paragraph (a) above, the Partnership agrees with GE Capital that:

          (i) GE Capital is authorized to make payments under each Letter of Credit upon the presentation of the documents provided for therein and without regard to whether the Partnership has failed to fulfill any of its obligations with respect to any Project Document or Loan Document or Lease Document or any other default has occurred thereunder.

          (ii) GE Capital is authorized to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are specifically delegated to or required of it by the terms hereof, together with such powers as are reasonably incidental thereto.

          (iii) GE Capital shall be entitled to rely upon any certificate, notice, demand or other communication (whether by cable, telegram, telecopy, telex or other written communication) believed by it to be genuine and to have been signed or sent by the proper Person or Persons (and no such reliance or failure shall place it under any liability to the Partnership or limit or otherwise affect the Partnership's obligations under this Agreement).

          (iv) Any action, inaction or omission on the part of GE Capital under or in connection with any Letter of Credit or the instruments or documents related thereto, if in good faith and in conformity with such laws, regulations or customs as GE Capital may reasonably deem to be applicable, shall be binding upon the Partnership (and shall not place GE Capital under any liability to the Partnership or limit or otherwise affect the Partnership's obligations under this Agreement).

          (v) Notwithstanding any change or modification, with or without the consent of the Partnership, in any instruments or documents called for in any Letter of Credit, including waiver of noncompliance of any such instruments or documents with the terms of any Letter of Credit, this Agreement shall be binding on the Partnership with regard to each Letter of Credit and to any action taken by GE Capital relative thereto.

          (vi) The Partnership will indemnify and hold harmless GE Capital from any loss or expense arising from or in connection with any Letter of Credit (exclusive of any loss or expense arising directly from the gross negligence or wilful misconduct of GE Capital).

          2.11 Letter of Credit Fees. (a) On the initial date of issuance of each Letter of Credit hereunder, the Partnership agrees to pay to GE Capital a letter of credit issuance fee in an amount equal to one and three-quarters percent (1.75%) of the stated amount thereof.

          (b)  So long as a Letter of Credit shall be
outstanding, the Partnership agrees to pay to GE Capital an annual letter of credit fee in an amount equal to one and one half percent (1.50%) of the stated amount of the then outstanding Letter of Credit. From the date hereof to and including the Basic Term Commencement Date, such fee shall be payable in arrears on the next-to-last Business Day of each March, June, September and December, commencing with the first such date to occur following the initial issuance date of a Letter of Credit hereunder. From the Basic Term Commencement Date to and including the end of the Basic Term, such fee shall be payable in arrears on each Rent Payment Date (each such payment date, an "LOC Fee Payment Date").

          (c) During the Letter of Credit Commitment Period, the Partnership shall pay to GE Capital an annual letter of credit commitment fee in an amount equal to one-hundred and twenty-five basis points (1.25%) multiplied by the amount by which the Letter of Credit Commitment exceeds the aggregate stated amount of the then outstanding Letter(s) of Credit. The letter of credit commitment fee shall be payable on each LOC Fee Payment Date.

          2.12 Funding Indemnity. The Partnership agrees to indemnify GE Capital and to hold GE Capital harmless from any loss or expense which GE Capital may sustain or incur as a consequence of (a) a default by the Partnership in making a borrowing or a continuation of Eurodollar Loans after the Partnership has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Partnership in making any prepayment after the Partnership has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of the Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow to the last day of the current Interest Period for such Loan in the case of such prepayment (or to the last day of the Interest Period that would have commenced on the date of such failure in the case of a failure to borrow), in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by GE Capital) which would have accrued on such amount by placing such amount on deposit for a comparable period with a leading bank in the interbank eurodollar market. This provision shall accrue to the benefit of each Assignee of GE Capital and shall survive the termination of this Agreement and payment of the Note and all other amounts payable hereunder.

          2.13 Use of Proceeds. The proceeds of the Loans shall be used by the Partnership only to pay, or to reimburse itself for having paid, Project Costs due and owing by it.

          2.14 Taxes. All payments made by the Partnership under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (all such taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Withholding Taxes"). If any Withholding Taxes are required to be withheld from any amounts payable to GE Capital hereunder or under the Note, the amounts so payable to GE Capital shall be increased to the extent necessary to yield to GE Capital (after payment of all Withholding Taxes) interest or any such other amounts payable hereunder at the rates and in the amounts specified in this Agreement and the Note. Notwithstanding the preceding two sentences, the Partnership will have no duty to compensate GE Capital for amounts that the Partnership is required to withhold under Section 1441 or 1442 of the Code.
Whenever any Withholding Taxes are payable by the Partnership, as promptly as possible thereafter, the Partnership shall send to GE Capital a certified copy of an original official receipt received by the Partnership showing payment thereof. If the Partnership fails to pay any Withholding Taxes when due to the appropriate taxing authority or fails to remit to GE Capital the required receipts or other required documentary evidence, the Partnership shall indemnify GE Capital for (i) any incremental taxes, interest or penalties that may become payable by GE Capital as a result of any such failure and (ii) any expenses incurred by GE Capital arising from or with respect to such Withholding Taxes. This indemnification shall be made within 30 days from the date GE Capital makes written demand therefor.
The agreements in this subsection 2.14 shall accrue to the benefit of each Assignee under subsection 9.6 and shall survive the termination of this Agreement and the payment of the Note and all other Obligations.

          2.15 Maximum Number of Tranches. All borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be made so that, after giving effect thereto, there shall not be more than three Eurodollar Tranches outstanding at any one time. As used in this subsection 2.15, a "Eurodollar Tranche" shall mean and refer to Eurodollar Loans made by GE Capital pursuant to a single borrowing and having interest periods which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

          Section 3.  REPRESENTATIONS AND WARRANTIES

          In order to induce GE Capital to make the Loans and to issue the Letters of Credit hereunder and to enter into and to cause the Owner Trustee to enter into the transactions contemplated by Section 5, each of the Partnership and the General Partner represents and warrants to GE Capital and the Owner Trustee that:

          3.1 Financial Statements. (a) The balance sheets of the Partnership delivered pursuant to subsection 4.1(dd) are complete and correct in all material respects, and fairly present the financial condition of the Partnership on such date, and were prepared in conformity with GAAP applied on a consistent basis. All liabilities, direct and contingent, of the Partnership on such date are disclosed in such balance sheets.

        (b) The balance sheets of the General Partner, Holdings and Panda delivered pursuant to subsection 4.1(dd) are complete and correct in all material respects, fairly present the financial condition of the General Partner, Holdings and Panda as of such date, and were prepared in conformity with GAAP applied on a consistent basis. All liabilities, direct and contingent, of the General Partner, Holdings and Panda on such date are disclosed in such balance sheets.

          (c) Since the respective dates of the balance sheets of the Partnership, the General Partner, Holdings and Panda referred to in paragraphs (a) and (b) above, no material adverse change has occurred in (i) the financial condition of the Partnership, the General Partner, Holdings or Panda, (ii) the properties, business, prospects, operations or financial condition of the Partnership, the General Partner, Holdings, Panda or the Project, or (iii) the Partnership's ability to perform its obligations under this Agreement, the Note and the other Transaction Documents to which it is a party or will become a party.

          3.2  Partnership Existence and Business; Partners.
(a) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is duly qualified to do business in the States of Delaware and Maryland, the only jurisdictions in which the conduct of its business or the ownership or lease of its assets requires such qualification. The Certificate of Limited Partnership of the Partnership has been duly filed in the office of the Secretary of State of Delaware and no other filing, recording, publishing or other act is necessary or appropriate in connection with the existence or the business of the Partnership except those which have been duly made or performed. Prior to the date hereof, the Partnership has engaged in no business other than the development of the Project, and the negotiation, execution, delivery and performance of the Development Loan Agreement, the documents related thereto and the Transaction Documents to which it is a party or will become a party, and the Partnership has no obligations or liabilities other than those directly related to the conduct of such business. The Partnership is and will be engaged solely in the business of constructing, owning (and, after the Lease Closing Date, leasing) and operating the Project and activities reasonably incidental thereto.

          (b) Each of the General Partner and the Limited Partner is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, the General Partner is duly qualified to do business and is in good standing in the State of Maryland and each of the General Partner and the Limited Partner is qualified to do business in each other jurisdiction in which the nature of its business requires it to be so qualified. The General Partner is the sole general partner of the Partnership, and is engaged solely in the business of being the general partner of the Partnership. The Limited Partner is the sole limited partner of the Partnership, and is engaged solely in the business of being the limited partner of the Partnership.

          (c) The only partners of the Partnership are the General Partner, as the sole general partner, and the Limited
Partner as the sole limited partner.

          (d) None of the Partnership, the General Partner nor the Limited Partner has any Subsidiaries.

          3.3 Compliance With Law. Each of the Partnership and the General Partner is in compliance with all Applicable Laws except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

          3.4  Power and Authorization; Enforceable
Obligations. (a) The Partnership has full power and authority and the legal right to construct, own (and, after the Lease Closing Date, hold under lease) and operate the Project, to conduct its business as now conducted and as proposed to be conducted by it, to execute, deliver and perform this Agreement, the Note, the Collateral Security Documents, the
Lease Documents and the other Transaction Documents to which it is or is to become a party, to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder, to grant the liens and security interests provided for in the Collateral Security Documents to which it is a party and to borrow hereunder. The Partnership has taken all necessary partnership and legal action to authorize the borrowings hereunder on the terms and conditions of this Agreement, the Note and the other Transaction Documents to which it is a party, to grant the liens and security interests provided for in the Collateral Security Documents to which it is a party and to authorize the execution, delivery and performance of this Agreement, the Note, the Lease Documents and the other Transaction Documents to which it is a party or is to become a party. No consent or authorization of, filing with, or other act by or in respect of any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance by the Partnership or the validity or enforceability as to the Partnership of this Agreement, the Note, the Lease Documents or the other Transaction Documents except the Governmental Actions and other consents and approvals referred to in subsection 3.5. Each of this Agreement and the other Transaction Documents to which the Partnership is a party has been duly executed and delivered by the Partnership and constitutes, and each of the other Transaction Documents to which the Partnership is to become a party will, upon execution and delivery thereof by the Partnership and the other parties thereto (if any), constitute, a legal, valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity. None of the Project Documents to which the Partnership is a party has been amended or modified except in accordance with subsection 6.10 of the Development Loan Agreement or subsection 7.6 hereof (which amendments or modifications have been duly delivered to GE Capital), and all such Project Documents are in full force and effect.

          (b) Each of the General Partner and the Limited Partner has full power and authority and the legal right to own its properties and to conduct its business as now conducted and proposed to be conducted by it, to execute, deliver and perform the Transaction Documents to which it is or is to become a party, to take all action as may be necessary to complete the transactions contemplated thereunder, and, in the case of the General Partner, to act as the general partner of the Partnership. Each of the General Partner and the Limited Partner has taken all necessary corporate action to authorize the execution, delivery and performance of the Transaction Documents to which it is or is to become a party. No consent or authorization of, filing with, or other act by or in respect of any other Person (including any stockholder of the General Partner or the Limited Partner) is required in connection with the execution, delivery or performance by the General Partner or the Limited Partner, or the validity or enforceability as to the General Partner or the Limited Partner, of the Transaction Documents to which it is a party or is to become a party except the Governmental Actions and other consents and approvals referred to in subsection 3.5. Each of the Transaction Documents to which the General Partner or the Limited Partner is a party has been duly executed and delivered by the General Partner or the Limited Partner, as the case may be, and constitutes, and each of the other Transaction Documents to which the General Partner or the Limited Partner is to become a party will upon execution and delivery thereof by the General Partner or the Limited Partner, as the case may be, and the other parties thereto (if any), constitute, a legal, valid and binding obligation of the General Partner or the Limited Partner, as the case may be, enforceable against the General Partner or the Limited Partner, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

          (c)  The Partnership Agreement has been duly
authorized, executed and delivered by each of the Partners and constitutes a legal, valid and binding obligation of each of the Partners enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity.

          3.5 Governmental Actions and Other Consents and Approvals. No Governmental Actions or other consents or approvals are required in connection with (a) the participation by the Partnership or the Partners in the transactions contemplated by this Agreement and the other Transaction Documents, (b) the construction, use, ownership (and, after the Lease Closing Date, lease) or operation of the Project (including the Transmission Facilities and all pipelines to be used to transport Fuel or water to the Facility) in accordance with the applicable provisions of the Transaction Documents and in compliance with all applicable Environmental Laws, (c) the validity and enforceability of this Agreement, the Facility Lease, the Power Purchase Agreement, the Gas Contracts and the other Transaction Documents, (d) the use of the Fuel for operation of the Facility, (e) the grant by the Partnership, the Partners and Holdings of the Liens created pursuant to the Collateral Security Documents and the validity and enforceability thereof and the perfection of and the exercise by GE Capital of its rights and remedies thereunder or (f) the participation by GE Capital or the Owner Trustee in the transactions contemplated by this Agreement, the Lease Documents and the other Transaction Documents (other than any Governmental Actions under any law, rule or regulation of (or administered by) any federal or state regulatory body primarily responsible for regulating the activities of GE Capital or the Owner Trustee) to which either is a party, except in each case for those Governmental Actions and other consents and approvals which are set forth in Schedule 2. Each of the Governmental Actions and other consents and approvals listed in Part A of
Schedule 2 has, as of the Initial Loan Funding Date, been duly obtained or made, is in full force and effect, is final and is not subject to appeal or judicial, governmental or other review. None of the Governmental Actions and other consents and approvals listed in Part B of Schedule 2 are obtainable prior to the Initial Loan Funding Date. The Partnership reasonably believes that each of the Governmental Actions and other consents and approvals listed in Part B of Schedule 2 will be duly obtained or made on or prior to the date required therefore in Schedule 2, will be in full force and effect, will be final and will not then be subject to appeal or judicial, governmental or other review. The Partnership has no reason to believe that any of the Governmental Actions and other consents and approvals listed in Part B of Schedule 2 cannot or will not be obtained or made in the normal course of business as and when required hereunder. There is no (i) action, suit, investigation or proceeding pending, or to the best knowledge of the Partnership or the General Partner, threatened, against the Partnership, any Participant or the Project, (ii) condition that could reasonably be expected to result in an action, suit, investigation or proceeding referred to in clause (i) above, nor (iii) any other action, suit, investigation or proceeding not involving the Partnership, any Participant or the Project, that, in the case of clause (i) or (ii), could result in (or, in the case of clause (iii), could reasonably be expected to result in) the modification, rescission, termination, or suspension of any Governmental Action referred to in Schedule 2 obtained prior to the date this representation is made or deemed made.

          3.6 No Legal Bar. The execution, delivery and performance of this Agreement, the Note and the other
Transaction Documents, the borrowings by the Partnership hereunder and the use of the proceeds thereof, (i) will not violate any Applicable Law applicable to, or any Contractual Obligation of, the Partnership, the General Partner or the Limited Partner or any Affiliate of any thereof, (ii) will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Partnership or the General Partner pursuant to any Applicable Law or Contractual Obligation, except for Permitted Liens, (iii) will not violate any provision of the Certificate of Limited Partnership of the Partnership or the Partnership Agreement of the Partnership or he Certificate of Incorporation or Bylaws of the General Partner or the Limited Partner, or any other organizational documents of the Partnership, the General Partner or the Limited Partner.

          3.7 No Proceeding or Litigation. Except for the Columbia Proceeding and the Columbia Bankruptcy Proceeding, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Partnership, threatened against or affecting the Partnership or the General Partner or against or affecting any of their respective properties, rights, revenues or assets, or the Project, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

          3.8 No Default or Event of Loss. Neither the Partnership nor the General Partner is in default in any material respect under or with respect to any Contractual Obligation, including without limitation, any Transaction Document; and no notice of default has been given to the Partnership or the General Partner under any of the Project Documents. To the best knowledge of the Partnership and the General Partner, no other party to a Project Document is in default thereunder. No Default or Event of Default has occurred and is continuing; no Event of Loss has occurred; and no Event of Regulation has occurred.

          3.9 Ownership of Property; Liens. The Partnership (which shall use the proceeds of the initial Loan to acquire the Site) will, as of the Initial Loan Funding Date, have good, marketable and indefeasible title to the Site and all other Collateral owned by it, in each case free and clear of all Liens except Permitted Liens. No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral which has been executed by, or with the permission of, the Partnership or the General Partner is on file in any recording office, except as such has been filed in favor of GE Capital or the Security Agent.

          3.10 Taxes. (a) Each of the Partnership and the General Partner has filed or caused to be filed all tax returns which are required to be filed by it, and has paid or caused to be paid all taxes shown to be due and payable on such returns (and such amounts thereon adequately reflect the respective tax liability of the Partnership and the General Partner) or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except taxes, fees and other charges arising after the date hereof which are subject to a Contest.

          (b) Except for (i) transfer taxes and registration, recordation and other fees and taxes payable in connection with the recordation of the Deed of Trust and Security Agreement and the filing of financing statements required to perfect the Security Agent's and GE Capital's rights under the Collateral Security Documents, all of which taxes and fees will have been paid in full by the Partnership on or before the first
Borrowing Date hereunder, (ii) other taxes or fees, if any, which are indemnified against by the Partnership pursuant to subsection 2.7(g) and which shall have been paid in full by the Partnership on or before each Borrowing Date hereunder to the extent then required and (iii) income, capital, receipts or franchise taxes imposed with respect to GE Capital (or the Owner Trustee or the Security Agent) by the federal government or the jurisdiction in which GE Capital (or the Owner Trustee or the Security Agent) is organized or in which an office of GE Capital(or the Owner Trustee or the Security Agent) is located or any political subdivision or taxing authority thereof or therein, neither the execution and delivery of this Agreement, the Note or any other Transaction Document, nor the consummation of any of the transactions contemplated hereby or thereby, will result in any tax, levy, impost, duty, charge or withholding imposed by the United States or any agency or taxing authority thereof, or by the State of Delaware or any political subdivision or taxing authority thereof or therein, on or with respect to such execution, delivery or consummation, or upon or with respect to GE Capital, the Owner Trustee or the Security Agent.

          3.11 Federal Regulations. Neither the Partnership nor the General Partner is engaged or will engage in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulations G, U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Loans will be used for "purchasing" or "carrying" any "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

          3.12 ERISA. The Partnership is not in violation of applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to any Plan.
Neither the Partnership nor the General Partner maintains, or is required under ERISA to maintain, any Plan.

          3.13 Investment Company Act; etc. None of the Partnership, the General Partner, the Limited Partner, Panda or Holdings is (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) subject to regulation under the Holding Company Act as a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" of a "holding company", or (iii) subject to any other Law which purports to restrict or regulate its ability to borrow money.

          3.14 Collateral Security Documents; Lease Documents. Upon execution and delivery thereof, the Collateral Security Documents will be effective to create, in favor of the Security Agent, for the benefit of the Owner Trustee and GE Capital, legal, valid and enforceable liens on and security interests in all right, title, estate and interest of the Partnership, the Partners or Holdings, as the case may be, in and to the Collateral and, prior to the Initial Loan Funding Date, all necessary and appropriate recordings and filings will have been duly effected in all appropriate public offices so that the liens and security interests created by each of the Collateral Security Documents will constitute perfected first liens on and prior perfected security interests in all right, title, estate and interest of the Partnership, the Partners or Holdings, as the case may be, in and to the Collateral described therein prior and superior to all other Liens, existing or future, except Permitted Liens. The recordings and filings shown on Part A of Schedule 3 are all the recordings, filings and other action necessary and appropriate to establish, protect and perfect the Security Agent's Lien on and security interest in and to the Collateral for the benefit of the Owner Trustee and GE Capital.

          3.15 Full Disclosure. No representation, warranty or other statement made by the Partnership or the General Partner in any Project Document or in any certificate, written statement or other document furnished to GE Capital or GE Capital's Representative by or on behalf of the Partnership, or the General Partner, contains, at the time made, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, and at the time so made, not misleading, unless such misstatement or omission has been corrected or disclosed prior to the Initial Loan Funding Date. There is neither any fact known to the Partnership or the General Partner which it has not disclosed to GE Capital in writing prior to the Initial Loan Funding Date nor any Contractual Obligation which materially adversely affects, or which could reasonably be expected in the future to affect, materially and adversely, the Project or the properties, business, prospects, operations or financial condition of the Partnership or the General Partner or the ability of the Partnership or the General Partner to perform its obligations under any Transaction Document to which it is or is to become a party. Neither the Partnership nor the General Partner is aware of any pending, proposed or contemplated changes (other than changes of a routine or immaterial nature or changes to the Construction Contract set forth in Exhibit B of the Consent delivered by the Contractor) to the Project Documents after the Initial Loan Funding Date. The Operating Projections were prepared by the Partnership in good faith based on reasonable assumptions consistently applied.

          3.16 Property Rights, Utilities, etc. All utility services, means of transportation, facilities and other materials that can reasonably be expected to be necessary for the construction and operation of the Facility (including, without limitation, gas, electrical, water and sewage services and facilities) are available to the Facility and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such services, means of transportation, facilities and other materials.

          3.17 Compliance with Building Codes, Zoning Laws, etc. The Project is in all material respects in compliance with all applicable zoning, environmental protection, use and building codes, laws, regulations and ordinances. The Partnership has no knowledge of any material violations of any laws, ordinances, codes, requirements or orders of any Governmental Authority affecting the Project.

          3.18  Principal Place of Business, etc.  The
principal place of business and chief executive office of each of the Partnership and the General Partner and the office where each of the Partnership and the General Partner keeps its records concerning the Project and all contracts relating thereto is located at 4100 Spring Valley, Suite 1001, Dallas, Texas 75244; provided that certain records concerning the Project and certain contracts relating thereto are kept at the Partnership's office at 6433 S. Crain Highway, Upper Marlboro (Prince George's County), Maryland 20772 or at the Site.

          3.19 Description of Property. The descriptions set forth in the Deed of Trust and Security Agreement of the Site, the Easements and the Facility are true and accurate in all material respects, and are adequate for the purpose of establishing, preserving, protecting and perfecting the interests and rights, and the first priority of the liens
(subject only to Permitted Liens), intended to be created and provided in such property by the Deed of Trust and Security Agreement.

          3.20 Public Utility Status. (a) As long as the Facility is a Qualifying Facility, neither the Partnership nor the General Partner nor the Limited Partner will, solely by reason of (i) the ownership (or leasing), operation or maintenance of the Project by the Partnership (including operation or maintenance by an agent of the Partnership) or
(ii) any other transaction contemplated by this Agreement or any other of the Transaction Documents, be: (i) subject to regulation under Part II or III of the Federal Power Act, except for Sections 202(c), 210, 211, 212, 213, 214 and 305(c)
of the Federal Power Act (16 U.S.C. 824a(c), 824i, 824j, 824k, 824l, 824m and 825d(c), respectively) and the enforcement provisions of Part III of the Federal Power Act relating thereto; (ii) an "electric utility company" for purposes of the Holding Company Act; (iii) subject to state law or regulation respecting the rates of electric utilities or state law or regulation respecting the financial and organizational regulation of electric utilities (except for state law or regulation implementing Subpart C of 18 C.F.R. Part 292); or
(iv) subject to regulation as a "steam heating company" under
Article 78, Public Service Commission Law, of the Annotated
Code of Maryland.

          (b)  As long as the Facility is a Qualifying
Facility, none of the Owner Trustee nor GE Capital nor any of GE Capital's Affiliates will be a Public Utility solely by reason of (i) the ownership (or leasing), operation or maintenance of the Project by the Partnership (including operation or maintenance by an agent of the Partnership), (ii) the making of the Loans, (iii) the securing of the Obligations by Liens on the Collateral, (iv) the Owner Trustee's ownership of the Facility as contemplated by subsection 5.2 hereof or (v) any other transaction contemplated by this Agreement or any other Transaction Document (other than any transaction described in subsection 3.20(c) hereof).

          (c) None of the Owner Trustee, the Security Agent, GE Capital nor any of GE Capital's Affiliates will, solely by reason of the Security Agent's, the Owner Trustee's, GE Capital's or any such Affiliate's ownership or operation of the Project upon the exercise of remedies under the Collateral Security Documents, be: (i) subject to regulation under Part II or III of the Federal Power Act, except for Sections 202(c), 210, 211, 212, 213, 214 and 305(c) of the Federal Power Act (16
U.S.C.  824a(c), 824i, 824j, 824k, 824l, 824m and 825d(c),
respectively) and the enforcement provisions of Part III of the Federal Power Act relating thereto; (ii) an "electric utility company" for purposes of the Holding Company Act; (iii) subject to state law or regulation respecting the rates of electric utilities or state law or regulation respecting the financial and organizational regulation of electric utilities (except for state law or regulation implementing Subpart C of 18 C.F.R.
Part 292); or (iv) subject to regulation as a "steam heating company" under Article 78, Public Service Commission Law, of the Annotated Code of Maryland; provided, that (x) (as a result of any transaction other than the transactions contemplated by the Transaction Documents) none of the Owner Trustee, the Security Agent nor GE Capital nor any such Affiliate owning or operating the Project is for purposes of the PURPA Regulations an "electric utility" or an "electric utility holding company" or a wholly or partially-owned direct or indirect subsidiary of an "electric utility" or "electric utility holding company" and
(y) the Facility is operated in compliance with the requirements set forth in the PURPA Regulations for the Facility to be a Qualifying Facility.

          3.21 Material Agreement and Licenses. No licenses, trademarks, patents or agreements with respect to the usage of technology (other than any thereof which have been obtained and are in full force and effect and have been assigned to the Security Agent) are necessary for the construction, ownership, operation and maintenance of the Project.

          3.22 Sufficiency of Project Documents. The services to be performed, the materials to be supplied and the leasehold and other property interests, license agreement(s), easement(s) and other rights granted pursuant to the Project Documents and the Easement Agreements:

          (a) will comprise substantially all of the services, materials and property interests required for the acquisition, development, construction, installation, completion, operation and maintenance of the Project in accordance with all Applicable Laws and the Project
     Documents; and

          (b) will provide adequate ingress and egress from the Site for any reasonable purpose in connection with the construction, operation and maintenance of the Facility (including, without limitation, access for transportation of Fuel and water to, and electricity, water and steam from, the Site).

There will then be no services, materials or rights required for the construction, operation or maintenance of the Facility in accordance with the Project Documents, other than (x) those granted by or to be provided by or on behalf of the Partnership pursuant to the Project Documents or (y) those that can reasonably be expected to be commercially available at the Site when required.

          3.23  Representations and Warranties.  The
representations and warranties of the Reporting Participants contained in the Transaction Documents other than this Agreement are true and correct, and the Partnership and the General Partner hereby confirm each such representation and warranty with the same effect as if set forth in full herein.

          3.24  Location of Site.  Except as disclosed in
Schedule 8, the Site and the Easements do not lie within an area of "special flood hazard" as that term is defined in 44
Code of Federal Regulations Section 59.1.

          3.25  Environmental Matters.  (a)  Except as
disclosed in Schedule 8 or in the Environmental Audit on or prior to the execution and delivery of this Agreement:

          (i) no Environmental Proceeding, notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and to the actual or constructive knowledge of the Partnership, no investigation or review is pending or threatened by any Governmental Authority or other Person:

                    (A)  with respect to any violation or
          alleged violation of any Environmental Law in connection with the property, operations or conduct of business of the Partnership or of the Project; or

                    (B)  with respect to any failure to have
          any Governmental Action relating to Hazardous
          Substances or any Environmental Law required in connection with the property, operations or conduct of the business of the Partnership or of the Project in violation of any Environmental Law; or

                    (C)  with respect to the presence, use,
          handling generation, treatment, storage, recycling, transportation, emission, spill, leak, seepage, discharge, release, threatened release or disposal of any Hazardous Substance generated by the operations or business of the Partnership or the Project or located on, under or at any property of the Partnership or the Project.

     (ii) neither the Partnership nor the businesses conducted by the Partnership has committed any material violation of any applicable Environmental Law or engaged in any conduct which would give rise to any material liability to the Project, any Participant, the Owner Trustee or GE Capital under any applicable Environmental Law and there are no circumstances which could reasonably be expected to prevent or interfere with material compliance by the Partnership or the Project with any applicable Environmental Law in the future;

     (iii) no Person has committed any violation of any applicable Environmental Law or engaged in any conduct which would give rise to any material liability to the Partnership, any Participant, the Owner Trustee, GE Capital or the Project under any applicable Environmental Law while owning, operating, leasing or occupying the Project;

     (iv) neither the Partnership nor the businesses conducted by the Partnership, nor any other Person, has placed, held, located, released or disposed of any Hazardous Substance on, under or at any property now or previously owned, operated, leased, occupied or otherwise used by the Partnership (including the Project) in such quantities or conditions so as to require any material investigation, study, sampling, testing, removal, response, remediation or other action of any kind which has not yet been taken, or result in any material liability to the Partnership, any Participant, GE Capital, the Owner Trustee or the Project under any applicable Environmental Law and none of such properties has been used by the Partnership, or any other Person, as a site for the material dumping or other disposal of any kind of any Hazardous Substance or in material violation of any applicable Law or Environmental Law, including, without limitation, any such law relating to use of a property as a storage site (whether permanent or temporary) for any Hazardous Substance;

     (v) no Hazardous Substance is or has been present at any property now or previously owned, operated, leased, occupied or otherwise used by the Partnership (including the Project) in such quantities or conditions so as to require any material investigation, study, sampling, testing, removal, response, remediation or other material action of any kind which has not yet been taken or result in any material liability to the Partnership, any Participant, GE Capital, the Owner Trustee or the Project under any applicable Environmental Law;

     (vi)      there are no underground storage tanks,
     active or abandoned or removed, which have been used to store or have contained any Hazardous Substance at any property now or previously owned, operated, leased or occupied by the Partnership (including the Project);

     (vii) no Hazardous Substance has been released at, on or under any property now or previously owned, operated, leased, occupied or otherwise used by the Partnership (including the Project) in such quantities or conditions so as to require any material investigation, study, sampling, testing, removal, response, remediation or other material action of any kind which has not yet been taken or result in any material liability to the Partnership, any Participant, GE Capital, the Owner Trustee or the Project under any applicable Environmental Law; and

          (viii) no Hazardous Substance is present in a reportable or threshold planning quantity, where such a quantity has been established by Applicable Law as a quantity sufficient to require any reporting or notification to any Governmental Authority, investigation, study, sampling, testing, removal, response, remediation or other action of any kind at, or result in any material liability to the Partnership, any Participant, GE Capital, the Owner Trustee or the Project under any applicable Environmental Law, on or under any property now or previously owned, operated, leased, occupied or otherwise used by the Partnership (including the Project).

          (b) Neither the Partnership nor any business conducted by it has generated, transported, disposed or arranged for the transportation or disposal (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") National Priorities List ("NPL"), the Comprehensive Environment Response, Compensation and Liability Information System ("CERCLIS") or any similar state list or which is the subject of federal, state or local enforcement actions or other investigations or to any other location or in any manner that could result in material liability to the Partnership under any applicable Environmental Law.

          (c) No property now or previously owned, operated, leased, occupied or otherwise used by the Partnership (including the Project) is listed or, to the knowledge of the Partnership, proposed for listing on the NPL promulgated pursuant to CERCLA, or CERCLIS, or any similar state list of sites requiring investigation or cleanup, nor does the Partnership know of any facts or circumstances which would support any such listing of any such property.

          (d)  There are no environmental liens on the
Partnership's interest in any property owned or leased by the Partnership (including the Project) and the Partnership has not received any written notice of any actions taken by any Governmental Authority which could subject any of such properties to such liens.

          (e) Notwithstanding the foregoing, the disclosure, if any, in any Environmental Audit of any fact or circumstance which would render any of the foregoing representations untrue shall not otherwise relieve the Partnership of its obligations under subsections 6.24, 6.25 and 7.20.

          (f) The Partnership has not assumed, contractually or by operation of Law (other than pursuant to Subsection 16.1(c) of the Power Purchase Agreement and certain of the other Project Documents), any liabilities or obligations under any Environmental Law.

          (g) There are no past or present actions, activities, events, conditions or circumstances relating to the Partnership, the Site or the Project, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that could give rise to any material liability under any Environmental Law or any contract or agreement.

          3.26 Fuel Supply. The amount and quality of natural gas which the Gas Supplier is obligated to deliver to the Facility pursuant to the Gas Supply Contract satisfy the requirements of Subsection 11.2 of the Power Purchase Agreement and are sufficient to permit the operation of the Facility in accordance with the obligations of the Partnership under the Power Purchase Agreement for a period of at least 15 years.

          3.27 Qualifying Facility. FERC has issued an order (the "QF Certification Order") granting the Partnership's application (the "QF Certification Application") for certification of the Facility as a Qualifying Facility, and the QF Certification Order is in full force and effect and is not the subject of any pending or, to the Partnership's knowledge, threatened administrative or judicial proceedings. The Facility, when constructed, owned and operated in the manner contemplated by the Transaction Documents, the QF Certification Order and the QF Certification Application, will be a Qualifying Facility and will be eligible for the benefit of the exemptions provided by 18 C.F.R. 292.601(c), 292.602(b) and 292.602(c). The manner in which the QF Certification Order and the QF Certification Application contemplate that the Facility will be constructed, owned and operated does not differ in any material respect from the manner in which the Transaction Documents contemplate that the Facility will be constructed, owned and operated, except for the Owner Trustee's ownership of the Facility as contemplated by subsection 5.2 hereof.

          3.28 Completion of Project. The Partnership has no reason to believe that (a) Substantial Completion of the Facility will not occur on or before the Construction Loan Maturity Date or
(b) Project Costs for any Budget Category will exceed amounts budgeted therefor in the Approved Budget.

          The Partnership and the General Partner shall make (or be deemed to have made) the representations and warranties set forth in this Section 3 as of the Initial Loan Funding Date, each Borrowing Date (or other date on which an extension of credit is requested hereunder) thereafter, on the Lease Closing Date and on the Date of Final Completion (and on each other date on which a Partnership Equity Loan is requested to be made thereafter).


             Section 4.  CONDITIONS PRECEDENT TO LOANS

          4.1  Conditions of Initial Loan.  The obligation of GE
Capital to make its initial Loan hereunder and to issue the Letters of Credit is subject to the fulfillment to the satisfaction in form and substance of, or waiver by, GE Capital of each of the conditions precedent set forth in subsection 4.2 and each of the following conditions precedent:

     (a) Notice of Initial Loan Funding. GE Capital shall have received the Notice of Initial Loan Funding, duly executed by an Authorized Officer of the Partnership, three
Business Days prior to the proposed Initial Loan Funding
Date.

     (b) Note. GE Capital shall have received the Note conforming to the requirements hereof, dated as of the Initial Loan Funding Date and duly executed and delivered by the Partnership.

     (c) Title Insurance; Survey. GE Capital shall have received (i) a policy of title insurance issued by the Title Company, in form and substance satisfactory to GE Capital, with such endorsements and affirmative coverage as GE Capital may reasonably request and with such reinsurance (with direct access provisions) and/or coinsurance as GE Capital may request, insuring the Security Agent, for the benefit of the Owner Trustee and GE Capital, in the amount of $130,000,000, that the Deed of Trust and Security Agreement constitutes a valid first mortgage lien on the Partnership's interest in the Site and the Partnership's interest in the Easements, subject only to Permitted Liens; and (ii) a survey of the Site by a licensed surveyor satisfactory to GE Capital and the Title Company, certified to GE Capital and the Title Company, showing no state of facts unsatisfactory to GE Capital, which survey shall be made in accordance with the "Minimum Standard Detail Requirements" for ALTA/ACSM Land Title Surveys jointly established and adopted by the American Title Association and the American Congress on Surveying and Mapping in 1992 and shall include all of the specifications included in "Table A-Optional Survey Responsibilities and Specifications." GE Capital shall have received evidence that the premium in respect of such policy has been paid.

    (d) Legal Opinions. GE Capital shall have received the following opinions of counsel, each dated the Initial
Loan Funding Date:

     (i) the opinion of Chadbourne & Parke, counsel to the Partnership, the General Partner, the Limited Partner and Holdings, substantially in the form of Exhibit Y-1;

     (ii) the opinion of Gibbs & Haller, special Maryland counsel to the Partnership, the General Partner, the Limited
     Partner and Holdings, substantially in the form of Exhibit Y-2;

     (iii) the opinion of Piper & Marbury, special Maryland counsel to GE Capital, substantially in the form of Exhibit Y-3;

     (iv) the opinion of Thompson and Knight, special Texas counsel to GE Capital, substantially in the form of Exhibit Y-4;

     (v) the opinion of counsel to each Participant (other than the Partnership and its Affiliates) with respect to its obligations under the Project Document to which it is a party, substantially in the form of Exhibit Y-5;

     (vi) the opinion of Venable, Baetjer, Howard & Civiletti, special counsel to the Partnership, substantially in the form of Exhibit Y-6;

     (vii) the opinion of Simpson Thacher & Bartlett, special tax counsel to GE Capital, substantially in the form of Exhibit Y-7;

     (viii) the opinion of Swidler and Berlin, special regulatory counsel to GE Capital, substantially in the form of Exhibit Y-8; and

     (ix)      the opinion of Shipman & Goodwin, counsel to the Owner
     Trustee and the Security Agent, substantially in the form of Exhibit Y-9.

Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement and the other Transaction Documents as GE Capital may reasonably request.

     (e) Trust Agreement. GE Capital shall have received the Trust Agreement, in form and substance satisfactory to it, duly executed and delivered by the Owner Trustee.

     (f) Collateral Security Documents. GE Capital shall have received each of the following, in form and substance satisfactory to it, duly executed and delivered by the Security Agent and the Partnership (or the Partners or
Holdings, as the case may be) or, in the case of the Consents to Assignment, the appropriate Participant:

     (i)       the Deed of Trust and Security  Agreement;

     (ii)      the Security Deposit Agreement;

     (iii)     the General Partner Pledge Agreement;

     (iv)      the Limited Partner Pledge Agreement;

     (v)       the Stock Pledge Agreement;

     (vi)      each Assignment of the agreements set forth below:

               (A) Construction Contract (together with the Parent Guaranty of Raytheon Company)

               (B)  Power Purchase Agreement (and Transfer Agreement)

               (C) Gas Supply Contract and Fuel Management Agreement and Gas Supply Guaranty and Fuel Management Guaranty

               (D) Columbia Precedent Agreement (together with a supplementary letter regarding payments) and Columbia FTS Agreement

               (E)  CLNG Agreement

               (F)  Washington LDC Agreement

               (G)  Steam Agreements

               (H)  Operation and Maintenance Agreement

               (I)  Effluent Water Agreement;

     (vii)     each Consent to Assignment of the agreements set forth below:

               (A)  Construction Contract

               (B)  Power Purchase Agreement (and Transfer Agreement)

               (C)  Gas Supply Contract and Fuel Management Agreement

               (D)  Gas Supply Guaranty and Fuel Management Guaranty

               (E)  Columbia Precedent Agreement and Columbia FTS Agreement

               (F)  CLNG Agreement

               (G)  Washington LDC Agreement

               (H)  Steam Agreements

               (I)  Operation and Maintenance Agreement

               (J)  Effluent Water Agreement; and

       (viii)    the Security Agreement.

    (g) Power Purchase Agreement. GE Capital shall have received a true and complete copy of the Power Purchase
Agreement in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan Funding Date.
The Maryland Commission shall have issued an order approving the First Amendment, dated as of September 16, 1994, to the Power Purchase Agreement between the Partnership and the Power Purchaser (the "First Amendment"), and such order shall have become final and nonappealable, and the Power Purchaser shall have notified the Partnership pursuant to Section 3.1(b)(iii) of the First Amendment that such order is satisfactory in form and substance to the Power Purchaser. GE Capital shall have received from the Power Purchaser the PEPCO Closing Certificate, satisfactory in form and substance to GE Capital.

     (h) Construction Contract. GE Capital shall have received a true and complete copy of the Construction
Contract (together with the executed Parent Guaranty of Raytheon Company) in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan
Funding Date. Raytheon Company shall have executed an acknowledgment of assignment of its Parent Guaranty to GE
Capital.

     (i) Steam Agreements. GE Capital shall have received a true and complete copy of each of the Steam Sales Agreement and the Steam Lessee Security Agreement in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan Funding Date.

     (j) Gas Contracts. GE Capital shall have received true and complete copies of the Gas Supply Contract, the Gas Supply Guaranty, the Fuel Management Agreement (together with the Fuel Management Guaranty) and the Gas Transportation Contracts, certified by the Partnership as such on the Initial Loan Funding Date.

     (k) Operation and Maintenance Agreement. GE Capital shall have received a true and complete copy of the Operation and Maintenance Agreement in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan Funding Date.

     (l) Effluent Water Agreement. GE Capital shall have received a true and complete copy of the Effluent Water Agreement in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan Funding Date.

     (m)  Partnership Agreement; Formation Documents.
GE Capital shall have received a true and complete copy of each of the Partnership Agreement, the Certificate of Limited Partnership of the Partnership and the Certificate of Incorporation and By-laws of each of the Partners, certified by the Partnership as such on the Initial Loan Funding Date.

     (n) Project Schedule; Approved Budget. GE Capital shall have received from the Partnership (a) the Project Schedule, in form and substance satisfactory to it (after consultation with GE Capital's Representative), and (b) the Approved Budget, in form and substance satisfactory to it (after consultation with GE Capital's Representative), for all anticipated costs to be incurred in connection with the construction and start-up of the Project, including in such budget all construction and non-construction costs, and including, without limitation, all interest, taxes and other carrying costs, and such other information as GE Capital may request. The Approved Budget will contain an appropriate number of budget categories (each such category a "Budget Category") and will detail the drawdowns to date in each Budget Category and the projected timing and value of each of the remaining drawdowns in each Budget Category and the total amount for each Budget Category (the "Budget Category Amount").

     (o) Letter of Credit Pledge Agreements; Ascending Letter of Credit and Overfunding Letter of Credit. GE Capital shall have received the Ascending Letter of Credit Pledge Agreement and the Overfunding Letter of Credit Pledge Agreement, each in form and substance satisfactory to GE Capital and duly executed and delivered by the Partnership and the Security Agent. The Ascending Letter of Credit and the Overfunding Letter of Credit shall have been issued and assigned to the Security Agent for the benefit of the Owner Trustee and GE Capital pursuant to the Ascending Letter of Credit Pledge Agreement and the Overfunding Letter of Credit Pledge Agreement, respectively, and a Transfer Certificate in respect of each thereof shall have been delivered to the Security Agent.

     (p) Site Lease; Site Sublease. GE Capital shall have received each of the Site Lease and Site Sublease, duly executed and delivered by the Partnership and the Owner
Trustee.

     (q) GE Capital's Representative's Report. GE Capital shall have received a report, in form and substance satisfactory to GE Capital, of GE Capital's Representative, in form and substance satisfactory to GE Capital, with respect to the construction and operation of the Facility, covering the Approved Budget, the Project Schedule, the construction plan and responsibilities, equipment selection, probable performance of the Facility, the expected operating specifications of the Facility (including expected operating and maintenance costs, capacity, downtime and generating efficiencies of the Facility), the major maintenance and overhaul plan for the Facility, the water supply for the Facility, the technical ability of the Facility to respond to the dispatch requirements contained in the Power Purchase Agreement, the permitting requirements of the Facility and such other matters with respect to the Facility and the Project as shall be requested by GE Capital.

     (r) Perfection of Liens and Security Interests. All filings, recordings and other actions (including all filings and recordings set forth in Schedule 3) that are necessary or desirable in order to establish, protect, preserve and perfect the Security Agent's lien on and perfected security interest in all right, title, estate and interest of the Partnership, the Partners and Holdings in and to the Collateral, prior and superior to all other Liens, existing or future, except Permitted Liens, shall have been duly made or taken and all fees, taxes and other charges relating to such filings and recordings and other actions shall have been paid by the Partnership. The Security Agent shall have a first lien on and prior perfected security interest in all right, title, estate and interest of the Partnership in and to the Collateral prior and superior to all other Liens including existing mechanics' and materialmen's liens, except Permitted Liens. GE Capital shall have received authenticated copies or other evidence of all filings, recordings and other actions obtained or made in order to create and perfect such first lien on and perfected security interest in the right, title, estate and interest of the Partnership in and to the Collateral.

     (s) Fees. GE Capital shall have received the fees referred to in subsections 2.5(a) and 2.11(a).

     (t) Insurance Coverage. GE Capital shall have received binders for, or other evidence satisfactory to GE Capital (including, if requested by GE Capital, certificates of insurers, independent brokers and the Partnership) of the maintenance of and payment of premiums with respect to the insurance required to be maintained by the Partnership pursuant to the provisions of this Agreement, the Deed of Trust and Security Agreement, the Security Agreement, the Power Purchase Agreement and the other Transaction Documents.

     (u) Preliminary Appraisal. GE Capital shall have received the preliminary written appraisal from Appraisal Economics, Inc. which shall state that (i) Lessor's Cost (as assumed on Schedule 6) is equal to the Fair Market Sales Value of the Facility, (ii) the Facility has an estimated useful life of at least 25 years, (iii) the Facility will have a residual value at the end of the Basic Term of not less than twenty percent (20%) of Lessor's Cost (without giving effect to inflation or deflation) and (iv) it is commercially feasible for a party other than Lessee to use the Facility at the end of the Basic Term.

     (v) Notice to Proceed. The Partnership shall have notified the Contractor of the occurrence of the Initial Loan
Funding Date pursuant to Section 2.02 of the Construction
Contract (the "Notice to Proceed").

     (w) Easement Agreements. GE Capital shall have received a true and complete copy of each Easement Agreement (except for those set forth on Part B of Schedule 2 which are to be obtained after the Initial Loan Funding Date) in form and substance satisfactory to it, certified by the Partnership as such on the Initial Loan Funding Date. Each counterparty to an Easement Agreement shall have executed a consent to assignment of its Easement Agreement to the Security Agent, for the benefit of GE Capital and the Owner Trustee.

     (x) Steam Host Arrangements; Qualifying Facility Status. GE Capital shall have received information from the Partnership, to its satisfaction, as to the steam host arrangements of the Project and available mitigation to the risk of the Facility losing its status as a Qualifying Facility.

     (y) Subcontractors; Suppliers. GE Capital shall have received from the Partnership a list of all major subcontractors and suppliers for the construction and operation of the Project, which list shall be satisfactory to GE Capital.

     (z) Governmental Actions. GE Capital shall have received originals (or copies certified to be true copies by an Authorized Officer of the Partnership) of (i) all Governmental Actions set forth in Part A of Schedule 2 and
(ii) such other Governmental Actions as GE Capital may reasonably request and that in the reasonable opinion of GE Capital are necessary or desirable under Applicable Law in connection with the transactions contemplated by the Transaction Documents. GE Capital shall have received an Officer's Certificate of the Partnership to the effect that
(A) the copies of such Governmental Actions, if any, delivered to GE Capital are true, correct and complete copies of such Governmental Actions (B) each Governmental Action set forth in Part A of Schedule 2 is in full force and effect and final and non-appealable and (c) the Partnership expects that each Governmental Action set forth in Part B of Schedule 2 that has not been obtained will be obtainable in due course prior to the date set forth with respect to such Governmental Action in Part B of Schedule 2.

     (aa) No Material Adverse Change. In the opinion of GE Capital, (i) no material adverse change in the financial condition, business or operations or prospects of the Project or any Participant shall have occurred since the Development Loan Closing Date, and (ii) no other event shall have occurred since the Development Loan Closing Date which could reasonably be expected to have a Material Adverse Effect.

     (bb) No Material Tax Change. In the opinion of GE Capital, no material tax change shall have occurred since the Development Loan Closing Date which might reasonably be expected to affect the Lease Financing in a manner adverse to the Lessor.

     (cc) Litigation. No litigation, proceeding or investigation shall be pending, entered or threatened by any Governmental Authority or any person (i) against the Partnership, the Project, any Participant or any related party or (ii) which could reasonably be expected to prevent or enjoin any Participant from performing its obligations under any Transaction Document.

     (dd) Financial Statements. GE Capital shall have received and be satisfied with (i) unaudited financial statements for the Partnership, the General Partner and Holdings and audited financial statements for Panda, in each case for the most recently completed fiscal year of such Person, (ii) financial statements for such Person for the most recently completed fiscal quarter of such Person, and
(iii) such other financial information regarding such Person as GE Capital may reasonably request.

     (ee) Pledged Stock. The Security Agent shall have received the original stock certificates evidencing the stock pledged pursuant to the Stock Pledge Agreement, together with undated stock powers duly executed in blank in connection therewith.

     (ff) Record Searches. A search, made no more than 30 days prior to the Initial Loan Funding Date, of the Uniform Commercial Code filing offices or other registers in each jurisdiction in which any of the Partnership, the Partners, the Steam Host or Panda has an office or in which assets of the Partnership, the Partners or Panda are located, as certified by an Authorized Officer of the Partnership, shall have revealed no filings or recordings with respect to any of the Collateral in favor of any Person other than GE Capital, as Agent under the Development Loan Agreement. GE Capital shall have received a copy of the search reports received as a result of such search. GE Capital shall have also received satisfactory reports of federal and state tax lien searches conducted by a search firm acceptable to GE Capital with respect to the Partners and Holdings.

    (gg) Taxes. GE Capital shall have received evidence satisfactory to it that all Taxes, if any, payable on or prior to the Initial Loan Funding Date in connection with the execution, delivery, recording and filing of the Transaction Documents and the documents and instruments described in
Schedule 3 (including all applicable transfer, sales and recordation taxes) or in connection with the consummation of any other transaction contemplated hereby or by the other Transaction Documents shall have been paid in full.

     (hh) Gas Supply Assessment. GE Capital shall have received a satisfactory review of the fuel supply and transportation arrangements, prepared by the Fuel Consultant covering such matters with respect to the fuel supply to the Project as GE Capital may request.

     (ii) Projections. GE Capital shall have received from the Partnership operating projections for the Project (the "Operating Projections"), setting forth projections of revenues, operating and other expenses and cash flows of the Project for each operating year, in such detail and based upon such assumptions as shall be satisfactory to GE Capital (after consultation with GE Capital's Representative), which Operating Projections shall be substantially in the form of
Schedule 9 and otherwise satisfactory in substance to GE
Capital.

     (jj) Environmental Information. GE Capital shall have received such information (including, without limitation, the Environmental Audit and a letter of reliance entitling GE Capital to rely on the Environmental Audit as if it had been delivered to GE Capital) as to the past ownership and use of the Site and environmental conditions at and about the Site, and as to any Governmental Action as GE Capital may have requested; and such information shall not disclose any environmental risks associated with the Site or the Project unacceptable to GE Capital.

     (kk) Authorizing Actions. All partnership and corporate proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident thereto, shall be satisfactory in form and substance to GE Capital and its counsel; and GE Capital and its counsel shall have received such counterpart originals or certified or other copies of all such documents and instruments and of all records of partnership and corporate proceedings in connection with such transactions, and such incumbency and signature certificates of officers of the Participants, as GE Capital or its counsel may reasonably request.

     (ll)  Distilled Water Facility Business Plan.  GE
Capital shall have received from the Partnership the Distilled Water Facility Business Plan, in form and substance satisfactory to GE Capital.

    (mm) Fuel Management Plan. GE Capital shall have received from the Partnership the Fuel Management Plan, in form and substance satisfactory to GE Capital.

      4.2  Conditions to All Loans.  The obligation of
GE Capital to make any Loan (including, without limitation, the initial Loan), to issue the Letter(s) of Credit and to make any other extension of credit hereunder is subject to (in addition to the fulfillment of the conditions precedent set forth in subsection 4.1) the fulfillment to the satisfaction of, or waiver by, GE Capital on the Borrowing Date with respect to such Loan of the following conditions precedent:

     (a) Governmental Actions and Other Consents and Approvals. All Governmental Actions and other consents and approvals referred to in subsection 3.5, including, without limitation, those listed in Part B of Schedule 2 which were not required to be obtained prior to the Initial Loan Funding Date but which were required to be obtained by the respective dates specified in Schedule 2, shall have been duly obtained or made and shall be in full force and effect on or prior to any Borrowing Date occurring on or after the date specified for the receipt of such consent or approval in Schedule 2, and shall not then be subject to appeal or judicial, governmental or other review and a copy of each such Governmental Action, consent and approval shall have been delivered to GE Capital.

     (b) Qualifying Facility. The representation made in subsection 3.27 hereof shall continue to be true and correct.

     (c) No Change in Law. No change shall have occurred after the Initial Loan Funding Date in any Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof (i) which, in the reasonable judgment of GE Capital, would make
GE Capital's or the Owner Trustee's participation in the transactions contemplated hereby illegal or subject the Owner Trustee or GE Capital or any of its Affiliates to any material incremental governmental regulation in connection with such transactions or (ii) which, in the reasonable judgment of GE Capital, would require the cancellation, suspension or termination of any of the Transaction Documents, which cancellation, suspension or termination, in the reasonable judgment of GE Capital, could reasonably be expected to have a Material Adverse Effect.

     (d) No Material Adverse Change, etc. In the reasonable judgment of GE Capital, (i) no material adverse change in the financial condition, business or operations or prospects of the Partnership or the General Partner or the Project (including, without limitation, no material adverse change in the Approved Budget or the Operating Projections) shall have occurred since the Initial Loan Funding Date, and (ii) no other event (including, without limitation, a material adverse change in the financial condition, business or operations of any Participant) shall have occurred since the Initial Loan Funding Date which might reasonably be expected to have a Material Adverse Effect.

     (e) Payment of Project Costs. The amount of the Loan requested by the Partnership on such Borrowing Date shall not exceed the Project Costs due and to be paid on such Borrowing Date as such Project Costs are set forth in the relevant Cost Certificate, and all Project Costs specified as due and payable in the Borrowing Certificate and the Cost Certificate with respect to such Loan or disbursement shall be paid with the proceeds thereof.

     (f) Evidence of Project Costs; Lien Waivers; Ascending Letter of Credit. At least ten Business Days prior to such Borrowing Date, GE Capital and GE Capital's Representative shall have received a copy of the Contractor's monthly application for payment under the Construction Contract, together with (i) copies of all third-party invoices and other statements of charges with respect to the payment to be made to the Contractor pursuant to the Construction Contract on such Borrowing Date and with respect to all other items of Project Costs to be paid on such Borrowing Date, (ii) such evidence as GE Capital or GE Capital's Representative may reasonably require that such payments and items of Project Cost have been properly incurred and are due and payable and
(iii) in the case of GE Capital, a new or amended Ascending Letter of Credit with an increase in the stated amount thereof equal to ten percent of the amount shown to be due and owing to the Contractor in such application (together with an appropriately completed Transfer Certificate), which Letter of Credit and Transfer Certificate shall be promptly delivered to the Security Agent in accordance with the Ascending Letter of Credit Pledge Agreement. GE Capital and the Title Company shall have received sworn statements as to lien waivers from the Contractor and such of its subcontractors as it shall reasonably require.

     (g)  Representations and Warranties.  The
representations and warranties made by the Partnership or the General Partner or any other Reporting Participant herein or in any other Transaction Document to which it is a party, or which are contained in any certificate, document, financial or other statement furnished by the Partnership or the General Partner or any other Reporting Participant hereunder or thereunder or in connection herewith or therewith shall be true and correct in all material respects, on and as of such Borrowing Date as if made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; provided that if any representation or warranty made pursuant to subsection 3.25 hereof is not true and correct solely because of the action or inaction of the Contractor or a sub-contractor then, so long as (i) the Partnership shall not have contributed to or otherwise be responsible for such action or inaction, (ii) there is no material liability to the Project, the Partnership, GE Capital, the Owner Trustee or any other Participant (other than the Contractor or such sub-contractor), (iii) such action or inaction has not caused, nor could it reasonably be expected to cause, a Material Adverse Effect and (iv) the Person whose action or inaction is responsible for the incorrectness of such representation or warranty is liable for any such matter and, in the reasonable opinion of GE Capital, is capable of curing such matter and is diligently proceeding to cure the same, then the incorrectness of such representation shall not prevent the Partnership from satisfying the conditions of this paragraph (g).

     (h) No Default or Event of Default; Event of Loss. No Default or Event of Default shall be in existence on such Borrowing Date, or shall occur after giving effect to the Loan to be made on such Borrowing Date. No Event of Loss shall have occurred.

     (i) No Force Majeure, Cancellation, Suspension, Termination, etc. No event of force majeure, default or other event or condition shall exist which permits or requires any party to any of the Project Documents to cancel, suspend or terminate its performance thereunder in accordance with the terms thereof or which could excuse any such party from liability for non-performance thereunder, unless (i) the parties to such Project Document shall have effectively waived such right or requirement with respect to such cancellation, suspension, termination or release from liability or (ii) in the judgment of GE Capital, such cancellation, suspension, termination or release from liability would not have a Material Adverse Effect or delay the Substantial Completion beyond the Construction Loan Maturity Date.

     (j) Report of GE Capital's Representative. GE Capital shall have received a report of GE Capital's Representative dated not more than five days prior to the relevant Borrowing Date, satisfactory to GE Capital, to the effect that (v) construction of the Facility is proceeding in accordance with the Construction Contract and each other EPC Contract, (w) as of the date of such report, sufficient funds are available under the Loan Commitment to complete the Project, (x) in its reasonable judgment, the Commercial Operation Date can and should occur on or before the Scheduled Commercial Operation Date and Substantial Completion can and should occur prior to the Construction Loan Maturity Date, (y) no events or changes have occurred since the date of the last such report that would have a material adverse effect on the Project, the Project Schedule, the Approved Budget or the Contract Sum,
(z) GE Capital's Representative has received and approved each Borrowing Certificate and each Cost Certificate due in respect of such Borrowing and (A) does not disagree in any material respect with any of the statements or calculations relating to the construction or operation of the Project contained therein or timely completion of the Project within the Approved Budget and (B) in the reasonable judgment of GE Capital's Representative, payments made to each EPC
Contractor and/or any major equipment vendors are customary and reasonable based upon construction progress, delivery of equipment and contractual terms.

     (k) Borrowing Certificate. GE Capital shall have received from the Partnership a Borrowing Certificate (with a Cost Certificate and Project Schedule attached) dated such Borrowing Date.

     (l) Notice of Borrowing. GE Capital shall have received from the Partnership a Notice of Borrowing conforming to the requirements of subsection 2.2 hereof three
Business Days prior to the proposed Borrowing Date.

     (m) Approved Budget Amount. GE Capital shall be reasonably satisfied that the proceeds of any such Loan will not be used to pay Project Costs incurred by or on behalf of the Project in respect of any Budget Category in excess of the Budget Category Amount for such Budget Category.

     (n) Sufficient Financing. GE Capital shall not have in good faith determined that the available Loan Commitment is insufficient to fund the balance of the Project Costs necessary to achieve Final Completion.

     (o) Interest Payments and Fees. The Partnership shall have paid (or will pay from the proceeds of the Loans to be made on such Borrowing Date) to GE Capital (i) all accrued interest and fees to the extent required on such Borrowing Date, (ii) such other expenses as the Partnership is obligated to pay pursuant to the Transaction Documents as may then be due and payable, and (iii) any funds required by GE Capital to be deposited or delivered to GE Capital pursuant to this Agreement.

     (p) Taxes and Assessments. The Partnership shall have paid in full (or will pay from the proceeds of Loans)
(i) all installments of special assessments, if any, then due or payable within 30 days thereafter and (ii) all installments of general real estate or personal property taxes not less than 10 days prior to the delinquency date thereof.

     (q) Project Documents. Except as otherwise permitted pursuant to subsection 7.6, there has been no change, modification or amendment to any of the Project Documents without GE Capital's prior written consent and approval.
There shall have been no assignment of Assigned Contracts other than to the Security Agent, for the benefit of GE Capital and the Owner Trustee.

     (r) Major Subcontractors. GE Capital shall have received an updated listing of all major subcontractors.

     (s) Additional Project Documents. If the Partnership shall have entered into any Additional Project Document on or prior to such Borrowing Date, GE Capital shall have received
(i) a true and complete copy of each such Additional Project Document, certified by the Partnership as such, (ii) an Assignment relating thereto, (iii) the Consent to Assignment relating to such Additional Project Document, and (iv) an opinion of counsel of the parties thereto (unless such opinion is not available after diligent attempts to procure the same), in each case in form and substance satisfactory to GE Capital.

     (t) Final Completion, etc. GE Capital shall have determined that (i) no disputes exist with any EPC Contractor which could reasonably be expected to have a material adverse effect on (A) Project Costs or (B) the Partnership's ability to attain Substantial Completion by the Construction Loan Maturity Date or to attain Final Completion no later than six months after the Date of Substantial Completion, and (ii) there have been no substantial delays which would result in failure to attain the foregoing.

     (u) Notices, Stop-Work Orders. GE Capital shall have determined that none of the following events will (i) have a material adverse impact on the construction of the Project or the cost thereof, or (ii) delay Substantial Completion beyond the Construction Loan Maturity Date (or delay Final Completion beyond the date required hereunder):

               (A)  any assertion or notice by any
     Governmental Authority or other Person that the work in connection with the Project does not comply with any Applicable Law;

               (B)  the institution or notice of any
     Environmental Proceeding or Adverse Proceeding;

               (C) any material delays for any reason in (1) construction of the Facility or (2) the delivery of materials or equipment to be supplied under the Construction Contract; or

               (D)  any cessation or suspension in the Work
     or the construction of the Facility for any reason by any EPC Contractor.

     (v) Title Insurance Continuation. On any Borrowing Date, GE Capital shall have received from the Title Company a continuation endorsement (a "Continuation Endorsement") of the mortgagee's title insurance policy referred to in subsection 4.1(c) covering the Loan to be made on such date and indicating that since the date of the most recent Continuation Endorsement (or the date of the title insurance policy referred to in subsection 4.1(c) if the Loan to be made on such date is the first Loan to be made since the initial Loan made hereunder), there has been no change in the state of title of the Project (other than a change which benefits the Partnership) and that there are no Liens affecting the Project (except Liens for real estate taxes not yet due and other Permitted Liens) which may take priority over the Loan then being made or the other Loans made hereunder; if requested by GE Capital, the Partnership shall have prepared and shall furnish to the Title Company a survey of the Site or, if acceptable to the Title Company, an update to the existing survey of the Site, in form and substance satisfactory to the Title Company, if the Title Company requires the same in order to issue the Continuation Endorsement.

     (w) Liens. The Partnership (or the Partners or Holdings, as the case may be), will, on such Borrowing Date, have good, marketable and indefeasible title to the Site and all other Collateral owned by it, in each case free and clear of all Liens, except Permitted Liens. GE Capital shall have received lien waivers from each contractor which has provided goods or services to the Project in an amount greater than $150,000 prior to such Borrowing Date.

     (x)  No Notice Under Section 15.3 of Power Purchase
Agreement. The Partnership shall not have received from the Power Purchaser a notice pursuant to Subsection 15.3(a) of the Power Purchase Agreement.

    (y) Confirmation Certificate. GE Capital shall have received a Confirmation Certificate in respect of the proceeds of the Borrowing which was made on the immediately preceding Borrowing Date.

     (z) Additional Matters. All other documents and legal matters in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to GE Capital and its counsel.

            Section 5.  SALE AND LEASE OF THE FACILITY

     5.1 Lease Closing Date. When Substantial Completion has occurred, the Partnership shall deliver to GE Capital and the Owner Trustee a Closing Notice in the form of Exhibit G, selecting a date (the "Lease Closing Date") for the conveyance and transfer of the Facility to the Owner Trustee which date shall not be earlier than fifteen Business Days from the date of the Lease Closing Notice and not later than the Construction Loan Maturity Date (and, to the extent possible, shall be the last day of a calendar month). The Lease Closing Notice shall be accompanied by a Certificate of Lessor's Cost in the form of Exhibit H, setting forth Lessor's Cost. The closing of the sale and lease of the Facility on the Lease Closing Date shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties hereto may agree. The Lease Closing Date specified in the Lease Closing Notice may be adjourned from time to time as the parties hereto may agree.

     5.2 Actions by the Partnership on the Lease Closing Date. Upon the satisfaction of all conditions precedent set forth in subsection 5.6, on the Lease Closing Date, the Partnership shall assign, bargain and sell to the Owner Trustee all of its right, title and interest in and to the Facility, by executing and delivering to the Owner Trustee the Bill of Sale, the Lease Documents to which it is a party and such other documents, consents, opinions and assignments as are required by this Agreement to be delivered on the Lease Closing Date. The obligation of the Partnership to sell the Facility to the Owner Trustee in accordance with the terms hereof and to otherwise enter into the transactions contemplated by the Lease Documents shall survive the payment in full of the Loans and all other amounts owing hereunder (whether upon the occurrence of an Event of Default or otherwise), shall be secured by the Collateral Security Documents and shall be specifically enforceable.

     5.3 Actions by GE Capital on the Lease Closing Date. When all conditions precedent to GE Capital's obligations under this
Section 5 have been satisfied, on the Lease Closing Date, GE Capital shall (a) on behalf of the Owner Trustee, pay Lessor's Cost to the Partnership by discharging the principal amount of and accrued interest on the Note in an amount equal to Lessor's Cost and (b) cause the Owner Trustee to execute and deliver all of the Lease Documents to which it is to be a party.

     5.4 Lease of Facility. On the Lease Closing Date, the Owner Trustee and the Partnership will enter into the Facility Lease pursuant to which the Owner Trustee will lease to the Partnership and the Partnership will lease from the Owner Trustee, subject to all of the terms and conditions hereof and of the Facility Lease, the Facility for the Basic Term, and subject to the exercise by the Partnership of its renewal option as provided in Sections 12 and 13 of the Facility Lease for one or more renewal terms.

     5.5 Conditions Precedent to Obligations of GE Capital. The obligations of GE Capital to cause the Owner Trustee to purchase the Facility from the Partnership and lease the same to the Partnership and the obligation of GE Capital to make available the Equity Loan Facility pursuant to subsection 5.9 shall be subject to the fulfillment to the satisfaction of, or waiver by, GE Capital of the following conditions precedent on or prior to the Lease Closing Date (and, in the case of the Equity Loan Facility, on or prior to the Date of Final Completion):

     (a)  Substantial Completion.  The Date of Substantial
Completion shall have occurred, and the Partnership shall have executed and delivered the Substantial Completion
Certificate.

     (b)  Closing Notice; Certificate of Lessor's Cost.
GE Capital and the Owner Trustee shall have received the Lease Closing Notice and the Certificate of Lessor's Cost.

     (c) Lease Documents. The following documents shall have been duly authorized, executed and delivered by the respective parties thereto (other than GE Capital), and an executed counterpart of each thereof shall have been delivered to GE Capital:

      (i)       Bill of Sale;

     (ii)      Present Assignment;

    (iii)     Facility Lease;

     (iv)      Steam Lease; and

      (v)       Tax Indemnity Agreement.

     (d) Legal Opinions. GE Capital shall have received the following opinions of counsel, each dated the Lease
Closing Date (and, in the case of the Equity Loan Facility, dated the Date of Final Completion):

     (i) the opinion of Chadbourne & Parke, counsel to the Partnership, the General Partner, the Limited Partner and Holdings, in form and substance satisfactory to GE Capital;

     (ii)      the opinion of Gibbs & Haller or Venable, Baetjer,
     Howard & Civiletti, special Maryland counsel to the Partnership and the General Partner, in form and substance satisfactory to GE Capital;

     (iii) the opinion of Shipman & Goodwin, counsel to the Owner Trustee, in form and substance satisfactory to GE Capital; and

     (iv) the opinion of Piper and Marbury, special Maryland counsel to GE Capital, in form and substance satisfactory to GE Capital, as to such matters as GE Capital shall request.

Such opinions also shall cover such other matters incident to the transactions contemplated by this Agreement, the Lease Documents and the other Transaction Documents as GE Capital may reasonably request, including with respect to the opinions of counsel set forth in clauses (i) and (ii), an opinion that neither GE Capital (nor any Affiliate of GE Capital) nor the Owner Trustee would be or become a Public Utility as a result of the execution, delivery and performance of the Lease Documents and opinions confirming the validity and perfection of all interests of GE Capital and the Owner Trustee (and any leveraged lease lenders, if applicable) and the payment of all applicable filing and recordation taxes.

     (e) Title. The Owner Trustee shall have received from the Partnership good, valid and indefeasible title in and to the Facility under the Bill of Sale and shall have been conveyed a valid leasehold interest in the Site and the Easements pursuant to the Site Lease (except for those Easements which have been transferred to PEPCO or the County Commissioners of Charles County, Maryland as contemplated by subsection 9.15 hereof), in all cases free and clear of all Liens except Permitted Liens.

    (f) Requirements under the Power Purchase Agreement. The "Actual Commercial Operation Date" shall have occurred under the Power Purchase Agreement and the operation of the Project shall comply in all other material respects with all requirements set forth in the Power Purchase Agreement.

     (g) Operating Budget. GE Capital shall have received the Operating Budget for the Project, which shall be in form and substance reasonably satisfactory to GE Capital.

     (h) Title Insurance; Survey. GE Capital shall have received (i) a policy of title insurance issued by the Title Company, in form and substance satisfactory to GE Capital, with such endorsements and affirmative coverage as GE Capital may reasonably request and with such reinsurance (with direct access provisions) and/or coinsurance as GE Capital may request, insuring the Security Agent for the benefit of the Owner Trustee and GE Capital, in an amount equal to the maximum secured amount of the Deed of Trust and Security Agreement, that the Owner Trustee has a valid leasehold interest in the Site and the Easements pursuant to the Site Lease, subject only to Permitted Liens; and (ii) an as-built survey of the Site by a licensed surveyor satisfactory to GE Capital and the Title Company, certified to GE Capital and the Title Company, showing no state of facts which GE Capital reasonably determines to have a materially adverse effect on the value of the Owner Trustee's leasehold interest in the Site and the Easements which survey shall be made in accordance with the standards set forth in subsection 4.1(c). GE Capital shall have received evidence that the premium in respect of such policy has been paid.

    (i) Authorizing Actions. All partnership, corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident thereto, shall be satisfactory in form and substance to GE Capital and its counsel; and GE Capital and its counsel shall have received such counterpart originals or certified or other copies of all such documents and instruments and of all records of partnership and corporate proceedings in connection with such transactions, and such incumbency and signature certificates of officers of the Participants, as GE Capital or its counsel may reasonably request.

    (j) Filings and Recordings. All filings, recordings and other actions that are necessary or desirable in order to establish, protect, preserve and perfect the Security Agent's, the Owner Trustee's and GE Capital's right, title, estate and interest in and to the Facility and the other Collateral shall have been duly made or taken (including, without limitation, the Facility Lease, the Site Lease, the Site Sublease, or memoranda thereof) and all fees, taxes (including transfer and recordation taxes) and other charges relating to such filings and recordings and other actions shall have been paid by the Partnership. The Security Agent, for the benefit of the Owner Trustee and GE Capital, shall have a first lien on and prior perfected security interest in all right, title, estate and interest of the Partnership in and to the Collateral prior and superior to all other Liens including existing mechanics' and materialmens' liens, except Permitted Liens. GE Capital shall have received authenticated copies or other evidence of all filings, recordings and other actions obtained or made in order to create and perfect such first lien on and perfected security interest in the right, title, estate and interest of the Partnership in and to the Collateral.

     (k)  Insurance Coverage.  GE Capital shall have received
(i) certified copies of all policies evidencing the insurance required to be maintained pursuant to the provisions of this Agreement, the Facility Lease, the Deed of Trust and Security Agreement, the Security Agreement, the Power Purchase Agreement and the other Project Documents and (ii) evidence (including certificates of insurers and independent brokers) of the payment of all premiums due thereon and that such insurance complies in all material respects with the requirements of this Agreement, the Facility Lease, the Deed of Trust and Security Agreement, the Security Agreement, the Power Purchase Agreement and the other Project Documents.

     (l) Governmental Actions and Other Consents and Approvals. All Governmental Actions and other consents and approvals referred to in subsection 3.5, including, without limitation, those listed on Schedule 2, shall have been duly obtained or made, shall be in full force and effect and shall be final and no longer subject to appeal, and a copy of each such Governmental Action, consent and approval shall have been delivered to GE Capital.

     (m) Qualifying Facility. PURPA shall be in full force and effect on the Lease Closing Date (and, with respect to the Equity Loan Facility, on the Date of Final Completion) without modification in any respect materially adverse to GE Capital; and the Facility, upon acquisition by the Owner Trustee and operation as contemplated by the Transaction Documents, shall be a Qualifying Facility.

     (n) No Change in Law. No change shall have occurred after the Initial Loan Funding Date in any Applicable Law or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof (i) which, in the reasonable judgment of GE Capital, would make GE Capital's or the Owner Trustee's participation in the transactions contemplated hereby illegal or subject GE Capital or the Owner Trustee or any of their respective Affiliates to any material incremental governmental regulation in connection with such transactions or (ii) which, in the reasonable judgment of GE Capital, would require the cancellation, suspension or termination of any of the Transaction Documents, which cancellation, suspension or termination, in the reasonable judgment of GE Capital, could reasonably be expected to have a Material Adverse Effect.

     (o) No Material Adverse Change, etc. In the reasonable judgment of GE Capital, (i) no material adverse change in the financial condition, business, operations or prospects of the Partnership or the General Partner or the Project (including without limitation, no material adverse change in the Operating Projections) shall have occurred since the Initial Loan Funding Date, and (ii) no other event
(including, without limitation, a material adverse change in the financial condition, business or operations of any Specified Participant) shall have occurred since the Initial Loan Funding Date which could reasonably be expected to have a Material Adverse Effect.

     (p)  Representations and Warranties.  The
representations and warranties made by (i) the Partnership herein or by the Partnership or any other Reporting
Participant in any other Transaction Document to which it is a party, or which are contained in any certificate, document, financial or other statement furnished by the Partnership or any other Reporting Participant hereunder or thereunder or in connection herewith or therewith and (ii) each Affiliate of the Partnership, and to the best knowledge of the Partnership, each other Specified Participant, in any other Transaction Document or in any other certificate, document, financial or other statement furnished by such Affiliate or Specified Participant to the Partnership or GE Capital in connection with the transaction herein contemplated, shall be true and correct in all material respects, on and as of the Lease Closing Date (and, with respect to the Equity Loan Facility, on and as of the Date of Final Completion) as if made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

     (q)  No Default or Event of Default; Event of Loss;
Event of Regulation. No Default or Event of Default shall be in existence. No Event of Loss shall have occurred. No
Event of Regulation shall have occurred.

     (r) No Force Majeure, Cancellation, Suspension, Termination, etc. The Project Documents shall be in full force and effect. No event of force majeure or other event or condition shall exist which permits or requires any party to any of the Project Documents to cancel, suspend or terminate its performance thereunder in accordance with the terms thereof or which could excuse any such party from liability for non-performance thereunder, unless (i) the parties to such Project Document shall have effectively waived such right or requirement with respect to such cancellation, suspension, termination or release from liability or (ii) in the reasonable judgment of GE Capital, such cancellation, suspension, termination or release from liability would not have a Material Adverse Effect.

     (s) Tax Opinion. GE Capital shall have received an opinion, dated the Lease Closing Date, from Simpson Thacher &
Bartlett, special tax counsel for GE Capital, as to such tax matters as GE Capital may reasonably request.

     (t) Lien Searches. GE Capital shall have received UCC and other lien searches relating to the Project and the Collateral, showing no Liens other than Permitted Liens and Liens discharged concurrently with the closing of the transactions contemplated by the Lease Documents.

     (u) Appraisal. GE Capital shall have received the final written appraisal of a firm chosen by GE Capital, which appraisal shall be in form and substance satisfactory to it.

      (v) Project Costs. Project Costs shall not have exceeded $215,000,000.

      (w) Engineer's Report. GE Capital shall have received an engineer's report from GE Capital's Representative, satisfactory in form and substance to it, in respect of the completion of construction and the operation of the Facility.

     (x) Reserve Account. Each Reserve Account shall have been funded in the amount required pursuant to Section 7 of the Facility Lease.

     (y) Working Capital. GE Capital shall have received evidence satisfactory to it that the Partnership has on hand sufficient cash necessary to meet the working capital and debt service needs of the Project during the period from the Basic Term Commencement Date through the initial Basic Rent Payment Date.

     (z) Transfer and Recordation Taxes. GE Capital shall have received evidence satisfactory to it that the Partnership has paid all applicable Maryland sales, transfer, filing and recordation taxes.

     (aa) Payment of Project Costs. All Project Costs shall have been paid in full, or escrow arrangements which are satisfactory to GE Capital shall have been made for the payment thereof.

     (bb) Maryland Commission Order. The Partnership shall have received the Maryland Commission Order in form and substance satisfactory to GE Capital.

     (cc)  GE Capital shall have received an updated Fuel
Management Plan, which plan shall be in form and substance satisfactory to GE Capital and the Power Purchaser.

          5.6 Conditions Precedent to the Obligations of the Partnership. The obligations of the Partnership to sell the Facility to the Owner Trustee and to lease the Facility from the Owner Trustee shall be subject to the fulfillment to the satisfaction of, or waiver by, the Partnership of the following conditions precedent on or prior to the Lease Closing Date:

     (a) Lease Documents. Each of the Lease Documents shall have been duly authorized, executed and delivered by the party or parties thereto (other than the Partnership) and shall be in full force and effect on the Lease Closing Date, and the Partnership shall have received an executed counterpart of each such Lease Document.

     (b) No Change in Law. No change shall have occurred after the date hereof in any Applicable Law or regulation or in the interpretation thereof by an Governmental Authority charged with the administration or interpretation thereof which would make the Partnership's participation in the transactions contemplated hereby illegal.

      5.7  Basic Rent Factors; Stipulated Loss Values; Adjustments.

     (a) Based on the assumptions stated in Schedule 6, the Basic Rent Factors and Stipulated Loss Values from the Basic
Term Commencement Date through the end of the Basic Term shall be as set forth in Schedule 10.

     (b) To the extent that (i) any of the assumptions stated in Schedule 6 or Section 1(b) of the Tax Indemnity Agreement are incorrect on the Lease Closing Date, (ii) a Change in Tax Law occurs on or prior to the Lease Closing Date or
(iii) a Change in Accounting Treatment occurs on or prior to the Lease Closing Date, the Basic Rent Factors and Stipulated Loss Values set forth in Schedule 10 shall be adjusted as of the Lease Closing Date so as to preserve GE Capital's Net Economic Return.

     (c) In making any adjustment pursuant to this subsection 5.7, GE Capital, consistent with the provisions of
Section 3(d) of the Facility Lease (including the preservation of GE Capital's Net Economic Return), shall compute such adjustment (except in the case of an adjustment resulting from an increase in Lessor's Cost from that set forth in Schedule 6) in a manner designed to maintain level Operating Cash Flow Ratios for each Quarterly Measurement Period during the Basic Term and to minimize any resulting increase and to maximize any resulting decrease in the present value of the installments of Basic Rent. GE Capital shall certify, and, at the Partnership's request and expense, KPMG Peat Marwick (or such other independent auditors as may be selected by GE Capital and reasonably satisfactory to the Partnership) shall verify, that each adjustment made pursuant to this Section 5.7 was calculated in accordance with the same methodology as was applicable to the Basic Rent Factors and Stipulated Loss Values set forth in Schedule 10; provided, however, that in the event that the amount of the rent adjustment is changed by the greater of (i) five percent of the rent adjustment or (ii) one half percent of the rent as adjusted, in each case in present value terms following such audit, then the cost of performing such audit shall be borne by GE Capital.

     5.8 Leverage Option; Adjustment of Basic Rent. At the sole option of GE Capital, the Facility Lease may be funded at any time with non-recourse indebtedness ("Lease Debt") as a leveraged lease rather than a single investor lease. In such event, the Partnership shall reasonably cooperate with GE Capital and the Owner Trustee in effecting any such leveraging, including negotiating and executing amendments to the Transaction Documents to provide for terms and conditions customary for leveraged lease transactions. In the event GE Capital so decides to leverage the Facility Lease, the installments of Basic Rent shall be recalculated and reduced in the manner set forth in Schedule 13. Such adjustment shall be computed by GE Capital on the closing of the Lease Debt financing consistent with the methodology set forth in Schedule 13, and GE Capital shall promptly certify, and, at the Partnership's request and expense, KPMG Peat Marwick or such other independent financial advisors expert in leasing transactions selected by GE Capital and reasonably satisfactory to the Partnership shall verify the same to the Partnership.

          5.9 Equity Loan Facility. (a) Subject to the satisfaction of the conditions precedent set forth in subsections
5.5 (on the Date of Final Completion), 5.9(b) and in Schedule 7 (with respect to each drawing), on the Date of Final Completion, GE Capital shall make available to the Partnership or, at the option of GE Capital, to the Partners jointly and severally, a multiple draw credit facility (the "Equity Loan Facility") on substantially the terms and conditions set forth in Schedule 7.

          (b) The obligation of GE Capital to make available the Equity Loan Facility shall be subject to the fulfillment to the satisfaction of, or waiver by, GE Capital of the following conditions precedent and the conditions precedent set forth in subsection 5.5 and in Schedule 7 (with respect to each drawing) on or prior to the Date of Final Completion:

     (i) the occurrence of the Date of Final Completion and the delivery by the Partnership to GE Capital of the Final Completion Certificate;

     (ii)      the execution and delivery of a loan
     agreement, or an appropriate amendment of this Agreement, in each case in form and substance satisfactory to GE Capital and reflecting the terms set forth in Schedule 7;

     (iii)     the execution and delivery by the Partnership
     (or the General Partners, as the case may be) of a note, in form and substance satisfactory to GE Capital, and in an amount equal to the Equity Loan Commitment;

     (iv) the delivery by the Partnership of updated Operating Projections which shall be satisfactory in form and substance to GE Capital and shall show, among other things, an Operating Cash Flow Ratio (for this purpose, taking into account (A) required debt service on the Equity Loans, assuming the drawing in full of all amounts available under the Equity Loan Facility on the Date of Final Completion and the amortization thereof in accordance with Schedule VII, (B) required deposits into the Rent Reserve Account and the Maintenance Reserve Account and (C) the effect of the capacity payment clawback under the Power Purchase Agreement and, if the actual amount thereof has not yet been determined, assuming the maximum clawback) of at least 1.35 to 1.0 for each Quarterly Measurement Period to occur during the Basic Term and an average Operating Cash Flow Ratio of not less than 1.40 to 1.0 for the Basic Term; provided that to the extent the foregoing restrictions would prevent the Equity Loan Facility from being made available in the full amount of the Equity Loan Commitment, the Partnership shall nevertheless have the right to establish the Equity Loan Facility in a lesser amount meeting the foregoing restrictions; and

     (v) the execution and delivery of all amendments to the Loan Documents reasonably required by GE Capital to reflect the making of the Equity Loans, including any necessary modifications to the Collateral Security Documents to secure the payment obligations of the borrower of the Equity Loans.

     5.10 Adjustments of Supplemental Rent. In the event that the Panda Transfer Event does not occur on or prior to December 31, 1995, the Facility Lease shall be amended to provide for the payment of Supplemental Rent to GE Capital on each Basic Rent Payment Date of an amount equal to twenty-five percent (25%) of Distributable Cash Flow for the Quarterly Measurement Period ended one-month prior to such Basic Rent Payment Date and to provide for the payment to GE Capital of twenty-five percent (25%) of the amounts on deposit in each Reserve Account upon the liquidation of any such Account pursuant to Section 7(e) of the Facility Lease (the "Contingent GE Capital Distributions"). GE Capital hereby consents to (x) the transfer to Panda by Holdings of 100% of the capital stock of the General Partner and the Limited Partner under the circumstances described in clause (b) of the definition of "Panda Transfer Event" and (y) the merger of Holdings into Panda, so long as the surviving corporation of such merger is obligated to perform all of the respective obligations of each of Panda and Holdings under the Transaction Documents and all necessary actions as may be reasonably requested by GE Capital are taken to preserve the Liens on the Collateral in favor of the Security Agent (including the execution of a new stock pledge agreement by Panda).


     Section 6.  AFFIRMATIVE COVENANTS

     So long as the Commitment remains in effect or any Note remains outstanding and unpaid, any Letter of Credit remains outstanding, any obligations are owing to the Owner Trustee under the Facility Lease or any other amount is owing to GE Capital or the Owner Trustee hereunder or under the Collateral Security Documents, each of the Partnership and the General Partner hereby agrees, for the benefit of the Owner Trustee and GE Capital, that:

          6.1 Completion of Facility; Monthly Reports. The Partnership shall cause the Project to be constructed and completed in substantial compliance with all applicable national, state and local engineering, construction, safety and electrical generation codes and standards, the terms of the Construction Contract (and any other EPC Contract) and in accordance with the provisions of the Power Purchase Agreement, and shall cause Substantial Completion of the Facility to occur on or before the Construction Loan Maturity Date, and shall cause Final Completion to occur no later than six months after the Commercial Operation Date. The Partnership shall provide GE Capital's Representative and GE Capital with a monthly Construction Progress Report, a copy of each report furnished by each EPC Contractor to the Partnership pursuant to each EPC Contract, and shall respond, and shall cause the Contractor to respond, to GE Capital's Representative's inquiries regarding each EPC Contractor's performance of its work under each EPC Contract. The Partnership shall provide to GE Capital and GE Capital's Representative, promptly upon delivery of the same to the Power Purchaser, a copy of the monthly progress report required to be delivered to the Power Purchaser pursuant to
Section 7.1(b) of the Power Purchase Agreement.

          6.2 Conduct of Business, Maintenance of Existence, etc. The Partnership shall at all times (i) engage solely in the business of developing, constructing, financing and owning (until the Lease Closing Date), and leasing and operating the Project, and activities incident thereto, (ii) preserve and maintain in full force and effect its existence as a limited partnership under the laws of the State of Delaware, its qualification to do business in the States of Delaware and Maryland and in each other jurisdiction in which the conduct of its business requires such qualification and all of its rights, privileges and franchises necessary for the construction, ownership (and, after the Lease Closing Date, leasing) and operation of the Project, (iii) obtain and maintain in full force and effect all Governmental Actions and other consents and approvals required at any time in connection with the construction, ownership or operation of the Project, and
(iv) maintain the Facility as a Qualifying Facility. Each of the Partnership and the General Partner agrees that the General Partner will (i) engage solely in the business of being the sole general partner of the Partnership, and (ii) preserve and maintain its existence as a validly existing corporation and in good standing under the laws of the State of Delaware and its qualification to do business in the States of Delaware and Maryland and in each other jurisdiction in which the conduct of its business requires such qualification.

          6.3 Payment of Obligations. The Partnership will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations under the Transaction Documents and all of its Indebtedness and other obligations of whatever nature, except in the case of such other obligations, those obligations which are subject to a Contest.

          6.4 Performance Under Other Agreements. The Partnership shall duly perform and observe all of the covenants, agreements and conditions on its part to be performed and observed hereunder and under the Note, under the Facility Lease (from and after the Lease Closing Date) and the Collateral Security Documents, and shall duly perform and observe in all material respects all of the covenants, agreements and conditions on its part to be performed and observed under the Project Documents and the Easement Agreements to which it is a party. The Partnership shall diligently enforce all of its rights under each Assigned Contract.

          6.5 General Partner. The General Partner shall remain at all times the sole general partner of the Partnership.

          6.6 Insurance Coverage. Without limiting any of the other obligations or liabilities of the Partnership under this Agreement, the Partnership shall at all times carry and maintain or cause to be carried and maintained at its own expense such insurance as is customarily maintained by constructors, owners, operators, and lessees of electric generating facilities and in all events shall carry and maintain at least the minimum insurance coverage set forth in this subsection relating to the operation or construction of the Facility. The Partnership shall also carry and maintain any other insurance that GE Capital may reasonably require from time to time. All insurance carried pursuant to this subsection shall be with such insurers, in such amounts and in such form and with deductibles as shall be reasonably satisfactory to GE Capital.

     (a) During the period from and including the Initial
Loan Funding Date to and including the Commercial Operation Date, the Partnership shall maintain or cause to be maintained all risk builder's risk insurance, covering physical loss or damage to the Facility and transmission lines (related to the interconnection facilities) including, but not limited to, fire and extended coverage, collapse, liquid damage, earthquake, flood and comprehensive boiler and machinery (including electrical malfunction and mechanical breakdown). Such insurance shall cover all property during construction and testing as well as any and all materials, equipment and machinery intended for the Facility during offsite storage and inland transit and, if any, ocean and air transit. The ocean/air transit policy shall be on a "warehouse to warehouse" basis. The all risk builder's risk coverage shall not contain an exclusion for testing or an exclusion for resultant damage caused by faulty workmanship, design or materials. Coverage shall be written on a replacement cost basis and in an amount acceptable to GE Capital, but in no event less than the replacement cost of the Facility, except for
(i) offsite storage and transit where sublimits equal to the maximum storage value or transit value shall be acceptable and
(ii) loss due to floods or earth movement, where sublimits of $75 million shall be acceptable. Such policy shall contain a valid agreed amount endorsement waiving any coinsurance penalty. The policy may be subject to deductibles not to exceed $100,000 per occurrence.

     (b)  During the period from and including the Initial
Loan Funding Date to and including the Commercial Operation Date, the Partnership shall maintain or cause to be maintained cost of delayed opening insurance in an amount equal to one year projected continuing expense, debt service and profit of the Partnership. Any such extension or policy shall include coverage for delays resulting from (i) damage to the Facility, (ii) damage to equipment while in transit, including any marine or air transit and (iii) damage to any equipment while at manufacturers' locations or in storage away from the Site. Any such extension or policy shall also include coverage for expediting expenses with a sublimit of not less than $1,000,000. Any such extension or policy shall have a deductible not to exceed 30 days' delay except for expediting expense which deductible shall not exceed $100,000. Contingent cost for delayed opening shall be written on critical path items while at the manufacturer's site and on the Distilled Water Facility.

     (c) From and after the Commercial Operation Date, the Partnership shall maintain or cause to be maintained all-risk property and boiler and machinery insurance, covering physical loss or damage to the Facility and the transmission lines related to the interconnection facilities, including, but not limited to, fire and extended coverage, collapse, liquid damage, earthquake, flood and comprehensive boiler and machinery (including electrical malfunction and mechanical breakdown). Such insurance shall cover each and every component of the Facility and the interconnection facilities. The all-risk property and boilers and machinery coverage shall not contain an exclusion for resultant damage caused by faulty workmanship, design or materials. Coverage shall be written on a replacement cost basis and in an amount acceptable to GE Capital, but in no event less than the replacement cost of the Project; sublimits of not less than $75,000,000 are acceptable for loss or damage due to flood or earthquake. Such policy shall contain a valid agreed amount endorsement waiving any coinsurance penalty. The policy may be subject to deductibles not to exceed $100,000 per occurrence (or $250,000 in the case of gas turbine/generator packages). At the time when and to the extent that, the sum of (i) the face amount of outstanding Letters of Credit, (ii) the principal of and interest on the Equity Loans and
(iii) the Stipulated Loss Value exceeds the limits of coverage under the property and boiler and machinery policy specified in this subsection 6.6(c), the Partnership shall include as a part of this policy or procure a special policy known as a "Lender's Single Interest Excess of Loss Coverage" or "Stipulated Loss Coverage" covering all the perils provided by the property and boiler and machinery policy. Such policy shall provide limits equal to the difference between (A) the sum of the amounts specified in clauses (i), (ii) and (iii) of the immediately preceding sentence and (B) the property and boiler and machinery limits, or equal to such other amount as may be mutually agreed between the Partnership and GE Capital. The insureds and loss payees under this "Lender's Single Interest Excess of Loss Coverage" or "Stipulated Loss Coverage" policy shall be GE Capital, the Owner Trustee and the Security Agent.

     (d) As an extension of the policy referred to in subsection 6.6(c) or as a separate policy, the Partnership shall maintain or cause to be maintained business interruption insurance in an amount equal to 12 months projected net operating profits of the Partnership and contingent business interruption insurance in an amount equal to 12 months projected net operating profits of the Partnership. This extension or separate policy shall include coverage for (i) business interruption arising from loss or damage to the Project, including a service interruption endorsement with a limit of $5,000,000 and a deductible period of not more than 72 hours and (ii) contingent business interruption arising from damage to the property and equipment of customers and suppliers of the Project, which is not covered by the insurance specified in subsection 6.6(c). Such customers and suppliers shall include but not be limited to the purchasers of steam and electricity and the suppliers of natural gas. This extension or separate policy shall also include coverage for expediting expenses and extra expense with a sublimit of $1,000,000. This extension or separate policy shall have a deductible not to exceed 30 days' business interruption, except for expediting expenses and extra expense, which deductible shall not exceed $100,000.

     (e) The Partnership shall maintain or cause to be maintained comprehensive (or commercial) general liability insurance written on an occurrence basis and with a combined single limit of not less than $1,000,000. Such coverage shall include premises/operations, explosion, collapse and underground hazards, broad form contractual, independent contractors, products/completed operations, broad form property damage and personal injury. Such policy shall be written on a project specific basis and shall apply solely to the construction, use, operation and maintenance of the Facility. It shall also contain a drop down provision in the event of exhaustion of underlying limits or aggregates and apply on a following form basis.

     (f) The Partnership shall maintain or cause to be maintained (i) Workers' Compensation insurance with statutory limits and (ii) employers liability insurance coverage with limits of not less than $1,000,000 including occupational disease coverage.

     (g) The Partnership shall maintain or cause to be maintained comprehensive (or business) automobile liability insurance for owned (if any), nonowned, hired and borrowed vehicles with combined single limits of not less than $1,000,000.

     (h) The Partnership shall maintain or cause to be maintained excess (or umbrella) liability insurance written on an occurrence basis and providing coverage limits in excess of the insurance required to be maintained pursuant to subsections 6.6(e), (f)(ii) and (g). The limits of such insurance and such excess insurance (or umbrella) coverage, when combined, shall be not less than $25,000,000 on a project-specific basis or shall be not less than $50,000,000 over all with not less than $10,000,000 on a project-specific basis. Such policy shall be written on a project-specific basis naming the Partnership as the insured and GE Capital, the Owner Trustee and the Security Agent as additional named insureds and shall apply solely to the construction, use, operation and maintenance of the Facility.

          (i) The Partnership shall maintain such insurance as the Partnership is required to maintain pursuant to the provisions of any Project Document.

          (j) The Partnership shall cause (i) the Contractor to obtain and maintain in full force and effect such insurance as the Contractor is required to maintain pursuant to Sections 3.08 and
4.16 of the Construction Contract and (ii) the Operator to obtain and maintain such insurance as the Operator is required to maintain pursuant to Section 9.01 of the Operation and Maintenance Agreement.

          (k) The insurance carried in accordance with this subsection 6.6 shall be endorsed as follows:

          (i) the Partnership shall be the named insured and GE Capital and the Owner Trustee and the Security Agent shall be additional named insureds with respect to the insurance required to be maintained pursuant to subsections 6.6(a),
(b), (c) and (d). The Partnership shall be the named insured and GE Capital and the Owner Trustee and the Security Agent shall be additional insureds with respect to the insurance required to be maintained pursuant to subsections 6.6(e),
(f)(ii), (g) and (h). The Partnership and GE Capital and the Owner Trustee and the Security Agent shall be additional insureds with respect to insurance maintained pursuant to subsection 6.6(j) (in respect of any liability policy);

     (ii) the interest of the Security Agent as security agent, of GE Capital as lender and of the Owner Trustee as lessor shall not be invalidated by any action or inaction of the Partnership or any other Person and of any breach or violation by the Partnership or any other Person of any warranties, declarations or conditions in such policies;

     (iii) the insurer thereunder shall waive all rights of subrogation against GE Capital and the Owner Trustee and the Security Agent, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

     (iv) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of GE Capital and the Owner Trustee and the Security Agent with respect to their respective interests as such in the Facility;

     (v) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage which affects the interest of GE Capital or the Owner Trustee or the Security Agent, such cancellation or change shall not be effective as to GE Capital or the Owner Trustee or the Security Agent, for 60 days, except for nonpayment of premium which shall be 10 days, after receipt by GE Capital and the Owner Trustee and the Security Agent of written notice sent by registered mail from such insurer of such cancellation or change;

     (vi) any insurance carried in accordance with subsections 6.6(e), (f)(ii), (g), (h) and (j) (in respect of any liability policy) shall be endorsed to provide that, inasmuch as the policy is written to cover more than one insured, all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured; and

     (vii) any insurance carried in accordance with subsections 6.6(a), (b), (c) and (d) shall include a standard lender's loss payable endorsement in favor of GE Capital and the Owner Trustee and the Security Agent and shall name GE Capital and the Owner Trustee and the Security Agent as the sole loss payees. Deductibles or self insured retentions shall be subject to approval by GE Capital.

     (l) The Partnership shall deliver to GE Capital and the Owner Trustee and the Security Agent on or prior to the expiration date of each insurance policy required to be maintained by it pursuant to this subsection 6.6, a certificate executed by the insurer or its duly authorized agent evidencing the continuance of such insurance policy (or, upon request, a certified copy of such insurance policy).

     (m)  All payments received by GE Capital, the Owner
Trustee, the Security Agent or the Partnership from any insurer with respect to loss or damage to the Facility or other Collateral shall promptly be deposited in the Insurance and Condemnation Proceeds Account for application in accordance with the provisions of Section 4.11 of the Security Deposit Agreement.

     (n) No provision of this subsection 6.6 or any provision of any other Transaction Document shall impose on GE Capital or the Owner Trustee or the Security Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Partnership, nor shall GE Capital or the Owner Trustee or the Security Agent be responsible for any representations or warranties made by or on behalf of the Partnership to any insurance company or underwriter.

     (o)  Concurrently with the furnishing of all
certificates referred to in paragraph (l), the Partnership shall furnish GE Capital and the Owner Trustee and the Security Agent with an opinion of an independent insurance broker stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried and maintained is in accordance with subsection 6.6. Furthermore, the Partnership shall cause each insurer or such broker to advise GE Capital and the Owner Trustee and the Security Agent promptly in writing of any default in the payment of any premiums or any other act or omission on the part of the Partnership or the Contractor which might invalidate or render unenforceable, in whole or part, any insurance provided hereunder. GE Capital or the Owner Trustee or the Security Agent may, at its sole option, obtain such insurance if not provided by the Partnership and in such event the Partnership shall reimburse GE Capital or the Owner Trustee or the Security Agent upon presentation of a certificate of insurance setting forth the cost thereof.

          6.7  Inspection of Property; Books and Records;
GE Capital's Representative; Discussions. (a) The Partnership shall keep proper books of records and accounts in which full, true and correct entries shall be made of all of its transactions in accordance with sound accounting practice. The Partnership agrees that a representative of GE Capital ("GE Capital's Representative") (at the expense of the Partnership, based on invoices for the reasonable actual costs thereof) may visit the Facility and the other properties of the Partnership (or, if requested by GE Capital, may be located on the Site) at any and all times during normal business hours and, if such representative is not located on the Site, upon reasonable prior notice, during the period from the Initial Loan Funding Date until Final
Completion. GE Capital and GE Capital's Representative will be given access to (a) all Plans and Specifications (including, without limitation, data relating to design changes in the Facility), (b) quality control data, (c) invoices relating to construction progress and to services to be performed and materials to be supplied on a cost reimbursement basis, and invoices relied on by the Contractor in verifying construction progress, (d) contracts relating to the engineering of, the procurement of services, equipment, supplies or other materials for, or the construction of, the Facility and (e) all other data relating to the Project Schedule and construction progress as may be reasonably requested by GE Capital's
Representative. The Partnership shall permit representatives of GE Capital and GE Capital's Representative to examine its books of records and accounts and to discuss its affairs, finances and accounts with its principal officers, engineers and independent accountants, all at such reasonable times during business hours and at such reasonable intervals as GE Capital or GE Capital's Representative may request. GE Capital's Representative shall also have the right to monitor, witness and appraise the Work, review and audit the records specified in clauses (a) through (e) above and verify the costs submitted in any Notice of Borrowing or Cost Certificate which relate to the costs specified in clauses (a) through (e) above. The Partnership shall at all times cause an accurate and complete set of the Plans and Specifications to be maintained at the Facility. At least once each calendar month, the Partnership shall notify GE Capital's Representative of any change made to the Plans and Specifications since the last such notice and shall meet with GE Capital's Representative (and
GE Capital, should GE Capital so request) to discuss such changes. Without GE Capital's prior written consent, no such amendment or modification of the Plans and Specifications shall be made, nor shall any change, change order or change bulletin or other change to the Construction Contract be made which would, in any such case, (a) result in costs (or an increase in price) in excess of $50,000 individually, or $250,000 in the aggregate, (b) impair or reduce the operating capacity, output, cost efficiency, utility, reliability, value, useful life or cost of the Facility, (c) extend the Project Schedule or (d) violate any law or present an additional risk in maintaining the effectiveness of any applicable permit or other Governmental Action. Notwithstanding the foregoing, the Partnership shall not enter into any agreement to modify or change the Plans and Specifications as the result of or in conjunction with any final settlement of any EPC Contract without the prior written consent of GE Capital. The Partnership will make such changes to the Plans and Specifications as GE
Capital may, on or prior to the completion of the engineering work under the Construction Contract, reasonably suggest; provided that such changes are consistent with the provisions of the Power
Purchase Agreement.

     (b)  Anything to the contrary herein or in any other
Project Document notwithstanding, no act or omission of GE Capital or GE Capital's Representative shall in any way affect the obligations of the Partnership, the Contractor, any other EPC Contractor or any other Person under any contract relating to the Construction Contract, any other EPC Contract, or the Work, be deemed to be the acceptance of any defective work performed by the Contractor, any other such EPC Contractor or any other Person under the Construction Contract or any other such EPC Contract or be deemed to be a waiver of any rights against the Contractor, such other EPC Contractor or any other Person under the Construction Contract or any such EPC Contract or otherwise.

     (c)  The Partnership shall provide at least five
Business Days' advance notice to GE Capital and GE Capital's
Representative of any planned Site or other meetings between the Partnership and any EPC Contractor.

     6.8 Compliance With Laws. The Partnership shall comply with all Applicable Laws including, without limitation, all applicable Environmental Laws, and shall from time to time obtain and comply with all applicable Governmental Actions as shall now or hereafter be necessary under all Applicable Laws, in connection with the construction, ownership (and, after the Lease Closing Date, leasing), operation or maintenance of the Project, except if such non-compliance would not have a Material Adverse Effect.

     6.9 Financial Statements. The Partnership shall furnish or cause to be furnished to GE Capital:

     (a) as soon as available, but in any event within 120 days after the end of each fiscal year of each of the Partnership, the General Partner, Holdings and Panda, a copy of the unaudited balance sheet of the Partnership, Holdings and the General Partner and the audited balance sheet of Panda as of the end of such fiscal year and the related statements of income, retained earnings (or partners' capital) and changes in cash flows of the Partnership, the General Partner, Holdings and Panda (and audited in the case of Panda), for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided, that during the Lease Term, all of the financial statements required to be furnished pursuant to this subsection 6.9(a) shall be audited) and each of the audited financial statements delivered pursuant to this subsection 6.9(a) shall be certified without qualification or exception as to the scope of its audit by Price Waterhouse or other independent public accountants of national standing reasonably acceptable to GE Capital;

     (b) as soon as available, but in any event within 60 days after the end of each quarterly period of each fiscal year of each of the Partnership, the General Partner, Holdings and Panda (other than the last quarterly period of each such fiscal year), the unaudited balance sheet of each of the Partnership, the General Partner, Holdings and Panda as of the end of such quarterly period and the related unaudited statements of income and retained earnings (or partners' capital) and changes in cash flows of the Partnership, the General Partner, Holdings and Panda for such quarterly period and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the previous period, certified by the chief accounting officer or chief financial officer of the Partnership, the General Partner, Holdings and Panda (subject to normal year-end audit adjustments); and

     (c) to the extent and within 30 days after becoming publicly available, a copy of the audited, yearly balance sheet and unaudited quarterly balance sheet of each Specified Participant other than the Partnership and its Affiliates, in such form as the same have been made publicly available;

     (d) as soon as practicable, but in any event within 30 days after the end of each calendar month, an operating report of the Partnership as at the end of such period and for the period of such fiscal year then ended, containing such information as shall be agreed to by GE Capital and the Partnership and setting forth in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (and in the then current Operating Budget), certified by the chief accounting officer or chief financial officer of the Partnership and the General Partner;

     (e) as soon as available, but in any event 60 days prior to the end of each fiscal year of the Partnership during the Lease Term, an annual operating budget (the
"Operating Budget") for the Project, satisfactory in form and substance to GE Capital, setting forth projected operating expenses and cash flow for the Project for the upcoming fiscal year; all such financial statements (other than those required to be furnished pursuant to subsection (c) hereof) to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except for changes approved or required by the independent public accountants certifying such statements and disclosed therein).

     6.10 Certificates; Other Information. The Partnership shall furnish or cause to be furnished to GE Capital and, on and after the Lease Closing Date, the Owner Trustee:

     (a) concurrently with the delivery of the financial statements of the Partnership referred to in subsection 6.9(a), a certificate of the independent public accountants which certified such financial statements (which certificate may be limited to accounting matters and may disclaim responsibility for legal interpretations) stating that in making the examination necessary for the audit thereof no knowledge was obtained of any Default, Event of Default, Lease Default or Lease Event of Default, except as specified in such certificate;

      (b) concurrently with the delivery of the financial statements of the Partnership referred to in subsections 6.9(a) and 6.9(b), a certificate of an Authorized Officer of the General Partner stating that, to the best of such officer's knowledge after due inquiry, each of the Partnership and the General Partner, during the period covered by such financial statements has observed and performed all of its covenants and other agreements hereunder, and satisfied every condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and that such Authorized Officer has obtained no knowledge of any Lease Default, Lease Event of Default, Default or Event of Default hereunder at any time during such period or on the date of such certificate and no knowledge of any default or event which with the giving of notice or the lapse of time or both would constitute a default under any of the other Transaction Documents at any time during such period or on the date of such certificate (or, if any such Lease Default, Lease Event of Default, Default or Event of Default or default or event shall have occurred, a statement setting forth the nature thereof and the steps being taken by the Partnership to remedy the same);

     (c) promptly after the same are sent, copies of all financial statements and reports which the Partnership sends to its Partners;

     (d)  promptly after the filing thereof, the "Annual
Returns" (Form 5500 series) and attachments filed annually with the Internal Revenue Service with respect to each Single
Employer Plan, if any, of the Partnership;

     (e) with respect to any Single Employer Plan adopted or amended by the Partnership or the General Partner or any Commonly Controlled Entity on or after the first Borrowing Date, any determination letters received from the Internal Revenue Service with respect to the qualification of such Plan, as initially adopted or amended under Section 401(a) of the Code;

     (f) promptly after delivery or receipt thereof, a copy of each material notice, demand or other communication delivered by or received by the Partnership pursuant to any Project Document;

    (g) copies of each Governmental Action or other consent or approval obtained or made by the Partnership or the General Partner, or obtained or made by any EPC Contractor and delivered to the Partnership pursuant to each EPC
Contract;

     (h) fifteen days prior to each Basic Rent Payment Date, a certificate of an Authorized Officer of the General Partner, in form and substance satisfactory to GE Capital, stating the Available Cash Flow, the Distributable Cash Flow, Cash Available for Distributions and the Operating Cash Flow Ratio for the 3-month period ending on the date 30 days prior to such Basic Rent Payment Date (each such quarterly period, a "Quarterly Measurement Period") and setting forth reasonably sufficient information to permit GE Capital to confirm the accuracy of such amounts;

     (i) promptly after any material interruption in the supply of natural gas to the Facility (other than any (A) normal interruptions caused by a Gas Transporter with respect to that portion of the natural gas supply for which firm transportation capacity has not been arranged or (B) occasional interruptions caused by a supplier providing for the delivery of natural gas on an interruptible basis), a notice describing the circumstances of such interruption; provided that such notice shall be delivered with respect to any interruption (whether or not excused or whether or not material) that results in the Partnership using fuel oil to operate the Facility or that could give rise to a "Fuel Default" (as defined in the Consent of the Power Purchaser);

     (j) fifteen days prior to each Basic Rent Payment Date, a report for the 3-month period ending on the date 30 days prior to such Basic Rent Payment Date setting forth the amount of distilled water produced by the Steam Host during such period and the amount of distilled water sold by the Steam Host during such period;

     (k) promptly, notice of any failure by the Partnership to deliver Net Electrical Output (as defined in the Power Purchase Agreement) in satisfaction of the dispatch requirements of the Power Purchaser under the Power Purchase Agreement and a report describing the circumstances of such failure; and

     (l) promptly, such additional financial and other information with respect to the Partnership, the General
Partner or the Project as GE Capital may from time to time reasonably request.

     6.11 Taxes. The Partnership shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property, including, without limitation, any property that it leases prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Partnership, except to the extent the payment of any such tax, assessment, charge or levy is subject to a Contest. The Partnership will promptly pay or cause to be paid any valid, final judgment enforcing any such tax, assessment, charge, levy or claim and cause the same to be satisfied of record.

     6.12 Maintenance of Property. (a) The Partnership, at its expense, shall keep the Facility in good working order and condition and make all repairs, replacements and renewals with respect thereto and additions and betterments thereto which are necessary for the Facility to operate in strict compliance with the terms of the Power Purchase Agreement and in material compliance with all Applicable Laws affecting the Project.

          (b) If, after any loss, destruction or damage with respect to the Project referred to in the definition of "Event of Loss", the conditions specified in clause (i) of Section 9(c) of the Facility Lease are satisfied, the Partnership at all times thereafter will proceed diligently with all work necessary to correct such loss, destruction or damage to the extent of the insurance proceeds or other funds received by it.

          6.13 Notices. The Partnership will, promptly upon obtaining knowledge of any of the following, give notice to GE Capital and, on and after the Lease Closing Date, the Owner
Trustee:

     (a) of the occurrence of any Default, Event of Default, Lease Default or Lease Event of Default;

     (b)  of any default or event of default under any Assigned Contract;

     (c) of any litigation, investigation or proceeding which may exist or, to the best knowledge of the Partnership or the General Partner, which may be threatened) at any time between the Partnership and any Governmental Authority;

     (d) of any litigation or proceeding against the Partnership or affecting the Project of which the Partnership is aware in which the amount involved is $50,000 or more or in which injunctive or similar relief is sought;

     (e) of the following events, as soon as possible and in any event within 30 days after the Partnership knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Partnership to terminate, withdraw or partially withdraw from any Plan, or (iii) the reorganization or insolvency of any Multiemployer Plan, and, in addition to such notice, deliver to GE Capital and, on and after the Lease Closing Date, the Owner Trustee whichever of the following may be applicable:
(A) a certificate of the chief financial officer of the Partnership setting forth details as to such Reportable Event and the action that the Partnership proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, or (C) any notice of the reorganization or insolvency of a Multiemployer Plan received by the Partnership;

     (f) of any change, event or condition (including any actual or prospective change of law, rule or regulation) which has or could have a Material Adverse Effect;

     (g)  of any loss or damage to the Facility or the other
Collateral in excess of $50,000;

     (h) of any delays for any reason in construction of the Facility which could reasonably be expected to affect the Project Schedule;

     (i) of any event or condition which would change any matter represented to in subsection 3.27;

     (j) of the proposed execution and delivery of any Additional Project Document;

     (k) of any material event constituting force majeure under any of the Project Documents or any claim by any party to any Project Document alleging that a force majeure event thereunder has occurred;

     (l) of any litigation, investigation or proceeding affecting any Affiliate of the Partnership or, to the best knowledge of the Partnership or the General Partner, any Specified Participant which, if adversely determined, would have a Material Adverse Effect;

     (m) of any material violation of any applicable Environmental Law, or any event or condition that could be reasonably expected to result in a material liability under any applicable Environmental Law or any litigation or proceeding relating to environmental matters concerning the Partnership or the Project and affecting the Partnership or any other Person on or in connection with the assets of the Partnership or any part thereof (including, but not limited to, receipt by Partnership of any notice of any Environmental Proceeding or any Reportable Spill);

     (n) of any assertion by any Governmental Authority or other Person that the Work does not comply with any Applicable Law;

     (o)  of the institution of any Adverse Proceeding;

     (p) of any material delays for any reason in the delivery of materials or equipment to be supplied under any EPC Contract;

     (q)  of any Stop-Work Order;

     (r) of any cessation or suspension in the Work for any reason by any EPC Contractor;

     (s) of any Change Order or requested or required change in the Plans and Specifications;

     (t) of the cancellation or expiration (without renewal or replacement) of any insurance required to be maintained under this Agreement or any other Transaction Document;

     (u) of the initiation of any condemnation proceedings against any of the Collateral;

     (v) of any Lien or claim against any Collateral other than Permitted Liens;

     (w) at least 30 days prior to the Lease Closing Date, preliminary notice of such anticipated Lease Closing Date, together with notice of any of the conditions precedent set forth in subsection 5.5 which the Partnership will be unable to satisfy as of the Lease Closing Date;

     (x) of any order, notice or declaration by a Governmental Authority that could result in the Facility ceasing to be a Qualifying Facility; and

     (y) of any order, notice or declaration by any Governmental Authority that could result in GE Capital, the Owner Trustee or any of their respective Affiliates becoming a Public Utility.

Each notice pursuant to this subsection shall be accompanied by a statement of an Authorized Officer of the General Partner setting forth details of the occurrence referred to therein and stating what action the Partnership proposes to take with respect thereto and, with respect to a notice given pursuant to clause (j), shall be accompanied by a copy of the Additional Project Document. For all purposes of clause (e) of this subsection, the Partnership shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

     6.14  Assignments of Additional Project Documents;
Maintenance of Liens of the Collateral Security Documents; Future
Mortgages.  The Partnership will:

     (a) after the execution and delivery of any Additional Project Document and promptly upon the request of GE Capital, execute and deliver to the Security Agent, for the benefit of GE Capital and the Owner Trustee, an Assignment with respect to such Additional Project Document and cause the other party or parties to such Additional Project Document to execute and deliver to GE Capital and the Security Agent, for the benefit of GE Capital and the Owner Trustee, a Consent to Assignment with respect to such Assignment;

     (b) promptly upon the request of GE Capital, and at the Partnership's expense, execute and deliver, or cause the execution and delivery of, and thereafter register, file or record in each appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Security Documents or otherwise deemed by GE Capital to be necessary or desirable for the creation or perfection of the liens and security interests purported to be created by the Collateral Security Documents; and

     (c) if the Partnership shall at any time acquire any real property or leasehold or other interests therein not covered by the Deed of Trust and Security Agreement, promptly upon such acquisition execute, deliver and record a supplement to the Deed of Trust and Security Agreement, satisfactory in form and substance to GE Capital, subjecting such real property or leasehold or other interests to the loan and security interest created by the Deed of Trust and Security Agreement.

     6.15 Annual Opinion of Counsel. The Partnership shall furnish to GE Capital within 90 days after the end of each calendar year, beginning with the calendar year ending December 31, 1995, an opinion of counsel addressed to GE Capital (a) stating that such action has been taken with respect to the filing, recording, re-filing and re-recording of (i) the Collateral Security Documents and/or financing statements and continuation statements with respect thereto as is necessary to protect and preserve the rights and interests of the Partnership (or any Partner or Holdings, as the case may be) in and to the Collateral and the liens on and security interests in the rights and interests of the Partnership (or any Partner or Holdings, as the case may be) in and to the Collateral created by the Collateral Security
Documents and (ii) the Lease Documents and/or financing statements and continuation statements with respect thereto as is necessary to protect and preserve the rights and interests of the Owner Trustee and GE Capital in and to the Facility, and in the case of clauses
(i) and (ii) above, reciting the details of such action or referring to prior opinions of counsel in which such details are given and (b) stating what, if any, action of the foregoing nature may reasonably be expected to become necessary during the next succeeding twelve months in order to protect and preserve the rights and interests of (i) the Partnership (or any Partner or Holdings, as the case may be) in and to the Collateral and the liens on and security interests in the Collateral created by the Collateral Security Documents and (ii) the Owner Trustee and GE Capital in and to the Facility.

     6.16 Employee Plans. For each Plan adopted by the Partnership, the Partnership shall (a) use its best efforts to seek and receive determination letters from the Internal Revenue Service to the effect that such Plan is qualified within the meaning of
Section 401(a) of the Code; and (b) from and after the date of adoption of any Plan, cause such Plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and
Section 401(a) of the Code.

      6.17 Management Letters. The Partnership shall promptly deliver to GE Capital a copy of each report delivered to the Partnership by its independent public accountants in connection with any annual or interim audit of its books, including, without limitation, any letters or reports addressed to the Partnership or to the General Partner or any of its officers relating to internal controls, adequacy of records or the like.

      6.18  Documentation of Project Costs.  No later than the
16th day of each calendar month, the Partnership shall submit to GE Capital's Representative and GE Capital a proposed Cost Certificate listing all Project Costs incurred since the date of the last Cost Certificate, signed by an Authorized Officer of the General Partner and accompanied by invoices properly documenting all Project Costs covered by the proposed Cost Certificate. The Partnership shall include all invoices for Project Costs received since the date of the last Cost Certificate submitted to GE Capital's Representative including, in the case of payments to EPC Contractors, a certificate of an Authorized Officer of such EPC Contractor satisfactory to GE Capital certifying equipment costs and progress in the construction of the Facility. Not later than the 22nd day of such calendar month, and, in any event, at least five Business Days prior to the next Borrowing Date, the Partnership shall deliver to GE Capital a Cost Certificate based on the items in the proposed Cost Certificate submitted to GE Capital's Representative and accompanied by all invoices verified by GE Capital's Representative.

     6.19 Disputes. Any disputes between GE Capital or GE Capital's Representative and the Partnership as to any Project Cost shall be reduced to writing and submitted to GE Capital and the Partnership, with such evidence as each may deem appropriate. If GE Capital and the Partnership cannot agree on a mutually acceptable resolution within 30 days, the parties may pursue any remedies afforded by law. Until the dispute is resolved, this Agreement and all other Transaction Documents shall remain in full force and effect without regard to such dispute, but GE Capital shall not have any obligation to make any Loan in respect of any amount in dispute. If requested by GE Capital or GE Capital's Representative, the Partnership shall diligently prosecute any dispute with third parties.

     6.20 Lists and Approval of Contractors, Subcontractors and Materialmen. (a) Partnership shall furnish to GE Capital and GE Capital's Representative from time to time as requested by GE Capital a listing which is accurate in all material respects, of all EPC Contractors and first tier subcontractors employed in connection with the construction of the Facility. Each such list shall show the name, address and telephone number of each EPC Contractor or first tier subcontractor and a general statement of the nature of the work to be done and the labor and materials to be supplied. GE Capital shall have the right (to the extent of Owner's rights under the Construction Contract) to dismiss any EPC Contractor (other than the Contractor) or first tier subcontractor for cause.

     (b)  Failure by GE Capital to disapprove an EPC
Contractor, subcontractor or materialman shall not constitute a warranty or representation by GE Capital that any contractor, subcontractor and materialman not so disapproved is in fact qualified.

     (c) GE Capital shall have the right to make direct contact (to the extent of Owner's rights under the Construction
Contract) with each EPC Contractor, subcontractor and materialman to verify the facts disclosed by the list.

     (d) The Partnership shall notify GE Capital of any changes in such lists within five days of the time that the Partnership learns of the occurrence of such change. All contracts entered into by the Partnership or its contractors after the Initial Loan Funding Date hereof relating to the design, engineering, or construction of the Facility shall require disclosure to GE Capital of information reasonably sufficient to make such verification.

     6.21 Easements. The Partnership agrees to submit to GE Capital for GE Capital's approval copies of all prospective Easement Agreements (other than the easement for the Power Purchaser's Interconnection Facilities, the form of which has already been approved), easements, licenses, restrictive covenants or other similar agreements affecting the Site and the Easements (including all reciprocal easement agreements with parties interested in the Site and the Easements or with parties interested in adjacent property) prior to their execution, together with a drawing or survey showing the location thereof.

      6.22 Use of Project Cash Flow Prior to the Lease Closing Date. Any other provision of this Agreement or any other Loan Document to the contrary notwithstanding, prior to the Lease Closing Date the Partnership shall promptly apply all Project Revenues to the payment of Project Costs or to such other costs, amounts or purposes (which may include a working capital reserve) relating to the Project as GE Capital may specify in writing.

      6.23 Further Assurances. The Partnership shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may be necessary or as GE Capital from time to time may reasonably request in order to carry out more effectively the intent and purposes of this Agreement, the other Loan Documents and the Project Documents, and the transactions contemplated hereby and thereby. The Partnership shall cause the financing statements (and continuation statements with respect thereto) and the documents enumerated and described in
Schedule 3, and all other documents necessary in that connection, to be recorded or filed at such places and times, and in such manner, and shall take, or shall cause to be taken, all such other action as may be necessary or reasonably requested by GE Capital in order to establish, preserve, protect and perfect the title of the Owner Trustee and GE Capital to the Project and the interest of the Owner Trustee and GE Capital in the Site and the Liens of the Security Agent, for the benefit of GE Capital and the Owner Trustee, on the Collateral.

     6.24 Storage of Materials. The Partnership will cause all materials owned or controlled by the Partnership and supplied for, or intended to be utilized in, the construction of the Project, but not affixed to or incorporated into the Project, to be suitably stored on the Site (or stored in the proximity of construction of the Transmission Facilities or the Effluent Pipeline) after delivery to the vicinity of the Site (or such other construction site) or at such other location as may be approved by GE Capital in writing, with adequate safeguards as required by GE Capital, to prevent loss, theft, damage or commingling with other materials.

     6.25 Hazardous Substances. (a) The Partnership agrees to manage, handle, store, transport, label and provide information as reasonably requested by GE Capital about all Hazardous Substances which may exist at the Site and which are involved in the Project, and to store, contain, label and provide information about, and provide for the removal and disposition of all Hazardous Substances which may exist at the Site and which are involved in the Project in accordance in all material respects with any Applicable Law including, but not limited to, any applicable Environmental Law.

     (b) The Partnership shall cause the transportation and/or disposal of Hazardous Substances (whether with its own employees or through the services of third-party independent contractors) to comply in all material respects with any Applicable Law including, but not limited to, any applicable
Environmental Law. The Partnership shall retain only those third party independent contractors who are properly licensed by each applicable Governmental Authority and any other applicable licensing authority to provide the services they are retained to perform.

    (c) The Partnership shall comply in all material respects with all Applicable Laws including, but not limited to, all applicable Environmental Laws in connection with the generation, management, handling, labeling, containing, treatment, storage, transportation or disposal of Hazardous Substances, including without limitation, proper and complete preparation of any required manifests, maintenance of Material Safety Data Sheets, preparation of a hazardous materials business plan if required by any Applicable Law including, but not limited to, any applicable Environmental Law and maintenance of safe working conditions. The Partnership shall establish a regular schedule for transfer of all Hazardous Substances off the Site as soon as practicable after its generation and, in any event, the Partnership shall not allow any Hazardous Substance to be maintained at the Site for a period exceeding that permitted by any Applicable Law including, but not limited to, any applicable Environmental Law. The Partnership shall monitor the disposition of all Hazardous Waste by contractors engaged in connection with the transportation and disposal thereof.

     6.26  Development Security Letter of Credit Proceeds.
Subject to the prior issuance and continuing effectiveness of the Development Security Letter of Credit in form and substance satisfactory to the Power Purchaser, the Partnership shall, on the Initial Loan Funding Date, use the proceeds of the cash collateral released to it by the provider of the letter of credit in respect of the Development Security (as such term is defined in Section 4.1 of the Power Purchase Agreement), together with the proceeds of the initial Loan to be made on such date, to pay the Project Costs then shown to be due and owing in the Borrowing Certificate presented to GE Capital in connection with the Initial Loan Funding Date.

     6.27  Distilled Water Facility Business Plan.  The
Partnership shall comply, and shall cause the Steam Host to comply, in all material respects with the Distilled Water Facility Business Plan. The Partnership will itself operate the Distilled
Water Facility if the Steam Lease is terminated.

     6.28 Fuel Management Plan. The Partnership shall comply in all material respects with the Fuel Management Plan.

     6.29 Qualifying Facility Recertification. Within 180 days after the Initial Loan Funding Date, the Partnership shall obtain from the FERC an order recertifying the Facility as a Qualifying Facility (the "QF Recertification Order"), which order shall be a result of the Partnership's filing of an application, after review and comment by GE Capital, to the FERC for such recertification, pursuant to section 292.207(b) of the PURPA Regulations, describing the Facility as the Transaction Documents contemplate it will be constructed, owned and operated prior to and during the Lease Term, and conforming to the Distilled Water Facility Business Plan.

     6.30  Qualifying Facility Status Certificates.  (a)
Within five days after the last day of each calendar month during the Initial QF Standards Measurement Period, the Partnership shall furnish or cause to be furnished to GE Capital and the Owner Trustee a Monthly QF Status Certificate covering the period beginning on the first day of the Initial QF Standards Measurement Period and ending on the last day of such calendar month.

     (b) No later than 25 days prior to the last day of the Initial QF Standards Measurement Period, the Partnership shall furnish or cause to be furnished to GE Capital and the Owner Trustee an Annual QF Status Certificate covering the period beginning on the first day of the Initial QF Standards Measurement Period and ending on the day that is 30 days prior to the last day of the Initial QF Standards Measurement Period.

     (c) Within five days after the last day of each calendar month of each QF Standards Measurement Period, the Partnership shall furnish or cause to be furnished to GE Capital and the Owner Trustee a Monthly QF Status Certificate covering the period beginning on the first day of such QF Standards Measurement Period and ending on the last day of such calendar month.

     (d) No later than 25 days prior to the last day of each QF Standards Measurement Period, the Partnership shall furnish or cause to be furnished to GE Capital and the Owner Trustee an Annual QF Status Certificate covering the period beginning on the first day of such QF Standards Measurement Period and ending on the day that is 30 days prior to the last day of such QF Standards Measurement Period.

          Each Monthly QF Status Certificate and Annual QF Status
Certificate furnished to GE Capital and the Owner Trustee pursuant to this subsection 6.30 shall contain sufficient data and calculations necessary to verify the statements made in such certificate.

     6.31  Final Completion.  The Partnership shall cause the
Date of Final Completion to occur no later than six months following the Commercial Operation Date.

     6.32  Additional Oil Requirement.  If the Power
Purchaser shall deliver a notice of Fuel Default to the Partnership, the Partnership shall thereafter at all times maintain as much oil as practicable (but never less than 1,300,000 gallons) in storage at the Facility until the Power Purchaser agrees, in writing, that such Fuel Default and any related
Fuel/Performance Failure has been cured ("Fuel Default" and "Fuel/Performance Failure" shall have the meanings given such terms in the Consent of the Power Purchaser).

     6.33 LNG Reserve. If at any time CLNG shall file with a Governmental Authority for authorization to import and/or ship LNG, the Partnership will promptly notify GE Capital and take such action with respect to such filing as GE Capital shall reasonably request, including, without limitation, opposing such filing and/or petitioning FERC to establish specifications in CLNG's tariff for such LNG that are satisfactory to GE Capital (the "Requested Specifications"). At the time of such filing by CLNG, there shall be established a reserve account (the "LNG Account") under the Security Deposit Agreement, and all Cash Available for Distributions shall be deposited in the LNG Account until the LNG Account contains such amount as GE Capital's Representative reasonably advises as being required to acquire and install monitoring and processing equipment necessary for the Facility to safely and efficiently burn gas from LNG. At such time as CLNG's request to import LNG is denied by a final nonappealable order from the appropriate Governmental Authority or FERC establishes the Requested Specifications as part of CLNG's tariff, GE Capital shall instruct the Security Agent to release all funds in the LNG Account as Cash Available for Distributions. If CLNG obtains permission to import and/or ship LNG and FERC does not establish the Requested Specifications as part of CLNG's tariff, the Partnership shall acquire and install the monitoring and processing equipment recommended by GE Capital's Representative and may use funds in the LNG Account to pay for the cost (or a portion thereof) of such equipment and installation.

     6.34 Pipeline Facilities. If at any time GE Capital shall have reason to believe that any of the Pipeline Facilities shall not be completed in a timely manner (including, without limitation, by the Commercial Operation Date) or any Gas Transportation Contract will otherwise not become, or cease to be, effective by the Commercial Operation Date, the Partnership shall promptly take all such actions as may be necessary to arrange alternative firm gas transportation satisfactory to GE Capital to the extent GE Capital deems such actions necessary.

     6.35 Fuel Oil Arrangements. By October 10 of each year, the Partnership will have signed contracts satisfactory to GE Capital (which may be a pre-approved standard form) providing for the firm supply and transportation of fuel oil for the Facility for the period commencing on November 1 of such year through March 30 of the following year (the "Winter Heating Period"). Such contracts shall contain a provision confirming that they are assigned to the Security Agent as Collateral. At all times during the Winter Heating Period the Partnership shall use its best efforts to maintain the oil storage tank at its maximum level, but in any event it shall maintain at least 1,300,000 gallons at all times.


     Section 7.  NEGATIVE COVENANTS

     So long as the Commitment remains in effect, any Note remains outstanding and unpaid, the Letter(s) of Credit remain outstanding, any obligations are owing to the Owner Trustee under the Lease Documents or any other amount is owing to GE Capital or the Owner Trustee hereunder or under the Collateral Security Documents, each of the General Partner and the Partnership hereby agrees, for the benefit of GE Capital and the Owner Trustee that:

     7.1  Merger, Sale of Assets, Purchases, etc.  The
Partnership shall not merge into or consolidate with any other Person, change its form of organization or its business, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer or otherwise dispose of any assets other than sales of electric power or steam pursuant to the Power Purchase Agreement or the Steam Sales Agreement, sales of natural gas permitted by the Fuel Management Plan, the sale of the Facility to the Owner Trustee pursuant to Section 5 hereof and sales, transfers and other dispositions of assets permitted by
Section 8(f) of the Facility Lease. The Partnership will not purchase or acquire any assets other than (x) the purchase of assets in connection with the completion of the Project, (y) the purchase of assets in the ordinary course of business reasonably required in connection with the operation and maintenance of the Project and (z) Permitted Investments. The Partnership will not create any Subsidiaries.

     7.2 Indebtedness. The Partnership shall not create, incur, assume or suffer to exist any Indebtedness, except
(i) Indebtedness in respect of the Note and the other
Obligations, and (ii) Indebtedness for ordinary course legal and consulting fees incurred in connection with the development of the Project.

     7.3 Distributions, etc. The Partnership shall not make any distributions to the Partners or to any other Person in respect of any interests of the Partners in the Partnership, whether in cash or other property, or redeem, purchase or otherwise acquire any interests of the Partners in the Partnership, or permit any Partner to withdraw any capital from the Partnership, except for (a) prior to the Lease Closing Date, the construction management fee and the monthly management fees and the Success Fee to the extent the same constitute Project Costs, and (b) after the Lease Closing Date, after delivery to GE Capital of the certificate referred to in subsection 6.10(h), on each Basic Rent Payment Date, the making of cash distributions to the Partners in accordance with the Partnership Agreement and the Security Deposit Agreement out of Cash Available for Distributions for the immediately preceding Quarterly Measurement Period to the extent there is cash available in the Partnership Security Account and if (i) all amounts then required to be deposited in the Rent Reserve Account, the Operation and Maintenance Reserve Account and the Warranty Maintenance Reserve Account shall have been deposited therein, (ii) all Supplemental Rent then due and owing shall have been paid, (iii) all principal, interest and other amounts due in respect of the Equity Loans have been paid in full, (iv) the Operating Cash Flow Ratio for the immediately preceding Quarterly Measurement Period shall be greater than 1.2 to 1.0 and (v) at the time of such distribution, and immediately after giving effect thereto, no Lease Default, Lease Event of Default, Default or Event of Default shall have occurred and be continuing.

     7.4 Liens. The Partnership shall not create or suffer to exist any Lien on any of its properties or assets securing any Indebtedness or other obligation of the Partnership or any other Person, other than Permitted Liens. Notwithstanding the foregoing, the Partnership shall protect and defend (a) its interest in, and the Security Agent's Liens on, the Collateral and (b) after the Lease Closing Date, the right, title and interest of the Owner Trustee in and to the Facility against any Lien for the performance of work or the supply of materials filed against the Collateral or the Facility, as the case may be.

      The Partnership will promptly pay or cause to be paid any valid, final judgment enforcing any item, cause the Lien relating thereto to be removed and otherwise cause such item to be satisfied of record. The Partnership hereby indemnifies and holds GE Capital and the Owner Trustee harmless from and against any loss, costs, expense or damages which may be suffered by any of them as the result of the failure of the Partnership to discharge and satisfy any such Lien.

     7.5 Nature of Business. The Partnership shall not engage in any business other than the development, construction and operation of the Project (and activities incidental thereto), and the General Partner shall not engage in any business other than the business of being the managing general partner of the Partnership.

     7.6 Amendment of Contracts, etc. The Partnership will not, without the prior written consent of GE Capital (and, to the extent required by the Power Purchase Agreement, the Power Purchaser), agree to or permit (a) the cancellation, suspension or termination of any Project Document or Easement Agreement (except upon the expiration of the stated term thereof), (b) the assignment of the rights or obligations of any party to any Project Document or Easement Agreement except (i) as contemplated by this Agreement or the Collateral Security Documents or (ii) as permitted without the consent of the Partnership by the terms of such Project Document or Easement Agreement, or (c) any amendment, supplement or modification of, or waiver with respect to any of the provisions of, the CPCN or any Easement Agreement or Project Document to which the Partnership or the General Partner is a party or with respect to which the consent of the Partnership or the General Partner is required (other than any amendment or modification to a tariff on file with and approved by a Governmental Authority which sets forth rates, terms and conditions of utility service and which is incorporated by reference into a Project Document); provided, however, that the Partnership or the General Partner may, upon prior written notice to GE Capital (but without its consent), amend, supplement, waive or otherwise modify any agreement to which it is a party (other than the Construction Contract, any other EPC Contract, the Power Purchase Agreement, any Gas Contract or any other Assigned Contract) in any manner which does not alter in any material respect the rights or obligations of the respective parties thereto. The Partnership shall not, without the prior written approval of GE Capital (which approval or disapproval shall not be unreasonably delayed), exercise any election or option, or give any approval or material notice or demand with respect to any obligation of any Participant under any Project Document. The Partnership shall not, without the prior written consent of GE Capital, enter into any Change Order, change bulletin or other change to the Construction Contract except in accordance with subsection 6.7(a). The Partnership will notify GE Capital of all proposed change orders and promptly deliver copies thereof to GE Capital. GE Capital agrees to promptly respond to all such change order requests.

     7.7 Investments. The Partnership shall not make any investments (whether by purchase of stock, bonds, notes or other securities, loan, advance or otherwise) other than Permitted
Investments.

     7.8 Qualifying Facility. Neither the Partnership nor the General Partner nor the Limited Partner shall take or omit to take any action, or permit any Person to take or omit to take any action, which action or omission could foreseeably result in (i) GE Capital, the Owner Trustee or any of their respective Affiliates becoming a Public Utility, (ii) the Project ceasing to be a Qualifying Facility or (iii) the Partnership, the General Partner or the Limited Partner becoming (A) subject to regulation under Part II or III of the Federal Power Act to which such Person would not otherwise be subject, (B) an "electric utility company" for purposes of the Holding Company Act, (C) subject to state law or regulation respecting the rates of electric utilities or state law or regulation respecting the financial and organizational regulation of electric utilities (except for state law or regulation implementing Subpart C of 18 C.F.R. Part 292),
(D) subject to regulation as a "steam heating company" under
Article 78, Public Service Commission Law, of the Annotated Code of Maryland, or (E) subject under any Law to financial, organizational or rate regulation (except for state law or regulation implementing Subpart C of 18 C.F.R. Part 292) related to electric utilities or steam utilities.

     7.9 Leases. The Partnership shall not enter into, or be or become liable under, any agreement for the lease, hire or use of any real property or of any personal property, except for
(i) the Facility Lease, the Site Lease, the Site Sublease, the Steam Lease and the Easements and (ii) other leases of personal property which are not Capital Leases, the aggregate annual rental under which shall not exceed $150,000 in any fiscal year of the Partnership.

     7.10 Change of Office. The Partnership shall not change the location of its chief executive office or principal place of business or the offices where it keeps its records concerning the Project and all contracts relating thereto from that existing on the date of this Agreement and specified in subsection 3.18, unless the Partnership shall have given
GE Capital at least 30 days' prior written notice thereof and all action necessary or advisable in GE Capital's opinion to protect and perfect the Liens and security interests with respect to the right, title, estate and interest of the Partnership in and to the Collateral created by the Collateral Security Documents is a party shall have been taken, and GE Capital shall have confirmed the same in writing.

     7.11 Change of Name. The Partnership shall not change its name without the prior written consent of GE Capital.

     7.12  Compliance With ERISA.  The Partnership shall not
(a) terminate any Single Employer Plan so as to result in any material liability to PBGC, (b) engage in or permit any Affiliate to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan which would subject the Partnership to any material tax, penalty or other liability, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan subject to Section 412 of the Code or Part 3 of Title I(b) of ERISA, (d) allow or permit to exist any event (including a Reportable Event) or condition which represents a material risk of incurring a material liability to PBGC, or (e) permit the present value of all benefits vested under all Single Employer Plans subject to Title IV of ERISA, based on those assumptions used to fund the Plans, as of any valuation date with respect to such Plans to exceed the value of the assets of the Plans allocable to such benefits.

     7.13 Transactions With Affiliates and Others. The Partnership shall not, directly or indirectly, purchase, acquire, exchange or lease any property from, or sell, transfer or lease any property to, or borrow any money from, or enter into any management or similar fee arrangement with, any Affiliate or any officer, director or employee of the Partnership or the General Partner, except for (a) the transactions specifically contemplated by the Project Documents and the Fuel Management Plan and (b) transactions in the ordinary course of business and upon fair and reasonable terms no less favorable than the Partnership could obtain, or could become entitled to, in an arm's length transaction with a Person which is not an Affiliate.

     7.14 Acceptance of Facility. The Partnership shall not, without the prior written consent of GE Capital, which shall not be unreasonably withheld or delayed, accept the Facility as "substantially complete" under the Construction Contract or issue to the Contractor the "Completion Certificate" (as defined in the Construction Contract) for the Facility. The Partnership will promptly forward to GE Capital any notice it receives from the Contractor pursuant to the Construction Contract requesting that the Facility be accepted as complete or as substantially complete.

     7.15 Payment of Project Costs. The Partnership shall not pay any Project Cost or expense or any amount otherwise due to any EPC Contractor or any other Person based on any cost or expense or any percentage thereof except such Project Costs as are set forth in a Cost Certificate duly signed by the Partnership, verified by GE Capital's Representative and accompanied by invoices and other supporting documentation as GE Capital may deem necessary to properly document such Project Costs.

     7.16  Approval of Additional Project Documents.  The
Partnership shall not enter into any Additional Project Document without the prior written approval of GE Capital and, to the extent required under the Power Purchase Agreement, the Power
Purchaser.

     7.17 Alteration of the Site or Project. Except after the Lease Closing Date, as permitted or required by the Facility Lease, the Partnership shall not, without the prior written consent of GE Capital, alter, remodel, add to, reconstruct, improve or demolish any material part of the Project or Site or any other Collateral covered by the Collateral Security Documents, except as contemplated by or in accordance with the Plans and Specifications (including any permitted amendments thereto).

     7.18 Changes in Plans and Budgets. The Partnership shall not modify or supplement in any material respect the Approved Budget or the Plans and Specifications then in effect, without the prior written consent of GE Capital.

     7.19  Capital Expenditures.  Except, after the Lease
Closing Date, as permitted or required by the Facility Lease, the Partnership shall not directly or indirectly make or commit to make any expenditure in respect of the purchase or other acquisition (including installment purchases or financing leases) of fixed or capital assets (excluding normal replacements and maintenance which are properly charged to current operations), except for expenditures covered by the Approved Budget.

          7.20 Hazardous Substances and Compliance with Environmental Law. The Partnership shall not cause or permit the location, production, handling, treatment, generation, recycling, transportation, incorporation, discharge, emission, release, storage, deposit or disposal of any Hazardous Substance in, upon, under, over or from any part of the Project, or permit or engage in any other conduct or permit the existence of any condition except in material compliance with all Applicable Laws including, without limitation, all applicable Environmental Laws. At any time after the Initial Loan Funding Date when a material liability under applicable Environmental Laws to the Partnership or the Project could reasonably be expected to result from any activity, event or condition, the Partnership, upon request by GE Capital, shall have additional Environmental Audits and other reports related to environmental issues, including, but not limited to, Governmental Actions, prepared by a consultant acceptable to GE Capital relating to the Project or any issue relating to the Project in such detail as GE Capital shall reasonably specify, all at the cost of the Partnership. The Partnership acknowledges and agrees that GE Capital shall not have any liability or responsibility for either:

          (i) costs, liabilities, expenses, penalties, damage, loss or injury to human health, property, the environment or natural resources caused by the presence of Hazardous Substances on any part of the Site or the Project, or any violation of any applicable Environmental Law related in any way to the Partnership, the Site or the Project, or

         (ii) abatement and/or clean-up required under any applicable Environmental Law, including, without limitation, CERCLA, of any Hazardous Substances located at or in any way related to the Project, whether by virtue of the interest of GE Capital in the Site, the Easements, the Facility or the other Collateral or as the result of the enforcement of its rights or remedies hereunder with respect to the Project (including, but not limited to, becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure) or for any other reason.

          7.21 Sale of Electricity. The Partnership will not sell any electricity generated by the Facility to any Person other than the Power Purchaser.

     7.22 O&M Letter of Credit. The Partnership shall not draw upon, or request the Power Purchaser to draw upon, the O&M
Letter of Credit.

     7.23 Increased Gas Quantity. The Partnership shall not establish the "Maximum Daily Quantity" nor the "Minimum Daily Quantity" pursuant to Section 3(a)(ii) of Appendix I to the Gas Supply Contract without the prior written consent of GE Capital.

     7.24 Washington Gas Balancing. The Partnership will only exercise its rights to incur a "Daily Negative Imbalances" pursuant to Section 5.1(f) of the Washington LDC Agreement when Columbia pipeline and CLNG pipeline balancing services are not available.

     7.25 Capacity Releases. The Partnership shall not release any of its firm transportation capacity for periods greater than specified in the Fuel Management Plan without the prior written consent of GE Capital. At the same time that the Partnership is obligated to furnish the financial statements pursuant to subsection 6.9 hereof, the Partnership shall furnish an annual report on transportation management, specifically focusing on the use of the Partnership's gas transportation capacity. The Partnership shall immediately report to GE Capital any adverse impact on its ability to meet Power Purchaser's dispatch orders due to any gas transportation capacity release.


     Section 8.  EVENTS OF DEFAULT

     If any of the Events of Default listed below in this
Section 8 shall occur and be continuing, GE Capital may (i) by notice to the Partnership, declare the Commitment to be terminated, whereupon the same shall forthwith terminate; and/or
(ii) declare the entire unpaid principal amount of the Loans and the Note, all interest accrued and unpaid thereon, and all other Obligations to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Partnership; and/or
(iii) demand that the Partnership immediately pay to GE Capital an amount equal to the full amount available to be drawn under the Letter(s) of Credit whereupon the Partnership shall immediately make such payment to GE Capital which shall hold such payment as collateral security for the LOC Reimbursement Obligations of the Partnership; and/or (iv) foreclose on any or all of the Collateral; and/or (v) proceed to enforce all other remedies available to it under Applicable Law. Notwithstanding the foregoing, if an Event of Default referred to in paragraph (g) or
(h) below shall occur with respect to the Partnership, the General Partner, the Limited Partner, Panda or Holdings, automatically and without notice the actions described in clauses (i), (ii) and
(iii) above shall be deemed to have occurred.

Such Events of Default are the following:

     (a) Any principal of or interest on the Loans or under the Note shall not be paid when due; or any fee or any other amount payable to GE Capital hereunder shall not be paid when due and shall remain unpaid for five or more days; or any LOC Reimbursement Obligation shall not be paid when due and shall remain unpaid for five or more days; or any liquidated damage amount payable pursuant to the Construction Contract or any other EPC Contract shall not be offset against amounts owed to the EPC Contractor by the Partnership under the relevant EPC Contract or paid when due and shall remain unpaid for 15 or more Business Days; or

     (b) Any representation or warranty made by the Partnership herein or by the Partnership, any Partner or Holdings in any Transaction Document to which the Partnership, such Partner or Holdings is a party, or any representation, warranty or statement in any certificate, financial statement or other document furnished to GE Capital by or on behalf of the Partnership hereunder or the Partnership, any Partner or Holdings under any Transaction Document, shall prove to have been false or misleading in any material respect as of the time made or deemed made and, if such misrepresentation is capable of being corrected as of a subsequent date and if such correction is being sought diligently, such misrepresentation shall not have been corrected as of a day within thirty calendar days following notice thereof being given to the Partnership, any Partner or Holdings, as the case may be; or any of the representations contained in clause (ii) of subsection 3.13, subsection 3.20 or subsection 3.27 shall cease to be true and correct at any time; or the Facility shall at any time cease to be a Qualifying Facility (unless such event constitutes a Special QF Loss Event); or

    (c) (i) The Partnership or the General Partner shall fail to perform or observe any of its covenants contained in subsection 6.2(iv) (unless such failure is due solely to the occurrence of a Special QF Loss Event) or in subsection 6.6;
(ii) the Partnership or the General Partner shall fail to perform or observe any of its covenants in Section 7 of this Agreement; or (iii) the Partnership or the General Partner shall fail to perform or observe any other of its covenants contained in this Agreement (other than those referred to in paragraphs (a) and (b) above and in clauses (i) and (ii) of this paragraph (c)) and each such failure shall continue unremedied or unwaived for a period of 30 days after written notice thereof from GE Capital to the Partnership or the General Partner, or in the event that such failure cannot be cured during such 30-day period despite the Partnership's or the General Partner's best efforts to do so, the cure period shall be extended by an additional 30 days, for a total of 60 days, as long as the failure cannot be cured by the payment of money, the Partnership or the General Partner has promptly commenced cure of the default within the initial 30 day period and thereafter diligently and continuously prosecutes such cure and the failure is of such a nature that is capable of being cured with 60 days; provided that no cure period shall be provided for a failure to comply with any such covenant or obligation if providing such cure period could reasonably be expected to have a Material Adverse Effect; or

     (d) The Partnership, any Partner, Panda, Holdings or any Affiliate of any thereof, shall fail to perform or observe any of its covenants or obligations contained in any of the Loan Documents to which it is a party (except those described in paragraphs (a), (b) and (c)) or shall breach or otherwise be in default under any such Loan Document (except to the extent that the applicable grace period, if any, under such Loan Document has not expired). The Partnership or any Participant shall fail to perform or observe in any material respect the terms or conditions of any Project Document to which it is a party or shall materially breach or otherwise be in default under any such Project Document; provided that any such failure or breach by a Participant (other than any Specified Participant) shall not constitute an Event of Default hereunder so long as such failure or breach (i) does not give rise to a default under the Power Purchase Agreement and (ii) does not have (nor could it reasonably be expected to have) a Material Adverse Effect.

     (e) The Partnership or the General Partner or any other Specified Participant shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Note) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, in each case beyond the period of grace, if any, provided therein, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; provided, however, with respect to any Specified Participant other than the Partnership (or any Affiliate thereof) or the Power Purchaser, any such event described in clause (i) or (ii) shall not constitute an Event of Default hereunder unless such event would (x) give rise to a default under the Power Purchase Agreement or (y) have (or could reasonably be expected to have) a Material Adverse Effect; or

     (f) Any Governmental Action, consent or approval set forth in Part B of Schedule 2 shall not have been obtained on or prior to the date specified for receipt of such approval in Schedule 2; provided, that in the case of a "non critical" Governmental Action, consent or approval specified in Part B of Schedule 2, such failure to obtain such "non critical" Governmental Action, consent or approval would (i) give rise to a default under the Power Purchase Agreement or
(ii) have (or could reasonably be expected to have) a Material
Adverse Effect; or

     (g) Any Specified Participant shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Specified Participant in an involuntary case under such Bankruptcy Code, or (vii) take any partnership or corporate action for the purpose of effecting any of the foregoing; provided that, with respect to any Specified Participant other than the Partnership (or any Affiliate thereof) or the Power Purchaser, any such action or failure to act shall not constitute an Event of Default hereunder unless such action or failure to act would (x) give rise to a default under the Power Purchase Agreement or (y) would have (or could reasonably be expected to have) a Material Adverse Effect; or

     (h) A proceeding or case shall be commenced after the date hereof without the application or consent of any Specified Participant in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Specified Participant under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or (iii) a warrant of attachment, execution or similar process against all or a substantial part of the assets of such Specified Participant, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or any order for relief against such Specified Participant shall be entered in an involuntary case under such Bankruptcy Code; provided that, with respect to any Specified Participant other than the Partnership (or any Affiliate thereof) or the Power Purchaser, such proceeding or appointment shall not constitute an Event of Default hereunder unless such action or failure to act would (x) give rise to a default under the Power Purchase Agreement or (y) would have (or could reasonably be expected to have) a Material Adverse Effect; or

    (i) A judgment or judgments for the payment of money in excess of $150,000 shall be rendered against the Partnership, the Steam Host or the General Partner, and (x) such judgment or judgments shall remain in effect and unstayed and unbonded for a period of 30 or more consecutive days or (y) enforcement proceedings shall be commenced by any creditor on any such judgments; or

     (j) Any material provision of any Project Document shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto shall so assert in writing; or any material provision of any Project Document shall be declared to be null and void or the validity or enforceability thereof shall be contested by any party thereto or any Governmental Authority; or any Participant shall deny that it has any further liability or obligation under any Project Document to which it is a party, except upon fulfillment of its obligations thereunder; provided, that with respect to any Project Document (other than the Gas Contracts, the Power Purchase Agreement and the Construction Contract), it shall not constitute an Event of Default under this paragraph if (i) the Partnership shall obtain a replacement agreement satisfactory in form and substance to GE Capital (and, to the extent required under the Power Purchase Agreement, the Power Purchaser) with a Person reasonably satisfactory to GE Capital (and, to the extent required, the Power Purchaser) within 30 days after such invalidity, contest or denial shall have occurred and
(ii) such event does not give rise to a default under the Power Purchase Agreement; or

     (k) Any Collateral Security Document shall cease, for any reason, to be in full force and effect, or any party thereto shall so assert in writing; or any Collateral Security Document shall cease to be effective to grant a perfected Lien to the Security Agent, for the benefit of the Owner Trustee and GE Capital, on the Collateral described therein with the priority purported to be created thereby; or

     (l) (i) The General Partner shall at any time cease to be the managing general partner of the Partnership, or (ii) the General Partner or the Limited Partner shall transfer, sell, assign, mortgage, pledge or otherwise dispose of all or any part of its equity interest in the Partnership or the Project or (iii) Holdings shall transfer, sell, assign, mortgage, pledge or otherwise dispose of its interest in any Partner or (iv) Panda shall cease to directly own 100% of the capital stock of Holdings or indirectly own 100% of the capital stock of the General Partner and the Limited Partner, in each case without GE Capital's prior written consent; provided, that, the provisions of clauses (iii) and (iv) notwithstanding, Holdings and Panda may transfer interests in the General
Partner and the Limited Partner so long as (x) any such transfer is not prohibited by and is made in accordance with the applicable provisions of the Power Purchase Agreement,
(y) Panda and Holdings (or, if Panda and Holdings merge into each other, the surviving company of such merger) each continues to directly or indirectly own at least 51% of the capital stock of the General Partner and the Limited Partner and (z) any such transfer is made subject to the Liens in favor of the Security Agent under the Collateral Security Documents (and any transferee shall so confirm the same); or

     (m) The Partnership shall abandon the Project for a period longer than 30 consecutive days; or

     (n) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of GE Capital, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the Partnership or any Commonly Controlled Entity shall, or is, in the reasonable opinion of GE Capital, likely to incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, or
(vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
(vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Partnership to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Partnership; or

     (o) A Lease Event of Default shall have occurred and be continuing; or

     (p) Any Governmental Action required for (i) the execution, delivery or performance by the Partnership, any General Partner or any Reporting Participant of its respective rights and obligations under any of the Transaction Documents or (ii) the construction, ownership, leasing or operation of the Project as contemplated by the Transaction Documents (including, without limitation, the QF Recertification Order), shall be revoked, terminated, withdrawn, modified, suspended or withheld or shall cease to be in full force or effect, or any proceeding shall be commenced by or before any Governmental Authority for the purpose of so revoking, terminating, withdrawing, modifying, suspending or withholding any such Governmental Action and such proceeding is not dismissed within 60 days of the commencement thereof; and such revocation, termination, withdrawal, modification, suspension, withholding or cessation or such proceedings have or could reasonably be expected to have a Material Adverse Effect; or

    (q) The Limited Partner or the General Partner shall breach any of its obligations under the Transfer Agreement; or the Power Purchaser shall have given the Partnership a notice of a "Fuel Default" (as defined in the Consent of the Power Purchaser), which shall have given rise to a "Fuel/Performance Failure" (as defined in the Consent of the Power Purchaser); or an "Event of Default" shall occur under Subsection 15.1 of the Power Purchase Agreement; or

    (r)  The Partnership shall (i) fail to furnish to GE
Capital an Annual QF Status Certificate pursuant to subsection 6.30(b) or (d) on the day such certificate is due or (ii) any Annual QF Status Certificate furnished pursuant to subsection 6.30(b) or (d) shall indicate that, during the period covered by such certificate, the Steam Host purchased an amount of steam under the Steam Sales Agreement which was less than the QF Minimum Steam Take set forth in such certificate; provided, that an Event of Default shall not be deemed to have occurred so long as either:

               (A)(i)  such Annual QF Status Certificate
          indicates that the Facility met the QF Operating Standard for the period covered by such certificate and
          (ii) on or prior to the day that is 7 days after the last day of the period covered by such certificate, the Steam Host shall have purchased under the Steam Sales Agreement, during the period covered by such certificate plus this additional 7-day period, an amount of steam at least equal to the QF Minimum Steam Take as determined for purposes of such certificate; or

               (B)(i) the Partnership shall have obtained from FERC an order granting the Partnership a waiver of the QF Operating Standard for the Initial QF Standards Measurement Period or the QF Standards Measurement Period, as the case may be, for which such certificate was furnished and (ii) such order shall have become final and not subject to appeal and shall not have become the subject of any judicial or administrative proceedings.

          If any Event of Default shall have occurred and be continuing, GE Capital may, in addition to any other remedies which it, the Owner Trustee or the Security Agent may have under this Agreement, the Facility Lease or any Collateral Security
Document or by statute or by rule of law, upon ten Business Days' prior written notice to the Partnership, enter upon the Project and construct, equip and complete the Project in accordance with the plans and specifications therefor with such changes therein as GE Capital may from time to time and in its sole discretion deem appropriate, all at the risk, cost and expense of the Partnership.
GE Capital shall have the right at any and all times to discontinue any work commenced by it in respect of the Project or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time except as expressly set forth herein. GE Capital shall have the right and power (but shall not be obligated) to take over and use all or any part of the labor, materials, supplies and equipment contracted for by or on behalf of the Partnership, whether or not previously incorporated into the Project, all in the sole and absolute discretion of GE Capital. In connection with any construction of the Project undertaken by GE Capital pursuant to the provisions of this paragraph, GE Capital may (a) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials and equipment in connection with any construction of the Project, (b) pay, settle or compromise all bills or claims which may become Liens against any part of the Project, or which have been or may be incurred in any manner in connection with the construction, completion and equipping of the Facility or any other part of the Project or for the discharge of Liens or defects in the title of the Site and/or the leasehold estate in the Facility and/or any other part of the Project, and (c) take such other action (including the employment of watchmen to protect the Project) or refrain from acting under this Agreement as GE Capital may in its sole and absolute discretion from time to time determine without any limitation whatsoever. The Partnership shall be liable to GE Capital for all sums paid or incurred for the construction, completion and equipping of the Project whether the same shall be paid or incurred pursuant to the provisions of this paragraph or otherwise, and all payments made or liabilities incurred by GE Capital under this Agreement of any kind whatsoever shall be paid by the Partnership to GE Capital upon demand with interest at the Default Rate to the date of payment to GE Capital. Upon the occurrence of and during the continuance of any Event of Default, the rights, powers and privileges provided in this paragraph and all other remedies available to GE Capital, the Owner Trustee or the Security Agent under this Agreement, the Facility Lease or any Collateral Security Document or by statute or by rule of law may be exercised by GE Capital or such other Person at any time and from time to time whether or not the Loans shall be due and payable, and whether or not GE Capital shall have instituted any foreclosure or other action for the enforcement of any of the Transaction Documents. For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this paragraph, the Partnership hereby irrevocably constitutes and appoints GE Capital its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and to do and to perform any acts such as are referred to in this paragraph in the name and on behalf of the Partnership. This power of attorney is a power coupled with an interest and cannot be revoked.

          Section 9.  MISCELLANEOUS

      9.1 Amendments and Waivers. Neither this Agreement, the Note, any other Loan Document nor any of the terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Partnership, GE Capital, the Security Agent (with respect to any Collateral Security Document) and, to the extent required by Subsection 8.9(b) of the Power Purchase Agreement, consented to by the Power Purchaser.

     9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by telecopier or by telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, first class postage prepaid, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, or in the case of transmission by telecopier, when confirmation of receipt is obtained, or in the case of telex notice, when sent, answerback received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

     The Partnership:    Panda-Brandywine, L.P.
                         4100 Spring Valley
                         Suite 1001
                         Dallas, Texas  75244
                         Telephone:  (214) 980-7159
                         Telecopy:   (214) 980-6815
                         Attention:  Chairman,
                              with a copy to the General Counsel

     GE Capital:         General Electric Capital Corporation
                         1600 Summer Street
                         Stamford, Connecticut  06905
                         Telecopy:   (203) 357-6970
                         Attention:  Vice President,
                                     Energy Project Operations

except that any notice, request or demand to or upon GE Capital pursuant to subsection 2.2 shall not be effective until received by GE Capital.

     9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of GE Capital, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.4 Survival. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note. All covenants and agreements of the Partnership and the General Partner contained in Sections 6 and 7 hereof shall survive the payment in full of amounts outstanding hereunder and under the
Note in accordance with the provisions of such Sections 6 and 7. The obligation of the Partnership to sell the Facility to the Owner Trustee in accordance with the terms hereof and to otherwise enter into the transactions contemplated by the Lease Documents shall survive the payment in full of the Loans and all other amounts owing hereunder (whether upon the occurrence of an Event of Default or otherwise).

     9.5  Payment of Expenses and Indemnity.  (a)  The
Partnership shall, whether or not any Loan is made or any of the other transactions contemplated by this Agreement are consummated, pay all reasonable out-of-pocket expenses incurred by GE Capital, the Security Agent and the Owner Trustee with respect to the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, any and all transactions contemplated hereby or thereby and the preparation of any document reasonably required hereunder or thereunder, including (without limiting the generality of the foregoing) all reasonable fees and expenses of Simpson Thacher & Bartlett, counsel for GE Capital, Thompson & Knight, special Texas counsel for GE Capital, Piper & Marbury, special Maryland counsel for GE Capital, Swidler & Berlin, special regulatory counsel for GE Capital, all reasonable fees and expenses of GE Capital's engineering consultant, environmental consultant, fuel consultant and each other professional consultant retained by it, all fees and expenses of the Owner Trustee and the Security Agent (including their reasonable legal fees and expenses), all title and conveyancing charges, recording and filing fees and taxes, mortgage taxes, intangible personal property taxes, escrow fees, revenue and tax stamp expenses, insurance premiums, court costs, surveyors', appraisers', architects', engineers', consultants', accountants' and reasonable attorneys' fees and disbursements, and will reimburse to GE Capital, the Owner Trustee and the Security Agent all expenses paid by them of the nature described in this subsection 9.5 which have been or may be incurred by GE Capital, the Owner Trustee or the Security Agent with respect to any and all of the transactions contemplated herein. GE Capital may pay or deduct from the Loan proceeds any of such expenses (but shall nevertheless be required to provide the Partnership with a statement itemizing such expenses), and any Loan proceeds so applied shall be deemed advances under this Agreement and secured by the Collateral Security Documents.

     (b) The Partnership shall pay all reasonable out-of pocket costs and expenses of GE Capital, the Owner Trustee and the Security Agent in connection with the preservation of rights under, and enforcement of, the Loan Documents and the Lease Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel.

     (c) The Partnership shall indemnify each Indemnitee from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of any Transaction Document, (ii) any violation by the Partnership or its Affiliates of any applicable Environmental Law, (iii) any environmental claim arising out of the management, use, control, ownership or operation of property or assets by the Partnership or any of its Affiliates, including, without limitation, all on-Site and off-Site activities involving Hazardous Substances, (iv) the breach of any environmental representation or warranty set forth in subsection 3.25, (v) the grant to the Security Agent of any Lien in any property or assets of the Partnership or any equity interest in the Partnership, and (vi) the exercise by GE Capital, the Owner Trustee or the Security Agent of its rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee). The Partnership's obligations under this subsection 9.5 shall survive the repayment of all Obligations and the termination of this Agreement.

     9.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Partnership, GE Capital, all future holders of the Notes and their respective successors and assigns, except that the Partnership may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of GE Capital. Any assignment or transfer made by the Partnership without the prior written consent of GE Capital shall be void and of no effect.

      (b) The Partnership acknowledges that GE Capital may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell, assign, transfer, grant participations in, or otherwise dispose of all or any portion of its Commitment or the Loans (or participations in the Letters of Credit) or of its right, title and interest therein or in this Agreement and the Collateral Security Documents (collectively, "Participations") to one or more banks or other financial institutions or other entities ("Assignees"); provided that (i) no such Participation shall, at the time of such Participation, subject the Partnership to any increased costs or taxes for which the Partnership has agreed to indemnify GE Capital hereunder and
(ii) such Assignee executes a supplement to this Agreement in which it agrees to be bound by the provisions of this Agreement and the provisions of the Consent of the Power Purchaser. The Partnership agrees that each Assignee shall possess all rights of "GE Capital" hereunder with respect to its Participation and further agrees that it will enter into any necessary or desirable amendment hereto to specifically provide for the same and to otherwise give effect to such Participation (i.e., to provide for GE Capital as the agent for the lenders hereunder).

     (c) The Partnership authorizes GE Capital to disclose to any prospective Assignee all financial information in GE Capital's possession concerning the Partnership, the General Partner or the Project which has been delivered to GE Capital by or on behalf of the Partnership pursuant to this Agreement or any other Transaction Document or which has been delivered to GE Capital by or on behalf of the Partnership in connection with GE Capital's credit evaluation of the Partnership and the Project prior to or after entering into this Agreement; provided, however, that prior to furnishing any information marked in writing as being confidential information, GE Capital shall either (i) obtain Panda's or the Partnership's consent to the furnishing of such information or (ii) require the prospective Assignee to execute a reasonably satisfactory confidentiality agreement with respect to such confidential information in favor of the Partnership.

     9.7 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

     9.8 Headings. The headings of the various sections and paragraphs of this Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

     9.9 Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     9.10 GE Capital Sole Beneficiary. All conditions of the obligations of GE Capital to make Loans, to issue the Letter(s) of Credit and, acting through the Owner Trustee, to enter into the sale and leaseback of the Facility or to make available the Equity Loan Facility hereunder are imposed solely and exclusively for the benefit of GE Capital and its assigns
(including each Assignee) and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that GE Capital will refuse to make Loans in the absence of strict compliance with any or all thereof and no Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by GE Capital at any time if in its sole discretion it deems it advisable to do so. Inspections and approvals of plans and specifications, the Project and the workmanship and materials used therein impose no responsibility or liability of any nature whatsoever on GE Capital, and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by GE Capital for any reason. GE Capital is obligated hereunder solely to make Loans if and to the extent required by this Agreement.

     9.11 Signs. GE Capital shall be permitted to erect and maintain on the Site until the Date of Final Completion of the Facility a sign indicating the source of construction financing.

     9.12 GOVERNING LAW. THIS AGREEMENT, THE LETTER(S) OF CREDIT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE LETTER(S) OF CREDIT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     9.13  SUBMISSION TO JURISDICTION; WAIVERS.  (a)  EACH OF
THE PARTNERSHIP AND THE GENERAL PARTNER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

     (i)       SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY
     LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

     (ii)      CONSENTS THAT ANY SUCH ACTION OR PROCEEDING
     MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

     (iii)     AGREES THAT SERVICE OF PROCESS IN ANY SUCH
     ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY
     THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID TO IT AT ITS ADDRESS SPECIFIED IN SUBSECTION 9.2 AND, IF APPLICABLE, TO GE CAPITAL
     AT ITS ADDRESS SET FORTH IN SUBSECTION 9.2 HERETO OR AT SUCH OTHER ADDRESS OF WHICH GE CAPITAL OR THE PARTNERSHIP OR THE GENERAL PARTNER, IF APPLICABLE, SHALL HAVE BEEN NOTIFIED PURSUANT HERETO; AND

     (iv)      AGREES THAT NOTHING HEREIN OR THEREIN SHALL
     AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER
     MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN
     ANY OTHER JURISDICTION.

     (b) EACH OF THE PARTNERSHIP, THE GENERAL PARTNER AND GE CAPITAL HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     9.14 Limitation of Liability. There shall be full recourse to the Partnership and all of its assets for the liabilities of the Partnership under this Agreement, the Letters of Credit and the Note and its other Obligations, but in no event shall any Partner, Affiliate of any Partner, or any officer, director or employee of the Partnership, any Partner or their Affiliates or any holder of any equity interest in any Partner be personally liable or obligated for such liabilities and Obligations of the Partnership, except as may be specifically provided herein or in any other Loan Document to which such Partner is a party or in the event of fraudulent actions, knowing misrepresentations, gross negligence or willful misconduct by the Partnership, any Partner or any of their Affiliates in connection with the financing contemplated by this Agreement. Subject to the foregoing limitation on liability, GE Capital may sue or commence any suit, action or proceeding against any Partner or any Affiliate thereof in order to obtain jurisdiction over the Partnership in order to enforce its rights and remedies hereunder. Nothing herein contained shall limit or be construed to limit the liabilities and obligations of any Partner or any Affiliate thereof in accordance with the terms of any other Loan Document creating such liabilities and obligations to which such Partner or Affiliate is a party.

     9.15 Release of Easements on Transmission Facilities and Effluent Pipeline. (a) Upon the transfer by the Partnership to the Power Purchaser of the Transmission Facilities and the Easements relating thereto in accordance with the terms of the Power Purchase Agreement, GE Capital agrees to execute (and cause the Owner Trustee and the Security Agent to execute) a supplement to the Deed of Trust and Security Agreement, Security Agreement, Site Lease and Site Sublease releasing such property from the Lien thereon granted in favor of the Security Agent (or from the leasehold interest therein in favor of the Owner Trustee) pursuant to the terms of such agreements.

     (b) Upon the transfer by the Partnership to the County Commissioners of Charles County, Maryland of the Effluent Pipeline and the Easements relating thereto in accordance with the terms of the Effluent Water Agreement, GE Capital agrees to execute (and cause the Owner Trustee and the Security Agent to execute) a supplement to the Deed of Trust and Security Agreement, Security Agreement, Site Lease and Site Sublease releasing such property from the Lien thereon granted in favor of the Security Agent (or from the leasehold interest therein in favor of the Owner Trustee) pursuant to the terms of such agreements.

     9.16  Personal Property.  It is the intention of GE
Capital and the Partnership that the Facility, each Modification and every portion thereof is severed, and shall be and remain severed, to the maximum extent permitted by Applicable Law, from the real estate constituting the Site and the Easements and even if physically attached thereto, shall retain the character of personal property, shall be treated as personal property with respect to the rights of all Persons, shall be removable (subject to the provisions of the Transaction Documents) and shall not be or become fixtures or part of the real estate constituting the Site and the Easements.

     9.17 Special Exculpation. No claim may be made by the Partnership, the General Partner or any other Person claiming by or through the Partnership or the General Partner against GE Capital or any of its successors, assigns, Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Partnership hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
                              PANDA-BRANDYWINE, L.P.

                              By:  Panda Brandywine Corporation, its
                                     General Partner


                              By:
                                   Name:   Robert W. Carter
                                   Title:  President, Chairman and
                                             Chief Executive Officer


                              PANDA BRANDYWINE CORPORATION, as the
                                     General Partner


                              By:
                                   Name:    Robert W. Carter
                                   Title:   President, Chairman and
                                              Chief Executive Officer


                              GENERAL ELECTRIC CAPITAL CORPORATION



                              By:
                                   Name:    Michael E. Stewart
                                   Title:   Attorney-in-Fact

Consented and Agreed:

SHAWMUT BANK CONNECTICUT,
  NATIONAL ASSOCIATION, not in its
  individual capacity, but solely as
  Owner Trustee


By:________________________________
   Name:   Kathy A. Larimore
   Title:  Assistant Vice President

                         TABLE OF CONTENTS


                                                             Page
Section 1.   DEFINITIONS                                        1
             1.1  Defined Terms                                 1
             1.2  Other Definitional Provisions                 1

Section 2.   AMOUNTS AND TERMS OF LOANS                         2
             2.1  Loans                                         2
             2.2  Procedure for Borrowing                       2
             2.3  Disbursement of Loans                         3
             2.4  Note                                          3
             2.5  Fees                                          3
             2.6  Mandatory Prepayments; Special Payments       3
             2.7  Computation of Interest and Fees              4
             2.8  Payments                                      8
             2.9  Letter of Credit Commitment                   9
             2.10 Partnership's Obligations in Respect of
                  Drawings Under Letters of Credit             11
             2.11 Letter of Credit Fees                        13
             2.12 Funding Indemnity                            13
             2.13 Use of Proceeds                              14
             2.14 Taxes                                        14
             2.15 Maximum Number of Tranches                   14

Section 3.   REPRESENTATIONS AND WARRANTIES                    15

             3.1  Financial Statements                         15
             3.2  Partnership Existence and Business; Partners 15
             3.3  Compliance With Law                          16
             3.4  Power and Authorization; Enforceable
                  Obligations                                  16
             3.5  Governmental Actions and Other Consents and
                  Approvals                                    18
             3.6  No Legal Bar                                 19
             3.7  No Proceeding or Litigation                  19
             3.8  No Default or Event of Loss                  19
             3.9  Ownership of Property; Liens                 20
             3.10 Taxes                                        20
             3.11 Federal Regulations                          21
             3.12 ERISA                                        21
             3.13 Investment Company Act; etc.                 21
             3.14 Collateral Security Documents;
                  Lease Documents                              21
             3.15 Full Disclosure                              22
             3.16 Property Rights, Utilities, etc              22
             3.17 Compliance with Building Codes, Zoning
                  Laws, etc.                                   22
             3.18 Principal Place of Business, etc.            23
             3.19 Description of Property                      23
             3.20 Public Utility Status                        23
             3.21 Material Agreement and Licenses              24
             3.22 Sufficiency of Project Documents             24
             3.23 Representations and Warranties               25
             3.24 Location of Site                             25
             3.25 Environmental Matters                        25
             3.26 Fuel Supply                                  28
             3.27 Qualifying Facility                          28
             3.28 Completion of Project                        29

Section 4.   CONDITIONS PRECEDENT TO LOANS                     29

             4.1  Conditions of Initial Loan                   29

                  (a) Notice of Initial Loan Funding           29
                  (b) Note                                     29
                  (c) Title Insurance; Survey                  29
                  (d) Legal Opinions                           30
                  (e) Trust Agreement                          31
                  (f) Collateral Security Documents            31
                  (g) Power Purchase Agreement                 32
                  (h) Construction Contract                    32
                  (i) Steam Agreements                         32
                  (j) Gas Contracts                            32
                  (k) Operation and Maintenance Agreement      32
                  (l) Effluent Water Agreement                 33
                  (m) Partnership Agreement; Formation
                      Documents                                33
                  (n) Project Schedule; Approved Budget        33
                  (o) Letter of Credit Pledge Agreements;
                      Ascending Letter of Credit and
                      Overfunding Letter of Credit             33
                  (p) Site Lease; Site Sublease                34
                  (q) GE Capital's Representative's Report     34
                  (r) Perfection of Liens and Security
                      Interests                                34
                  (s) Fees                                     34
                  (t) Insurance Coverage                       34
                  (u) Preliminary Appraisal                    35
                  (v) Notice to Proceed                        35
                  (w) Easement Agreements                      35
                  (x) Steam Host Arrangements; Qualifying
                      Facility Status                          35
                  (y) Subcontractors; Suppliers                35
                  (z) Governmental Actions                     35
                 (aa) No Material Adverse Change               36
                 (bb) No Material Tax Change                   36
                 (cc) Litigation                               36
                 (dd) Financial Statements                     36
                 (ee) Pledged Stock                            36
                 (ff) Record Searches                          37
                 (gg) Taxes                                    37
                 (hh) Gas Supply Assessment                    37
                 (ii) Projections                              37
                 (jj) Environmental Information                37
                 (kk) Authorizing Actions                      38
                 (ll) Distilled Water Facility Business Plan   38
                 (mm) Fuel Management Plan                     38

             4.2  Conditions to All Loans                      38
                  (a) Governmental Actions and Other Consents
                      and Approvals                            38
                  (b) Qualifying Facility                      38
                  (c) No Change in Law                         39
                  (d) No Material Adverse Change, etc.         39
                  (e) Payment of Project Costs                 39
                  (f) Evidence of Project Costs; Lien Waivers;
                      Ascending Letter of Credit               39
                  (g) Representations and Warranties           40
                  (h) No Default or Event of Default; Event
                      of Loss                                  40
                  (i) No Force Majeure, Cancellation,
                      Suspension, Termination, etc.            40
                  (j) Report of GE Capital's Representative    41
                  (k) Borrowing Certificate                    41
                  (l) Notice of Borrowing                      41
                  (m) Approved Budget Amount                   41
                  (n) Sufficient Financing                     42
                  (o) Interest Payments and Fees               42
                  (p) Taxes and Assessments                    42
                  (q) Project Documents                        42
                  (r) Major Subcontractors                     42
                  (s) Additional Project Documents             42
                  (t) Final Completion, etc.                   42
                  (u) Notices, Stop-Work Orders                43
                  (v) Title Insurance Continuation             43
                  (w) Liens                                    44
                  (x) No Notice Under Section 15.3 of Power
                      Purchase Agreement                       44
                  (y) Confirmation Certificate                 44
                  (z) Additional Matters                       44

Section 5.   SALE AND LEASE OF THE FACILITY                    44

             5.1  Lease Closing Date                           44
             5.2  Actions by the Partnership on the Lease
                  Closing Date                                 44
             5.3  Actions by GE Capital on the Lease Closing
                  Date                                         45
             5.4  Lease of Facility                            45
             5.5  Conditions Precedent to Obligations of GE
                  Capital                                      45

                  (a) Substantial Completion                   45
                  (b) Closing Notice; Certificate of Lessor's
                      Cost                                     45
                  (c) Lease Documents                          45
                  (d) Legal Opinions                           46
                  (e) Title                                    46
                  (f) Requirements under the Power Purchase
                      Agreement                                47
                  (g) Operating Budget                         47
                  (h) Title Insurance; Survey                  47
                  (i) Authorizing Actions                      47
                  (j) Filings and Recordings                   47
                  (k) Insurance Coverage                       48
                  (l) Governmental Actions and Other Consents
                      and Approvals                            48
                  (m) Qualifying Facility                      48
                  (n) No Change in Law                         49
                  (o) No Material Adverse Change, etc.         49
                  (p) Representations and Warranties           49
                  (q) No Default or Event of Default; Event of
                      Loss; Event of Regulation                49
                  (r) No Force Majeure, Cancellation,
                      Suspension, Termination, etc.            50
                  (s) Tax Opinion                              50
                  (t) Lien Searches                            50
                  (u) Appraisal                                50
                  (v) Project Costs                            50
                  (w) Engineer's Report                        50
                  (x) Reserve Account                          50
                  (y) Working Capital                          50
                  (z) Transfer and Recordation Taxes           51
                 (aa) Payment of Project Costs                 51
                 (bb) Maryland Commission Order                51

             5.6  Conditions Precedent to the Obligations of
                  the Partnership                              51

                  (a) Lease Documents                          51
                  (b) No Change in Law                         51

             5.7  Basic Rent Factors; Stipulated Loss Values;
                  Adjustments                                  51
             5.8  Leverage Option; Adjustment of Basic Rent    52
             5.9  Equity Loan Facility                         52
             5.10 Adjustments of Supplemental Rent             53

Section 6.   AFFIRMATIVE COVENANTS                             54

             6.1  Completion of Facility; Monthly Reports      54
             6.2  Conduct of Business, Maintenance of
                  Existence, etc.                              55
             6.3  Payment of Obligations                       55
             6.4  Performance Under Other Agreements           55
             6.5  General Partner                              55
             6.6  Insurance Coverage                           55
             6.7  Inspection of Property; Books and Records;
                  GE Capital's Representative; Discussions     61
             6.8  Compliance With Laws                         62
             6.9  Financial Statements                         63
             6.10 Certificates; Other Information              64
             6.11 Taxes                                        66
             6.12 Maintenance of Property                      66
             6.13 Notices                                      67
             6.14 Assignments of Additional Project Documents;
                  Maintenance of Liens of the Collateral
                  Security Documents; Future Mortgages         69
             6.15 Annual Opinion of Counsel                    70
             6.16 Employee Plans                               70
             6.17 Management Letters                           70
             6.18 Documentation of Project Costs               71
             6.19 Disputes                                     71
             6.20 Lists and Approval of Contractors,
                  Subcontractors and Materialmen               71
             6.21 Easements                                    72
             6.22 Use of Project Cash Flow Prior to the Lease
                  Closing Date                                 72
             6.23 Further Assurances                           72
             6.24 Storage of Materials                         73
             6.25 Hazardous Substances                         73
             6.26 Development Security Letter of Credit
                  Proceeds                                     74
             6.27 Distilled Water Facility Business Plan       74
             6.28 Fuel Management Plan                         74
             6.29 Qualifying Facility Recertification          74
             6.30 Qualifying Facility Status Certificates      74

Section 7.   NEGATIVE COVENANTS                                76

             7.1  Merger, Sale of Assets, Purchases, etc       77
             7.2  Indebtedness                                 77
             7.3  Distributions, etc                           77
             7.4  Liens                                        78
             7.5  Nature of Business                           78
             7.6  Amendment of Contracts, etc                  78
             7.7  Investments                                  79
             7.8  Qualifying Facility                          79
             7.9  Leases                                       79
             7.10 Change of Office                             79
             7.11 Change of Name                               80
             7.12 Compliance With ERISA                        80
             7.13 Transactions With Affiliates and Others      80
             7.14 Acceptance of Facility                       80
             7.15 Payment of Project Costs                     81
             7.16 Approval of Additional Project Documents     81
             7.17 Alteration of the Site or Project            81
             7.18 Changes in Plans and Budgets                 81
             7.19 Capital Expenditures                         81
             7.20 Hazardous Substances and Compliance with
                  Environmental Law                            81
             7.21 Sale of Electricity                          82
             7.22 O&M Letter of Credit                         82

Section 8.   EVENTS OF DEFAULT                                 83

Section 9.   MISCELLANEOUS                                     91

             9.1  Amendments and Waivers                       91
             9.2  Notices                                      91
             9.3  No Waiver; Cumulative Remedies               91
             9.4  Survival                                     92
             9.5  Payment of Expenses and Indemnity            92
             9.6  Successors and Assigns                       93
             9.7  Severability                                 94
             9.8  Headings                                     94
             9.9  Counterparts                                 95
             9.10 GE Capital Sole Beneficiary                  95
             9.11 Signs                                        95
             9.12 GOVERNING LAW                                95
             9.13 SUBMISSION TO JURISDICTION; WAIVERS          95
             9.14 Limitation of Liability                      96
             9.15 Release of Easements on Transmission
                  Facilities and Effluent Pipeline             96
             9.16 Personal Property                            97
             9.17 Special Exculpation                          97


APPENDIX A     Definitions

SCHEDULES

Schedule 1     Description of the Site and Easements
Schedule 2     Governmental Actions
Schedule 3     Recordings and Filings
Schedule 4     Approved Budget
Schedule 5     Project Schedule
Schedule 6     Assumptions
Schedule 7     Equity Loan Terms
Schedule 8     Environmental Matters
Schedule 9     Operating Projections
Schedule 10    Basic Rent Factors and Stipulated Loss Value
Schedule 11    Fuel Management Plan
Schedule 12    Distilled Water Facility Business Plan
Schedule 13    Leverage Option Adjustment


EXHIBITS

Exhibit A      Form of Note
Exhibit B-1    Form of Development Security Letter of Credit
Exhibit B-2    Form of Interconnection Letter of Credit
Exhibit B-3    Form of Performance Letter of Credit
Exhibit B-4    Form of O&M Letter of Credit
Exhibit C-1    Form of Borrowing Certificate
Exhibit C-2    Form of Notice of Borrowing
Exhibit C-3    Form of Cost Certificate
Exhibit C-4    Form of Confirmation Certificate
Exhibit D      Form of Notice of Initial Loan Funding
Exhibit E      Form of Assignment
Exhibit F      Form of Consent
Exhibit G      Form of Lease Closing Notice
Exhibit H      Form of Certificate of Lessor's Cost
Exhibit I-1    Form of Substantial Completion Certificate
Exhibit I-2    Form of Final Completion Certificate
Exhibit J      Form of Bill of Sale and Severance Agreement
Exhibit K      Form of Deed of Trust and Security Agreement
Exhibit L      Form of Facility Lease
Exhibit M      Form of Site Lease
Exhibit N      Form of Site Sublease
Exhibit O      Form of Security Deposit Agreement
Exhibit P-1    Form of General Partner Pledge Agreement
Exhibit P-2    Form of Limited Partner Pledge Agreement
Exhibit Q      Form of Stock Pledge Agreement
Exhibit R      Form of Present Assignment of Power Purchase
               Agreement
Exhibit S-1    Form of Ascending Letter of Credit Pledge
               Agreement
Exhibit S-2    Form of Overfunding Letter of Credit Pledge
               Agreement
Exhibit T-1    Form of Ascending Letter of Credit
Exhibit T-2    Form of Overfunding Letter of Credit
Exhibit U      Form of Tax Indemnity Agreement
Exhibit V      Form of Security Agreement
Exhibit W      Form of Steam Lease
Exhibit X      Form of Steam Lessee Security Agreement
Exhibit Y-1    Form of Opinion of Chadbourne & Parke
Exhibit Y-2    Form of Opinion of Gibbs & Haller
Exhibit Y-3    Form of Opinion of Piper & Marbury
Exhibit Y-4    Form of Opinion of Thompson & Knight
Exhibit Y-5    Form of Opinion of Counsel to Participants
Exhibit Y-6    Form of Opinion of Venable, Baetjer,
               Howard & Civiletti
Exhibit Y-7    Form of Opinion of Simpson Thacher & Bartlett
Exhibit Y-8    Form of Opinion of Swidler and Berlin
Exhibit Y-9    Form of Opinion of Shipman & Goodwin
Exhibit Z      Form of Trust Agreement

                               Exhibit A

                                   to

                     Construction Loan Agreement and Lease Commitment

                               Form of Note

              [See Exhibit 10.245 filed with this Registration Statement]




                                Exhibit K

                                   to

                     Construction Loan Agreement and Lease Commitment

                      Form of Deed of Trust and Security Agreement

              [See Exhibit 10.27 filed with this Registration Statement]




                                   Exhibit M

                                      to

                       Construction Loan Agreement and Lease Commitment

                               Form of Site Lease

                [See Exhibit 10.72 filed with this Registration Statement[






                                     Exhibit N

                                        to

                     Construction Loan Agreement and Lease Commitment

                                    Form of Site Sublease

                [See Exhibit 10.73 filed with this Registration Statement]




                                     Exhibit O

                                          to

                       Construction Loan Agreement and Lease Commitment

                            Form of Security Deposit Agreement

                [See Exhibit 10.26 filed with this Registration Statement]






                                      Exhibit P-1

                                            to

                          Construction Loan Agreement and Lease Commitment

                             Form of General Partner Pledge Agreement

                 [See Exhibit 10.28 filed with this Registration Statement]




                                      Exhibit P-2

                                           to

                    Construction Loan Agreement and Lease Commitment

                          Form of Limited Partner Pledge Agreement

                 [See Exhibit 10.29 filed with this Registration Statement]



                                       Exhibit Q

                                           to

                      Construction Loan Agreement and Lease Commitment

                          Form of Stock Pledge Agreement

                  [See Exhibit 10.30 filed with Registration Statement]



                                          Exhibit V

                                             to

                    Construction Loan Agreement and Lease Commitment

                                   Form of Security Agreement

                  [See Exhibit 10.33 filed with this Registration Statement]



                                       Exhibit X

                                           to

                        Construction Loan Agreement and Lease Commitment

                              Form of Steam Leasee Security Agreement

                  [See Exhibit 10.35 filed with this Registration Statement]





                                      Exhibit Z

                                         to

                         Construction Loan Agreement and Lease Commitment

                                    Form of Trust Agreement

                  [See Exhibit 10.34 filed with this Registration Statement]


                                                    APPENDIX A to
                                      Construction Loan Agreement
                                             and Lease Commitment


                          DEFINITIONS


          Whenever used in (i) the Construction Loan Agreement and Lease Commitment, dated as of March 30, 1995 among Panda-Brandywine, L.P., Panda Brandywine Corporation and General Electric Capital Corporation, (ii) the Deed of Trust and Security Agreement, dated as of March 30, 1995, between Panda-Brandywine, L.P. and Chicago Title Insurance Company, as trustee, (iii) the Security Deposit Agreement, dated as of March 30, 1995, among Panda-Brandywine, L.P., Panda Brandywine Corporation, General Electric Capital Corporation and Shawmut Bank Connecticut, National Association, as Owner Trustee and Security Agent or (iv) any of the other Loan Documents or Lease Documents referred to therein, the following terms shall have the following meanings, unless otherwise defined therein:

          "Accounts": the collective reference to the Operation and Maintenance Reserve Account, the Rent Reserve Account, the Insurance and Condemnation Proceeds Account, the Warranty Maintenance Reserve Account, the Revenue Account, the Special Payment Account, the Current Account, the Distribution Reserve Account and the Partnership Security Account and each other established by the Security Agent pursuant to the terms of the Security Deposit Agreement.

          "Accrued Maintenance Payment":  as defined in Section
     5(e) of the Lease.

          "Additional Construction Contract": direct order contracts for miscellaneous project facilities and additional construction contracts, other than the Construction Contract, entered into by the Partnership with the consent of GE Capital for the provision of labor, services and/or material in connection with the design, engineering, construction, equipping and/or testing of the Project or any part thereof, including the Effluent Pipeline and the Transmission Facilities.

          "Additional Project Documents": any contract, agreement or instrument (but excluding Governmental Actions) related to the development, ownership, construction, testing, maintenance, repair, operation or use of the Project entered into by the Partnership and any other Person subsequent to the Initial Loan Funding Date (including each Additional Construction Contract) and any consent and agreement which constitutes an Ancillary Document and is delivered in connection therewith, but excluding Non-Material Agreements.

          "Adverse Proceedings": any action, investigation, law or proceeding which seeks to revoke, suspend, delay or adversely modify any of the Governmental Actions.

          "Affiliate": of any designated Person, each Person which, directly or indirectly, controls or is controlled by or is under common control with such designated Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise; provided that for purposes of Section 8(e) of the Stock Pledge Agreement "control" (and its correlative meanings), as used with respect to any Person, shall also mean the ownership, directly or indirectly, of any equity securities of or any interests in such Person, whether or not it has the power to direct or cause the direction of the management and policies of such Person.

          "After-Tax Basis": with respect to any payment to be received by any Person, the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes imposed by any Governmental Authority with respect to such payments (whether or not such Taxes are payable), the sum of such payments shall be equal to the original payment to be received by such Person.

          "Ancillary Documents": with respect to each Additional Project Document, (i) an Assignment in substantially the form of Exhibit E to the Loan Agreement, together with any amendments to the Collateral Security Documents necessary or desirable to grant to the Security Agent, for the benefit of GE Capital and the Owner Trustee, a first priority perfected Lien in such Additional Project Document and all property interests received by the Partnership in connection therewith, (ii) all recorded financing statements and other filings required to perfect such Liens, (iii) opinions of counsel for the Partnership and, to the extent reasonably required by GE Capital (and to the extent available after diligent attempts to procure the same) the other parties to such Additional Project Document, (iv) a Consent to Assignment with respect to such Additional Project Document from such other parties substantially in the form of Exhibit F to the Loan Agreement or otherwise in form and substance reasonably satisfactory to GE Capital, and (v) evidence of the Partnership's authorization of such Additional Project Document, all in form and substance satisfactory to GE Capital.

          "Annual QF Status Certificate": a certificate of an Authorized Officer of the General Partner setting forth (a) the QF Minimum Steam Take for the period covered by such certificate, and (b) whether, during the period covered by such certificate, the Steam Host has purchased an amount of steam under the Steam Sales Agreement at least equal to such QF Minimum Steam Take.

          "Applicable Law" or "Law": with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Action or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term "Applicable Law" or "Law" shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of the Loan Agreement.

          "Appraisal Procedure": a procedure whereby two independent appraisers, one appointed by GE Capital and one by the Lessee, shall agree upon the value, period, amount or determination then the subject of an appraisal. If either GE Capital or the Lessee shall determine that a value, period, amount or determination to be determined under the Facility Lease or any other Transaction Document cannot timely be established by agreement, such party shall appoint its appraiser and give notice thereof to the other party, which shall appoint its appraiser within 30 days thereafter. If such other party does not appoint its appraiser within such thirty-day period, the determination of the first appraiser made within 60 days thereafter shall be conclusive and binding. If within 60 days after appointment of the second of the two appraisers, such appraisers are unable to agree upon the value, period, amount or determination in question, they jointly shall appoint a third appraiser within 10 days thereafter, or, if they do not do so, either GE Capital or the Lessee may request the American Arbitration Association, or any organization successor thereto, to appoint the third appraiser from a panel of arbitrators knowledgeable on the subject of natural gas-fired cogeneration plants and the equipment used or operated in connection therewith. The decision of the third appraiser shall be given within 60 days after the appointment thereof. If three appraisers shall be so appointed, the average of all three determinations shall be conclusive and binding on GE Capital and the Lessee unless the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate appraiser shall be excluded and the average of the remaining two determinations shall be conclusive and binding on GE Capital and the Lessee. The obligation to pay the fees and expenses of appraisers incurred in connection with any Appraisal Procedure relating to any transaction contemplated by any provision of the Facility Lease or any other Transaction Document shall be divided equally between GE Capital and the Lessee (except the obligation to pay such fees and expenses in connection with any Appraisal Procedure pursuant to Section 15 of the Facility Lease, which shall be solely that of the Lessee).

          "Approved Budget": the budget prepared by the Partnership in form and substance satisfactory to GE Capital and attached to the Loan Agreement as Schedule 4, which sets forth in reasonable detail all Project Costs anticipated to be incurred in connection with the development and construction of the Project, as such Approved Budget may be amended from time to time with the prior written consent of GE Capital.

          "Ascending Letter of Credit": the letter of credit issued by Deutsche Bank pursuant to the terms of Section 3.14(a) of the Construction Contract as security for the performance by the Contractor of its obligations under the Construction Contract, together with any amendments or supplements thereto and any successor letters of credit issued pursuant to such Section 3.14(a), each substantially in the form of Exhibit T-1 to the Loan Agreement.

          "Ascending Letter of Credit Pledge Agreement": the Ascending Letter of Credit Pledge Agreement to be entered into by the Partnership in favor of the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit S-1 to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Assigned Contracts": the collective reference to the Construction Contract, the Raytheon Parent Guaranty, the Power Purchase Agreement, the Gas Supply Contract, the Gas Supply Guaranty, the Fuel Management Agreement, the Fuel Management Guaranty, the Gas Transportation Contracts, the Effluent Water Agreement, the Steam Sales Agreement, the Steam Lease, the Steam Lessee Security Agreement, the Operation and Maintenance Agreement and, from and after the date any Additional Project Document is executed by the Partnership, such Additional Project Document.

          "Assignee": as defined in subsection 9.6(b) of the Loan Agreement.

          "Assignments": the collective reference to the Assignments of each of the Assigned Contracts, each substantially in the form of Exhibit E to the Loan
     Agreement, to be executed by the Partnership in favor of the Security Agent for the benefit of GE Capital and the Owner
     Trustee.

          "Authorized Officer": shall mean (i) with respect to any Person that is a corporation, the president, any vice president, the treasurer, or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, the president, any vice president, the treasurer or the chief financial officer of a general partner of such Person, or (iii) with respect to the Owner Trustee, any officer in its Corporate Trust Administration department, or (iv) with respect to any Person, such other representative of such Person that is approved by GE Capital in writing. No Person shall be deemed to be an Authorized Officer unless named on a certificate of incumbency of such Person delivered to GE Capital on or after the Initial Loan Funding Date.

          "Available Cash Flow": for any period (including any Quarterly Measurement Period), the amount, if any, by which Project Revenues for such period exceed the sum of (i) Project Expenses of the Partnership for such period, plus
     (ii) payments of Rent for such period, plus (iii) payments of fees in respect of the Letter(s) of Credit for such period, plus (iv) debt service (exclusive of any mandatory prepayments of principal) on the Partnership Equity Loans, if any, for such period.

          "Bankruptcy Code": Title 11 of the United States Code titled "Bankruptcy," as amended from time to time, and any successor statute thereto.

          "Base Rate": with respect to any Base Rate Loan (or other amount owing under the Transaction Documents with respect to which interest is payable at the Base Rate), the interest equivalent of the 30-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by Standard and Poor's Corporation ("S&P"), as made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding the applicable Reset Date for such Base Rate Loan (or, with respect to other amounts owing with respect to which interest is payable at the Base Rate, the Business Day immediately preceding the date on which such interest begins to accrue) or (b) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of the 30-day rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by commercial paper dealers to GE Capital for the close of business on the Business Day immediately preceding the applicable Reset Date for such Base Rate Loan. For purposes of this definition, the "interest equivalent" of a rate stated on a discount basis (a "discount rate") for commercial paper of a given days' maturity shall be equal to the quotient (rounded upwards to the next higher one-thousandth (.001) of 1%) of
     (A) the discount rate divided by (B) the difference between
     (x) 1.00 and (y) a fraction the numerator of which shall be the product of the discount rate times the number of days in which such commercial paper matures and the denominator of which shall be 365.

          "Base Rate Loans": the Loans that are made or maintained at an interest rate based on the Base Rate.

          "Basic Rent": as defined in Section 3(a) of the Facility Lease.

          "Basic Rent Factors": the percentages set forth in Schedule C to the Facility Lease as such percentages may be adjusted from time to time in accordance with the provisions of Section 3(d) of the Facility Lease.

          "Basic Rent Payment Dates": initially, (a) the last Business Day of the calendar month which is three months after the Basic Term Commencement Date and thereafter during the Lease Term, (b) the last Business Day of each calendar month occurring three months after the immediately preceding Basic Rent Payment Date.

          "Basic Term" or "Basic Lease Term": the period from and including the Basic Term Commencement Date to and including the last Business Day of the calendar month which occurs twenty years after the Basic Term Commencement Date.

          "Basic Term Commencement Date":  the Lease Closing
     Date.

          "Bill of Sale":  the Bill of Sale and Severance
     Agreement substantially in the form of Exhibit J to the Loan
     Agreement.

          "Borrowing": a borrowing under the Loan Agreement of one or more Loans.

          "Borrowing Certificate": a certificate of the Partnership substantially in the form of Exhibit C-1 to the Loan Agreement.

          "Borrowing Date": each date on which GE Capital makes a Loan under the Loan Agreement.

          "Budget Category": as defined in subsection 4.1(n) of the Loan Agreement.

          "Budget Category Amount":  as defined in subsection
     4.1(n) of the Loan Agreement.

          "Business Day": a day other than a Saturday, a Sunday or any other day on which commercial banks in New York City or Hartford, Connecticut are required or authorized by Law to be closed and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

          "Capital Lease": any lease of property, real or personal, which, in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee thereof.

          "Cash Available for Distributions": for any period (including any Quarterly Measurement Period), the amount, if any, by which Distributable Cash Flow for such period exceeds the sum of (i) contributions to the Rent Reserve Account for such period plus (ii) any required prepayments of principal of the Partnership Equity Loans for such period plus (iii) debt service on the Partner Equity Loans for such period.

          "Change in Accounting Treatment": any amendment to or revision or official interpretation of the Statements of Financial Accounting Standards applicable to lease transactions by the Financial Accounting Standards Board that shall become effective subsequent to March 23, 1994 and on or prior to the Lease Closing Date.

          "Change in Tax Law": any amendment to the Code that shall be enacted into law, become effective or is promulgated (including any technical correction to any such effective amendment that subsequently shall be enacted into law) or any change in the Treasury Regulations (including any proposed or temporary Treasury Regulations) or any other administrative interpretation of the Code that shall be adopted or promulgated, as the case may be, subsequent to March 23, 1994 and through the end of the session of the United States Congress which is in office during and including the later of (a) the year in which the Facility is placed in service or (b) the year in which the Lease Closing Date occurs, that causes GE Capital to experience tax consequences more or less favorable than those assumed in the Tax Indemnity Agreement, provided, however, a Change in Tax Law shall not include any favorable change with respect to investment tax credits or allowances of any kind except to the extent that GE Capital actually realizes tax benefits therefrom, and in such case, only to the extent of such benefits actually realized (which, in both cases, shall be determined by GE Capital in its reasonable discretion).

          "Change Order": a change in the Construction Contract pursuant to Section 2.15 of the Construction Contract.

          "CLNG": Cove Point LNG Limited Partnership, a limited partnership organized under the laws of the State of Delaware.

          "CLNG Agreement": the FTS Service Agreement dated as of March 30, 1995 between the Partnership and CLNG, as supplemented by the letter dated as of March 30, 1995, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Closing Date":  the Initial Loan Funding Date.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": the collective reference to all real and personal property, tangible and intangible, and the proceeds thereof, subjected from time to time to the Liens intended to be created by the Collateral Security Documents.

          "Collateral Security Documents": the collective reference to the Deed of Trust and Security Agreement, the Security Agreement, the Security Deposit Agreement, the Ascending Letter of Credit Pledge Agreement, the Overfunding Letter of Credit Pledge Agreement, the Pledge Agreements, the Steam Lessee Security Agreement, the Assignments, the Consents to Assignment, each assignment (or consent to assignment) of an Easement Agreement, and any other agreement or instrument hereafter entered into by the Partnership or any other Person which secures the payment of the indebtedness evidenced by the Notes, the payment of Rent or the payment or performance of any other covenant or obligation or liability of the Partnership to GE Capital, or the Owner Trustee or the Security Agent under the Loan Agreement, the Facility Lease or any other Transaction Document.

          "Columbia":  the Columbia Gas Transmission
     Corporation, a corporation organized under the laws of the State of Delaware.

          "Columbia Bankruptcy Proceeding": the proceeding before the United States Bankruptcy Court for the District of Delaware captioned as In re: The Columbia
     Gas System Inc., and Columbia Gas Transmission
     Corporation, Case Nos. 91-803 and 91-804.

          "Columbia Facilities": the pipeline improvements and other facilities to be constructed by Columbia pursuant to the Columbia Precedent Agreement.

          "Columbia FTS Agreement":  the Amended and
     Restated FTS Service Agreement, dated as of March 23, 1995, between Columbia and the Partnership, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.


          "Columbia Precedent Agreement": the Precedent Agreement between Columbia and the Partnership, dated as of February 25, 1994, as amended by the Amending Agreement, dated as of March 24, 1995 and supplemented by a letter dated as of March 30, 1995, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Columbia Proceeding": shall mean the proceeding before FERC in which Columbia will request the issuance of a certificate of public convenience and necessity, pursuant to
     Section 7(c) of the Natural Gas Act (15 U.S.C. 717f(c)), for authority to construct pipeline facilities to provide transportation service to the Project under the Columbia FTS Agreement.

          "Commercial Operation Date":  the "Actual Commercial
     Operation Date", as defined in the Power Purchase Agreement.

          "Commitment": GE Capital's obligation to (a) make Loans to the Partnership pursuant to subsection 2.1 of the Loan Agreement in an aggregate amount not to exceed the Loan Commitment and (b) issue the Letters of Credit pursuant to subsection 2.9 of the Loan Agreement in an aggregate stated amount not to exceed the Letter of Credit Commitment.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Partnership within the meaning of Section 414(b) or (c) of the Code.

          "Confirmation Certificate": a certificate of Price
     Waterhouse or such other nationally recognized accounting firm as GE Capital shall reasonably approve, substantially in the form of Exhibit C-4 to the Loan Agreement.

          "Consent of the Power Purchaser": the Consent and Agreement, dated April 10, 1995, entered into by the Power
     Purchaser, the Partnership, GE Capital, the Security Agent and the Owner Trustee.

          "Consents to Assignment": the collective reference to each Consent, substantially in the form of Exhibit F to the Loan Agreement, to be executed and delivered by each party (other than the Partnership) to each Assigned Contract in respect of the Assignments.

          "Construction Contract": the Amended and Restated Turnkey Cogeneration Facility Agreement, dated as of
     March 30, 1995 between the Contractor and the Partnership in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, together with the Raytheon Parent Guaranty, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Construction Loan Maturity Date": the earliest to occur of (i) the Lease Closing Date, (ii) the date which occurs six months prior to the latest required commercial operations date in the Power Purchase Agreement (which latest required commercial operations date is, as of the Initial Loan Funding Date, June 1, 1997), as such date may be extended pursuant to the terms thereof, and (iii) the date which occurs 22 months after the Initial Loan Funding Date.

          "Construction Progress Report": a monthly report from the Partnership to GE Capital and GE Capital's Representative providing (a) an assessment by the Partnership of the overall construction progress of the Project and the Pipeline Facilities and the PEPCO Interconnection Facility since the date of the last such report and since the Initial Loan Funding Date, together with an assessment of how such progress compares to the Project Schedule, (b) a detailed description of any and all material problems (including, but not limited to, actual and anticipated cost overruns, if any) encountered or anticipated in connection with the Project and the Pipeline Facilities and the PEPCO Interconnection Facility since the date of the last such report, together with an assessment of how such problems may impact the Project Schedule, (c) a detailed description of the proposed solutions to the problems referred to in clause (b) above, (d) a statement as to the anticipated delivery dates of major equipment for the Project, together with an assessment of how such delivery dates will impact the Project Costs, Contract Sum and the Project Schedule and (e) a discussion and/or analysis of such other matters related to the Project and the Pipeline Facilities and the PEPCO Interconnection Facility and the Project Schedule as GE Capital shall reasonably request. Each such Construction Progress Report shall be executed by the project manager and certified by an Authorized Officer of the Partnership.

          "Contest": with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted, so long as (i) adequate cash reserves have been established with respect thereto, (ii) any Lien filed in connection therewith shall have been removed from the record by the bonding of such Lien by a reputable surety company satisfactory to GE Capital, or security satisfactory to GE Capital is otherwise provided to assure the discharge of the obligation thereunder and of any additional charge, penalty or expense arising from or incurred as a result of such contest, (iii) the failure to pay any such Tax, Lien or claim during the pendency of such contest would not otherwise have (nor could it reasonably be expected to have) a Material Adverse Effect and (iv) the Person subject to any such Tax, Lien or claim has no knowledge of any material actual or proposed deficiency or additional assessment that there is a substantial likelihood of being imposed if a contest is pursued (but which might otherwise be avoided if such contest were not pursued).

          "Contingent GE Capital Distributions": as defined in subsection 5.10 of the Loan Agreement.

          "Contingent Obligation": with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

          "Continuation Endorsement":  as defined in subsection
     4.2(v) of the Loan Agreement.

          "Contract Sum":  $121,658,816.

          "Contractor":  Raytheon Engineers & Constructors, Inc.
     (formerly known as United Engineers & Constructors Inc.
     d/b/a Raytheon Engineers & Constructors), a Delaware corporation.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Cost Certificate": a certificate of an Authorized Officer of the Partnership substantially in the form of Exhibit C-3 to the Loan Agreement setting forth in detail specific work items for which payment is being requested, such Cost Certificate to be accompanied by invoices and other supporting documents as may be necessary to properly document all Project Costs identified therein and to otherwise include sufficient detail to (x) reconcile to the Approved Budget; (y) verify that sufficient amounts are available under the Loan Commitment to complete the Project; and (z) specify any appropriate increase in the stated amount of the Ascending Letter of Credit.

          "CPCN": the Certificate of Public Convenience and Necessity granted to the Partnership pursuant to Sections 54A and 54B of Article 78, Public Service Commission Law, of the Annotated Code of Maryland, by Order No. 71487 dated October 6, 1994 and by Order No. 71529 dated October 27, 1994, as amended by Order No. 71644 dated December 16, 1994, of the Maryland Commission, and as such certificate may be further amended from time to time by the Maryland Commission.

          "Current Account: the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security Deposit Agreement.

          "Date of Final Completion":  the date on which:

                    (a)  the Facility has achieved final
          acceptance under the Construction Contract;

                    (b)  no defects and/or deficiencies exist
          that adversely affect the performance of the Facility under the performance standards set forth in the Construction Contract;

                    (c)  the Partnership has received all as-
          built drawings of the Facility, test data, and other technical information required for the Partnership or operator to operate and maintain the Facility;

                    (d) the Partnership has received all manuals and instruction books necessary to operate and maintain the Facility in a safe, efficient and effective manner;

                    (e)  all special tools to be supplied by any
          EPC Contractor or the Partnership have been delivered to the Site;

                    (f)  all EPC Contractors', contractors' and
          subcontractors' personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the Site;

                    (g)  the Partnership has received from each
          EPC Contractor (i) any waivers of liens and claims relating to the Work which were not previously delivered by such EPC Contractor, and (ii) final waivers of all liens and claims by each subcontractor or materialman of such EPC Contractor relating to the Work;

                    (h)  there are no significant unresolved
          disputes, litigation or arbitration proceedings with respect to any of the EPC Contracts;

                    (i)  each EPC Contractor has performed all
          provisions of and delivered all items required by the relevant EPC Contract in a manner reasonably satisfactory to the Partnership;

                    (j)  GE Capital has received a Final
          Completion Certificate, and if requested by GE Capital, the Partnership and GE Capital have received from each EPC Contractor an executed copy of a completion certificate, such completion certificate to be in form and substance satisfactory to GE Capital and GE Capital's Representative;

                    (k) all Project Costs incurred in connection with Final Completion of the Facility have been paid;
          and

                    (l)  the Commercial Operation Date has
          occurred under the Power Purchase Agreement.

          "Date of Substantial Completion": the date on which:

          (a) the Facility has achieved "Substantial Completion" under Section 6.04 of the Construction Contract;

          (b) no defects and/or deficiencies exist that materially adversely affect the performance of the Facility under the performance standards set forth in the Construction Contract;

          (c) the Partnership has received all manuals and instruction books necessary to operate and maintain the Facility in all material respects in a safe, efficient and effective manner;

          (d)  all special tools to be supplied by any EPC
     Contractor or the Partnership necessary to operate and maintain the Facility in all material respects have been delivered to the Site; and

          (e) there are no significant unresolved disputes, litigation or arbitration proceedings with respect to any of the EPC Contracts.

          "Deed of Trust and Security Agreement": the Deed of Trust and Security Agreement to be entered into between the Partnership and Chicago Title Insurance Company, as trustee for the use and benefit of the Security Agent (for the benefit of GE Capital and the Owner Trustee), substantially in the form of Exhibit K to the Loan Agreement, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

          "Default": any of the events specified in Section 8 of the Loan Agreement, whether or not any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

          "Default Rate": as to any Loans or other amounts, the sum of (i) the Interest Rate otherwise applicable to such Loans or other amounts (which, in the case of other amounts, shall be deemed to be the Base Rate) plus (ii) two hundred basis points (2.0%) per annum.

          "Development Loan Agreement":  the Development Loan
     Agreement, dated as of March 23, 1994, among the Partnership, the General Partner, GE Capital (as agent and as a lender) and the Contractor, as amended through the Initial Loan Funding Date.

          "Development Loan Closing Date":  March 23, 1994.

          "Development Security Letter of Credit":  the Letter of
     Credit referred to by that name in subsection 2.9(a) of the Loan Agreement.

          "Discount Rate":  the Treasury Index Rate.

          "Distilled Water Facility": the distilled water facility to be constructed on the Distilled Water Facility Premises pursuant to the Construction Contract, as more particularly described in Schedule A to the Steam Lease.

          "Distilled Water Facility Business Plan":  the
     Distilled Water Facility Business Plan set forth in Schedule
     12 to the Loan Agreement.

          "Distilled Water Facility Premises": that portion of the Site described in Schedule B to the Steam Lease, on which the Distilled Water Facility is to be located.

          "Distributable Cash Flow": for any period (including any Quarterly Measurement Period), the amount, if any, by which Project Revenues of the Partnership for such period exceed the sum of (i) Project Expenses of the Partnership for such period, plus (ii) payments of Rent for such period plus (iii) payments of fees in respect of the Letter(s) of Credit for such period, plus (iv) contributions to the Operation and Maintenance Reserve Account for such period, plus (v) debt service (exclusive of any mandatory prepayments of principal) on the Partnership Equity Loans for such period.

          "Distribution Reserve Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security Deposit
     Agreement.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Easements": any easement, license, right-of-way or similar real property interest or right that is the subject of an Easement Agreement.

          "Easement Agreements":  each agreement set forth in
     Schedule 1 to the Loan Agreement entered into prior to the Initial Loan Funding Date and each similar agreement entered into subsequent thereto granting or assigning to the Partnership ownership of or other rights in respect of any easement, license, right-of-way or similar real property interest or right relating to the Facility or the Site or to the transportation and delivery of Fuel, water, electricity or steam to or from the Facility or the Site or to ingress or egress to or from the Facility or the Site, each such agreement to be satisfactory in form and substance to GE Capital.

          "Effluent Pipeline": the pipeline to be constructed pursuant to the terms of the Effluent Water Agreement to transport water to the Facility.

          "Effluent Water Agreement": the Treated Effluent Water Purchase Agreement dated as of September 13, 1994 between the Partnership and the County Commissioners of Charles County, Maryland, together with the Water Easement Maintenance Agreement, in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Environmental Audit": each report or audit relating to environmental conditions at the Site (including the environmental reports of (i) Environmental Consulting & Technology, Inc. ("ECT") dated September 23, 1993, October 18, 1993 January 3, 1994, March 21, 1994 and September 1994,
     (ii) International Engineers, Inc. dated July 13, 1992 and December 17, 1992, (iii) CSC, Inc. dated April 13, 1994 and October 10, 1994 and (iv) TPS Technologies dated April 14, 1994 and the audit thereof by ENVIRON Corporation dated January 11, 1995), each such report or audit to be satisfactory in form and substance to GE Capital and to be performed by an engineering firm satisfactory to GE Capital.

          "Environmental Law": as to any Person, any current or future law, treaty, rule, code, ordinance, regulation, permit, certificate, order, interpretation or license of any Governmental Authority or any determination of an arbitrator or a court or other Governmental Authority, relating to the presence, use, generation, handling, treatment, storage, transport, recycling, emission, spill, leak, seepage, discharge, release, threatened release or disposal of Hazardous Substances, the occurrence or remediation of any discharge of Hazardous Substances, environmental protection or any other environmental matter.

          "Environmental Proceeding":

          (a) any litigation, proceeding, consent order or agreement under any Environmental Law whether judicial or administrative (including receipt by the Partnership or General Partner of any document) relating to:

                         (i)       the happening of any event
          involving the use, recycling, emission, spill, leak, seepage, discharge, release, threatened release, clean-up or remediation of any Hazardous Substance in such quantities or under such conditions so as to require under any Environmental Law removal or other remedial actions which have not yet been taken; or

                         (ii)      any complaint, order, citation
          or notice filed or issued under any Environmental Law by any Person (including, without limitation, the United States Environmental Protection Agency) alleging violation of any Environmental Law; or

               (b)  any notice from any Person of:

                         (i)       any violation or alleged
          violation of any Environmental Law or any allegation that the Partnership may have any liability under any Environmental Law; or

                         (ii)      the commencement of any
          environmental remediation or other similar remedial or corrective activity pursuant to or in accordance with any Environmental Law.

          "EPA":  the United States Environmental Protection
     Agency.

          "EPC Contractor": the collective reference to the Contractor and each party (other than the Partnership) to an Additional Construction Contract.

          "EPC Contracts": the collective reference to the Construction Contract and each Additional Construction
     Contract.

          "Equity Borrower": either the Partnership or the Partners, as the case may be, as borrower under the Equity
     Loan Facility.

          "Equity Loan Facility": as such term is defined in subsection 5.9 of the Loan Agreement.

          "Equity Loans":  as such term is defined in subsection
     5.9 of the Loan Agreement.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System; provided, that the Eurocurrency Reserve Requirements shall be deemed to be zero, unless GE Capital has, in accordance with subsection
     9.6 of the Loan Agreement assigned any portion of its rights and obligations under the Loan Agreement to any financial institution which is a member of the Federal Reserve System and is required to maintain reserve requirements prescribed for eurocurrency funding by any regulation of the Board or any other Governmental Authority having jurisdiction with respect thereto, in which event the Eurocurrency Reserve Requirements shall be as set forth above. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to a lender under Regulation D.

          "Eurodollar Base Rate": with respect to any Interest Period, (a) the rate per annum determined on the basis of the offered rates for deposits in Dollars for a period equal to such Interest Period reported by Telerate News Service on the day that is two Business Days prior to the beginning of such Interest Period or (b) in the event that the rate described in clause (a) of this definition ceases to be available, the rate as determined from such financial reporting service or other information as shall be mutually acceptable to GE Capital and the Partnership.

          "Eurodollar Loan": the Loans that are made or maintained at an interest rate based on the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum (rounded upwards to the nearest whole multiple of 1/16th of one percent) determined for such day in accordance with the following formula:

                      Eurodollar Base Rate
            1.00 - Eurocurrency Reserve Requirements

          "Eurodollar Tranche": as defined in subsection 2.15 of the Loan Agreement.

          "Event of Default":  any of the events specified in
     Section 8 of the Loan Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition, has been satisfied.

          "Event of Loss": (i) the actual or constructive total loss of all or substantially all of the Facility, or the condemnation, confiscation or seizure of, or requisition of title to, or requisition by any Governmental Authority (for a period exceeding the lesser of six months or the remainder of the Basic Term or any Renewal Term then in effect) of the use of all or substantially all of the Facility; (ii) the cessation or material impairment of the operation of the Facility as a result of damage to the Facility or (iii) the loss, theft, destruction or damage of, or condemnation, confiscation or seizure of, or requisition of title to, or requisition by any Governmental Authority of the use of, such portion of the Project as shall render the Facility unable to operate at the level of operation prior to the occurrence of such event or as a Qualifying Facility (in a situation in which clause (i) is not applicable).

          "Event of Regulation": GE Capital or any of its Affiliates becoming a Public Utility solely by reason of the execution, delivery and performance of the Lease Documents or the ownership or leasing of the Facility by the Owner Trustee under the Lease Documents; provided, that no event resulting solely from a Special QF Loss Event shall be deemed an Event of Regulation.

          "Expenses": liabilities, obligations, losses, damages, penalties, claims (including, without limitation, claims involving liability in tort, strict or otherwise), actions, suits, judgments, out-of-pocket costs, expenses and disbursements (including reasonable legal and other professional fees and expenses and costs of investigation) of any kind and nature whatsoever.

          "Facility": the (a) gas-fired cogeneration facility having a net rating of approximately 230 megawatts (measured at the Site) to be constructed on the Site pursuant to the Construction Contract, including all equipment and systems set forth in the Construction Contract and any other EPC Contract, if any, and (b) the Distilled Water Facility, all as more particularly described in Schedule A to the Facility Lease.

          "Facility Lease": the Facility Lease to be entered into between Lessor and the Lessee, substantially in the form of Exhibit L to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

          "Fair Market Rental Value": the value, which shall not in any event be less than zero, that would be obtained in an arm's-length transaction for cash between an informed and willing lessee and an informed and willing lessor, neither of whom is under any compulsion to lease, for the use of the Facility for the appropriate period. Except as required to be determined pursuant to Section 15 of the Facility Lease, Fair Market Rental Value shall be determined on the assumptions that: (i) the Facility is in at least the condition and state of repair required under Section 8(a) of the Facility Lease; (ii) the Partnership is in compliance with the requirements of the Transaction Documents; and
     (iii) during such lease period, Basic Rent will be payable in equal quarterly installments in arrears.

          "Fair Market Sales Value": the value, which shall not in any event be less than zero, that would be obtained in an arm's-length transaction for cash between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Facility. Except as required to be determined pursuant to Sections 9 and 15 of the Facility Lease, Fair Market Sales Value of the Facility shall be determined on the assumptions that: (i) the Facility is in at least the condition and state of repair required under Section 8(a) of the Facility Lease and
     (ii) the Partnership is in compliance with the requirements of the Transaction Documents.

          "Federal Power Act": the Federal Power Act of 1935, as amended from time to time.

          "FERC": the Federal Energy Regulatory Commission or any successor or analogous federal Governmental Authority.

          "Final Completion": final completion of the Facility, which shall be deemed to have occurred when the Date of Final Completion for the Facility shall have occurred and the conditions described in clauses (a) through (l) of the definition of "Date of Final Completion" shall have been satisfied.

          "Final Completion Certificate": a certificate substantially in the form of Exhibit I-2 to the Loan
     Agreement, signed by the Partnership.

          "First Amendment": as defined in subsection 4.1(g) of the Loan Agreement.

          "Fixed Rate Renewal Basic Rent": for each three-month period during the Fixed Rate Renewal Term, if any, an amount equal to 50% of the average of the installments of Basic
     Rent payable by the Lessee during the Basic Term.

          "Fixed Rate Renewal Option":  as defined in
     Section 12(a) of the Facility Lease.

          "Fixed Rate Renewal Term": as defined in Section 12(a) of the Facility Lease.

          "Fuel": all fuel purchased or acquired by the Partnership, or on the Partnership's behalf, as fuel for the operation of the Facility, including without limitation all natural gas purchased, acquired or transported pursuant to the Gas Contracts.

          "Fuel Consultant":  C.C. Pace Resources, Inc.

          "Fuel Management Agreement": the Fuel Supply Management Agreement, dated as of March 30, 1995, between Cogen Development Company, a Michigan corporation, and the Partnership in the form (including all amendment and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as such Fuel Supply Management Agreement may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Fuel Management Guaranty": the Guaranty of the Fuel Supply Management Agreement, dated as of March 30, 1995, by MCN Investment Corporation, a Michigan corporation, in favor of the Partnership, as such Guaranty may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "GAAP": generally accepted accounting principles as in effect from time to time in the country under whose laws the relevant Person is organized.

          "Gas Contracts":  the collective reference to the Gas
     Supply Contract, the Fuel Management Agreement, the Gas
     Supply Guaranty , the Fuel Management Guaranty and the Gas
     Transportation Contracts.

          "Fuel Management Plan": the Fuel Management Plan set forth in Schedule 11 to the Loan Agreement.

          "Gas Supplier": Cogen Development Company, a Michigan corporation.

          "Gas Supply Contract": the Gas Sales Agreement, dated as of March 30, 1995, between the Gas Supplier and the Partnership, in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as such Gas Sales Agreement may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Gas Supply Guaranty": the Guaranty of the Gas Sales Agreement, dated as of March 30, 1995, by MCN Corporation, a Michigan corporation, in favor of the Partnership, as such Guaranty may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Gas Transportation Contracts":  the Columbia Precedent
     Agreement, the Columbia FTS Agreement, the CLNG Agreement and the Washington LDC Agreement.

          "Gas Transporters": the collective reference to Columbia, CLNG and Washington.

          "GE Capital":  General Electric Capital Corporation, a
     New York corporation.

          "GE Capital's Representative": as defined in subsection 6.7 of the Loan Agreement.

          "General Partner":  Panda Brandywine Corporation, a
     Delaware corporation.

          "General Partner Pledge Agreement": the General Partner Pledge Agreement to be entered into between the General Partner and the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit P-1 to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "GNP Deflator": as defined in the Power Purchase
     Agreement.

          "Governmental Action": all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, claims, orders, judgments and decrees, licenses, exemptions, publications (to the extent legally binding upon the Partnership, any other Participant or the Project), filings (other than filings of a purely ministerial nature), notices to and declarations of or with any Governmental Authority and shall include, without limitation, all siting, environmental, construction and operating permits and licenses that are required for the construction, use and operation of the Project.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substance": (a) any toxic, caustic or otherwise hazardous substance, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, solid wastes, contaminants, polychlorinated biphenyls, paint containing lead, urea, formaldehyde foam insulation, asbestos and discharge of sewage or effluent, whether or not regulated under Federal, state or local environmental statutes, ordinance, rules, regulations or orders; (b) any "hazardous substance," "extremely hazardous substance," "hazardous waste," "solid waste," "pollutant," "toxic pollutant," "toxic substance," "oil" or "contaminant" as those terms are used in or defined pursuant to any Environmental Law of the United States, the State of Maryland, the District of Columbia or relevant local government, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. 9601 et seq., the
     Safe Drinking Water Act, as amended, 42 U.S.C. 300f et seq., the Oil Pollution Act, as amended, 33 U.S.C. 2701 et seq., the Federal Clean Air Act, as amended, 42 U.S.C.
      7401 et seq., the Solid Waste Disposal Act, as amended, 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Emergency Planning and Community Right to-Know Act, as amended, 42 U.S.C. 11001 et seq., and any regulations promulgated pursuant to the foregoing statutes; and (c) any other substance, waste, pollutant, or material, the presence, use, handling, generation, treatment, storage, disposal, transport, recycling, emission, spill, leak, seepage, discharge, release or threatened release of which is regulated by, or could result in the imposition of liability under, any statute, ordinance, rule or regulation of the United States, the State of Maryland, the District of Columbia, relevant local government or other applicable Governmental Authority, including, but not limited to, the foregoing cited statutes and rules.

          "Holding Company Act":  the Public Utility Holding
     Company Act of 1935, as amended from time to time.

          "Holdings": Panda Holdings, Inc., a Delaware corporation. If Holdings merges into Panda, all references in the Transaction Documents to "Holdings" shall be deemed references to Panda from and after the time of such merger.

          "Indebtedness": as to any Person, (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than 60 days past due); (b) obligations of such Person under Capital Leases; (c) Contingent Obligations of such Person, including obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause
     (a) or (b) above (other than endorsements of negotiable instruments in the ordinary course of business); and (d) any obligation of such Person or a Commonly Controlled Entity to a MultiEmployer Plan.

          "Indemnitees": GE Capital, any Affiliate thereof, Shawmut Bank Corporation, National Association, in its individual capacity, as Owner Trustee and as Security Agent, and their respective successors, assigns (including any Assignee), agents, officers, shareholders, directors and employees.

          "Initial Loan Funding Date": the date set forth in the Notice of Initial Loan Funding as the date on which GE
     Capital is to make its initial Loan under the Loan
     Agreement.

          "Initial Operation and Maintenance Reserve Deposit":
     $1,000,000.

          "Initial QF Standards Measurement period": (a) the 12-month period beginning with the date the Facility first produces electricity or (b) any successor or analogous period specified under the PURPA Regulations for the purpose of determining whether the Facility is in compliance with the QF Operating Standard and the QF Efficiency Standard and that includes the date the Facility first produces electricity.

          "Initial Rent Reserve Deposit":  $2,400,000.

          "Insurance and Condemnation Proceeds": as such term is defined in the Security Deposit Agreement.

          "Insurance and Condemnation Proceeds Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security
     Deposit Agreement.

          "Insurance and Condemnation Proceeds Deposits": as such term is defined in the Security Deposit Agreement.

          "Interconnection Letter of Credit":  the Letter of
     Credit referred to by that name in subsection 2.9(a) of the Loan Agreement.

          "Interest Payment Date": (a) as to any Base Rate Loan, the next-to-last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and
     (c) as to any Eurodollar Loan having an Interest Period of six months, the next-to-last Business Day of the calendar month ending three months after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  with respect to each Eurodollar
     Loan:

                    (a) initially, the period from and including the Borrowing Date with respect to such Eurodollar Loan to but excluding the next-to-last Business Day of the calendar month ending one, two, three or six months thereafter, as selected by the Partnership in its Notice of Borrowing given with respect thereto; and

                    (b)  thereafter, each period from and
          including the last day of the next preceding Interest Period applicable to such Eurodollar Loan to but excluding the next-to-last Business Day of the calendar month ending one, two, three or six months thereafter, as selected by the Partnership by irrevocable notice to GE Capital in accordance with subsection 2.7(e) of the Loan Agreement not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that the foregoing provisions are subject to the following:

                    any Interest Period that would otherwise extend beyond the Construction Loan Maturity Date shall end on the Construction Loan Maturity Date or, if such day shall not be a Business Day, on the preceding Business Day.

          "Interest Rate": (a) as to Eurodollar Loans for any applicable Interest Period, the rate of interest per annum equal to the sum of (i) the Eurodollar Rate for such Interest Period and (ii) two hundred fifty basis points (2.50%) and (b) as to Base Rate Loans for any monthly period, the rate of interest per annum equal to the sum of
     (i) the Base Rate for the applicable monthly period and
     (ii) two hundred fifty basis points (2.50%).

          "Law":  see "Applicable Law".

          "Lease Closing Date": as defined in subsection 5.1 of the Loan Agreement.

          "Lease Closing Notice": the notice of closing to be delivered pursuant to subsection 5.1 of the Loan Agreement substantially in the form of Exhibit G to the Loan
     Agreement.

          "Lease Debt":  as defined in subsection 5.8 of the Loan
     Agreement.

          "Lease Default":  any of the events specified in
     Section 14 of the Facility Lease, whether or not any requirement for the giving of notice, the lapse of time, or both, or for the happening of any other condition has been satisfied.

          "Lease Documents": the collective reference to the Bill of Sale, the Site Lease, the Site Sublease, the Present
     Assignment and the Facility Lease.

          "Lease Event of Default": as defined in Section 14 of the Facility Lease.

          "Lease Financing": the lease of the Facility pursuant to the Facility Lease and consummation of the transactions contemplated by the Lease Documents.

          "Lease Term":  the Basic Term and, if the Facility
     Lease is renewed pursuant to Sections 12 and 13 of the Facility Lease, each Renewal Term.

          "Lease Termination Date":  the last day of the Lease
     Term (whether occurring by reason of a termination or expiration of the Lease Term).

          "Lease Transaction Expenses": the expenses, disbursements and costs incurred in connection with (i) the preparation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby for the Borrowing Dates and the Lease Closing Date and (ii) any other costs relating to the transactions contemplated by the Transaction Documents which may not, for tax purposes, be borne by Lessee.

          "Lease Year": initially, the period commencing on the Lease Closing Date and ending on the first anniversary thereof and, thereafter, each yearly period commencing on the last day of the prior Lease Year and ending twelve months thereafter, until the Lease Termination Date.

          "Lessee": the Partnership, as lessee under the Facility Lease.

          "Lessor": the Owner Trustee, as lessor under the Facility Lease.

          "Lessor's Cost":  the least of (a) all Project Costs,
     (b) the outstanding amount of the Loans (excluding the Equity Loans, if any) on the Lease Closing Date not repaid in cash on such date and (c) $215,000,000; provided that in no event shall Lessor's Cost exceed the appraised value of the Facility as set forth in the appraisal referred to in subsection 5.5(u) of the Loan Agreement.

          "Lessor's Liens": Liens against the Facility or the Site that result from acts of, or any failure to act by, or as a result of claims against, the Lessor unrelated to the ownership of the Facility or any other part of the Project, its status as Lessor under the Facility Lease, its interest in the Site Lease or the transactions contemplated by the Transaction Documents.

          "Letters of Credit":  the PEPCO Letters of Credit.

          "Letter of Credit Commitment": $12,453,460 as the same may be reduced pursuant to subsection 2.9(f) of the Loan
     Agreement.

          "Letter of Credit Commitment Period": the period from and including the date of the Loan Agreement to and including the Letter of Credit Commitment Termination Date.

          "Letter of Credit Commitment Termination Date": the fifteenth anniversary of the Basic Term Commencement Date or such earlier date on which the Letter of Credit Commitment shall terminate.

          "Letter of Credit Issuance Termination Date": the date occurring ten days after the later of December 31, 2000 and the fourth anniversary of the Commercial Operation Date, or such earlier date on which the Letter of Credit Commitment shall terminate.

          "Lien": any mortgage, security interest, pledge, hypothecation, encumbrance or lien (statutory or other) of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any Maryland construction lien or any financing lease having substantially the same economic effect as any such agreement, the filing of any statement under the Uniform Commercial Code or comparable law of any jurisdiction and any right of first refusal or option to purchase granted to the Power Purchaser in the Power Purchase Agreement or the Transfer Agreement).

          "Limited Partner":  Panda Energy Corporation, a
     Delaware corporation.

          "Limited Partner Pledge Agreement": the Limited Partner Pledge Agreement to be entered into between the Limited Partner and the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit P-2 to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "LNG":  liquified natural gas.

          "LNG Account": as defined in subsection 6.33 of the Loan Agreement.

          "Loan Agreement":  the Construction Loan Agreement and
     Lease Commitment, dated as of March 30, 1995, among the Partnership, the General Partner and GE Capital, as amended, supplemented or otherwise modified from time to time.

          "Loan Commitment":  $215,000,000.

          "Loan Commitment Period": the period from and including the Initial Loan Funding Date to and including the Loan Commitment Termination Date.

          "Loan Commitment Termination Date":  the Construction
     Loan Maturity Date or such earlier date on which the Commitment shall terminate.
          "Loan Documents":  the collective reference to the Loan
     Agreement, the Note, the Trust Agreement and the Collateral
     Security Documents.

          "Loans": the loans to be made by GE Capital to the Partnership pursuant to subsection 2.1 of the Loan
     Agreement. In the event Partnership Equity Loans are made to the Partnership pursuant to the Loan Agreement, the term
     "Loans" shall include the Partnership Equity Loans.

          "LOC Beneficiary":  the Power Purchaser.

          "LOC Fee Payment Date":  as defined in subsection 2.11
     (b) of the Loan Agreement.

          "LOC Reimbursement Obligations": as defined in subsection 2.10 of the Loan Agreement.

          "Maryland Commission":  the Maryland Public Service
     Commission.

          "Maryland Commission Order": an order from the Maryland Commission in form and substance satisfactory to GE Capital (a) declaring that neither the Owner Trustee nor GE Capital nor any Affiliate of GE Capital could, solely as a result of the Owner Trustee's ownership of the Facility as contemplated by subsection 5.2 of the Loan Agreement, become a Public Utility for any purpose under Maryland law (including, without limitation, for purposes of compliance with any condition of the CPCN), (b) permitting under the CPCN the Owner Trustee's ownership of the Facility as contemplated by subsection 5.2 of the Loan Agreement (unless the Partnership supplies evidence satisfactory to GE Capital that no such order is required to permit under the CPCN the Owner Trustee's ownership of the Facility as contemplated by subsection 5.2 of the Loan Agreement) and (c) permitting under the CPCN, as appropriately modified, without the need for any future action by the Maryland Commission, the operation of the Project by the Security Agent, the Owner Trustee, GE Capital or any Affiliate of GE Capital upon the exercise of remedies under the Collateral Security Documents (unless the Partnership supplies evidence satisfactory to GE Capital that no such order is required to permit under the CPCN, without the need for any action by the Maryland Commission, the operation of the Project by the Security Agent, the Owner Trustee, GE Capital or any Affiliate of GE Capital upon the exercise of remedies under the Collateral Security Documents), and such order shall have become final and nonappealable and shall not be the subject of any judicial or administrative proceedings.

          "Material Adverse Effect": a material adverse effect upon (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of the Partnership, any Partner or the Project, (ii) the Project Schedule, (iii) the value, validity, perfection and enforceability of the Liens granted to the Security Agent, for the benefit of GE Capital and the Owner Trustee, under the Collateral Security Documents, (iv) the ability of GE Capital, the Owner Trustee or the Security Agent to enforce any of the Obligations or any of its rights and remedies under the Transaction Documents or (v) the ability of any Specified Participant to perform any of its material obligations under the Transaction Documents to which it is a party.

          "Modification": (a) any addition, alteration, improvement or modification to the Facility, other than original, substitute or replacement parts incorporated into the Facility, and (b) the addition, betterment or enlargement of any property constituting part of the Facility or the replacement of any such property with other property, irrespective of whether (i) such replacement property constitutes an enlargement or betterment of the property that it replaces, (ii) the cost of such addition, betterment, enlargement or replacement is or may be capitalized, or (iii) such addition, betterment or enlargement is or is not included or reflected in the plans and specifications for the Facility, as built.

          "Monthly QF Status Certificate": a certificate of an Authorized Officer of the General Partner stating whether the Facility met the QF Efficiency Standard and the QF
     Operating Standard for the period covered by such certificate.

          "Monthly Transfer Date": as defined in subsection 4.2 of the Security Deposit Agreement.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Economic Return": GE Capital's expected net after-tax return on investment and after-tax net income resulting from the transactions described in and contemplated by the Loan Agreement and the Lease Documents based on the amount of Basic Rent during the Basic Term equal to the percentages of Lessor's Cost set forth on Schedule 10 to the Loan Agreement and based on the assumptions set forth in Schedule 6 to the Loan Agreement and the Tax Indemnity Agreement; provided, however, that in determining the amount of increase or decrease required to preserve GE Capital's Net Economic Return, it is intended that GE Capital's net after-tax return on investment and after-tax net income shall each be maintained (or where one such component must be enhanced to preserve the other component, enhanced).

          "Non-Material Agreements": (i) short term agreements entered into in the ordinary course of business in accordance with the provisions of the Fuel Management Plan,
     (ii) agreements entered into by the Partnership in the ordinary course of business with environmental consultants, public relations consultants, financial consultants, engineering consultants and legal counsel for the Project, and (iii) agreements (other than those described in (i) and (ii)) entered into by the Partnership in the ordinary course of business under which the Partnership shall have obligations not in excess of $25,000 under any such agreement or $50,000 in the aggregate as to all such agreements in any fiscal year, excluding, however, any agreement providing for non-monetary obligations of the Partnership the performance of which could reasonably be expected to have a Material Adverse Effect. For purposes of this definition, indemnity obligations of the Partnership subject to a maximum dollar amount shall be computed at such amount, and all other indemnity obligations of the Partnership shall be computed at the amount thereof which could, at the time such agreement is entered into, reasonably be expected to become due and payable.

          "Non-Severable Modification": any Modification that is not a Severable Modification.

          "Note" or "Notes": as defined in subsection 2.4 of the Loan Agreement. In the event GE Capital assigns a portion of the Loan to an Assignee pursuant to subsection 9.6 of the Loan Agreement, the note issued to such Assignee to evidence its portion of the Loan shall constitute a "Note". The term "Note" shall also include any note issued to GE Capital to evidence any Partnership Equity Loans.

          "Notice of Borrowing": the notice of borrowing to be delivered pursuant to subsection 2.2 of the Loan Agreement substantially in the form of Exhibit C-2 of the Loan
     Agreement.

          "Notice of Initial Loan Funding": the notice of Initial Loan Funding to be delivered pursuant to subsection
     4.1(a) of the Loan Agreement substantially in the form of Exhibit D to the Loan Agreement.

          "Notice to Proceed": as defined in subsection 4.1(v) of the Loan Agreement.

          "O&M Letter of Credit": the Letter of Credit referred to by that name in subsection 2.9(a) of the Loan Agreement.

          "Obligations": all the unpaid principal amount of, and accrued interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Partnership, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes, the Letter of Credit Obligations, all Rent and other obligations payable by the Partnership under the Facility Lease and all other obligations and liabilities of the Partnership and the Partners to GE Capital, the Owner Trustee or the Security Agent (including, without limitation, pursuant to subsection
     5.2 of the Loan Agreement, but excluding any Partner Equity Loans), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Agreement, the Note, the Facility Lease, the Collateral Security Documents or any other Transaction Document and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to GE Capital) or otherwise.

          "Operating Budget": as defined in subsection 6.9(e) of the Loan Agreement.

          "Operating Cash Flow": for any three month period (including any Quarterly Measurement Period), the amount by which Project Revenues for such period exceed the sum of (i) Project Expenses and (ii) fees payable pursuant to subsections 2.11(b) and (c) of the Loan Agreement for such period.

          "Operating Cash Flow Ratio": as of any date of determination, the quotient obtained by dividing Operating Cash Flow for the rolling three-month period ending on the last calendar day of the preceding month by the sum of the Basic Rent payable on the next succeeding Basic Rent Payment Date plus the principal and interest payments due in respect of the Equity Loans, if any, on such Basic Rent Payment Date.

          "Operating Projections": as such term is defined in subsection 4.1(ii) of the Loan Agreement.

          "Operation and Maintenance Agreement": the Operation and Maintenance Agreement, dated as of December 7, 1994 between the Operator and the Partnership, in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement and the Power Purchase Agreement.

          "Operation and Maintenance Reserve Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security
     Deposit Agreement.

          "Operator": Ogden Brandywine Operations, Inc., a corporation organized under the laws of the State of Delaware.

          "Overdue Rate": at any time, the highest of (i) 12.0% per annum, (ii) the rate of interest then applicable to the Lease Debt plus 200 basis points and (iii) the Base Rate plus 750 basis points.

          "Overfunding Letter of Credit": the letter of credit issued by Deutsche Bank pursuant to the terms of
     Section 3.14(c) of the Construction Contract as security for the performance by the Contractor of its obligations under the Construction Contract, substantially in the form of Exhibit T-2 to the Loan Agreement.

          "Overfunding Letter of Credit Pledge Agreement": the Overfunding Letter of Credit Pledge Agreement to be entered into by the Partnership in favor of the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit S-2 to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Owner Trustee":  Shawmut Bank Connecticut, National
     Association, a national banking association, in its capacity as trustee under the Trust Agreement, and any successor trustee thereunder.

          "Panda": Panda Energy Corporation, a corporation organized under the laws of the State of Texas.

          "Panda Transfer Event": the earliest to occur of (a) the date on which 100% of the capital stock of Panda-Rosemary Corporation and PRC II Corporation has been duly transferred to Holdings, (b) the date on which 100% of the capital stock of all Subsidiaries of Panda (including the General Partner and the Limited Partner) then directly owned by Holdings has been duly transferred by Holdings to Panda (or the date on which Holdings has been merged into Panda such that each of Panda-Rosemary Corporation, PRC II Corporation, the General Partner and the Limited Partner are directly owned by the surviving company of such merger) and
     (c) the date on which financial closing (and initial funding) occurs by any Subsidiary or Subsidiaries of Holdings (other than the Partnership or the General Partner or the Limited Partner) with respect to the construction financing of power project(s) having an aggregate net capability rating of at least 225 megawatts and which, in the reasonable judgment of GE Capital (and based upon pro forma cash flows for such Projects(s) prepared by Panda and reasonably acceptable to GE Capital), provide for equity distributions to Holdings and/or Subsidiaries of Holdings (in the case of non-wholly-owned Subsidiaries of Holdings, counting only that portion of equity distributions attributable to Holdings' ownership interest) in an amount equal (on a net present value basis at a discount rate of 9%) to the equity distributions to Holdings and/or Subsidiaries of Holdings for the Rosemary Project (based upon actual and pro forma cash flows for the Rosemary Project prepared by Panda and reasonably acceptable to GE Capital). For the purposes of this definition, the term "Subsidiary(ies) of Holdings" shall mean (i) any corporation, partnership, association, joint venture, limited liability company, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of management and policies thereof, is owned or controlled, directly or indirectly, by Holdings, (ii) any partnership of which Holdings or any Subsidiary of Holdings is the sole general partner, and (iii) any corporation, partnership, association, joint venture, limited liability company or other business entity organized outside the United States of which Holdings or any Subsidiary of Holdings has the contractual right (whether by agreement of the owners of such entity or by the charter, articles of association or other organizational document of such entity) (A) to elect or appoint the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of management and policies thereof or (B) otherwise to direct or cause the direction of management and policies thereof.

          "Participants": collectively, the Partnership, the Limited Partner, the General Partner, Panda, Holdings, the Contractor, the Power Purchaser, the Gas Supplier, the Gas Transporters and each other Person who is a party to a Project Document.

          "Partner Equity Loans":  Equity Loans which are made by
     GE Capital to a Partner. The term "Partner Equity Loans" shall not include any Equity Loans made by GE Capital to the Partnership.

          "Partners": collectively, the General Partner and the Limited Partner.

          "Partnership": Panda-Brandywine L.P., a Delaware limited partnership.

          "Partnership Agreement": the Agreement of Limited Partnership of Panda-Brandywine L.P., dated as of March 25, 1991, between the General Partner and the Limited Partner, as amended by Amendment No. 1 thereto dated as of December 2, 1993 and Amendment No. 2 thereto dated as of December 2, 1994, in the form delivered to GE Capital on the Initial Loan Funding Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Partnership Equity Loans": Equity Loans which are made by GE Capital to the Partnership. The term
     "Partnership Equity Loans" shall not include any Equity
     Loans made by GE Capital to the Partners.

          "Partnership Security Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security Deposit
     Agreement.

          "Parts": appliances, parts, instruments, appurtenances, accessories and equipment of whatever nature, whether or not constituting Modifications.

          "PBGC":  the Pension Benefit Guaranty Corporation.

          "PEPCO Closing Certificate": the certificate, in substantially the form of Exhibit C to the Consent of the Power Purchaser and otherwise in form and substance satisfactory to GE Capital, to be delivered by the Power Purchaser to GE Capital on the Initial Loan Funding Date.

          "PEPCO Letters of Credit":  as defined in subsection
     2.9(a) of the Loan Agreement.

          "Performance Letter of Credit": the Letter of Credit referred to by that name in subsection 2.9(a) of the Loan
     Agreement.

          "Permitted Investments":  as defined in the Security
     Deposit Agreement.

          "Permitted Liens": (i) the Liens created by the Collateral Security Documents; (ii) Liens which arise in the ordinary course of business (including materialmen's, mechanics', workers', repairmen's and employees' Liens or similar Liens which arise in connection with any tax, assessment, governmental charge or levy) of the Partnership, but not in connection with any Indebtedness, and which are subject to a Contest; (iii) Liens arising out of judgments or awards and which are subject to a Contest, which are satisfactorily bonded or with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves shall have been provided, (iv) Liens arising out of the rights of the Power Purchaser arising under the Power Purchase Agreement and the Transfer Agreement and (v) the matters excepted on the title insurance policies issued by the Title Company on the Initial Loan Funding Date in favor of the Security Agent.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Pipeline Facilities":  collectively, the Columbia
     Facilities and the construction work to be carried out by the other Gas Transporters in order to furnish the gas transportation service to the Facility.

          "Plan": any pension plan which is covered by Title IV of ERISA and in respect of which the Partnership or a Commonly Controlled Entity is an "employer" as defined in
     Section 3(5) of ERISA.

          "Plans and Specifications": all plans and specifications for the construction, operation and maintenance of the Facility in accordance with the Construction Contract, any other EPC Contract, the Power
     Purchase Agreement and any Governmental Action or any Law.

          "Pledge Agreements": the collective reference to the General Partner Pledge Agreement, the Limited Partner Pledge
     Agreement and the Stock Pledge Agreement.

          "Power Purchase Agreement": the Power Purchase Agreement, dated as of August 9, 1991, between the Power Purchaser and the Partnership, as amended as of the date of the Loan Agreement, in accordance with the First Amendment to Power Purchase Agreement, dated as of September 16, 1994, (provided that in the event the First Amendment to the Power Purchase Agreement is not approved by any Governmental Authority having jurisdiction, then in the original form of the Power Purchase Agreement, together with such portions of the First Amendment to the Power Purchase Agreement which are determined to survive) in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Power Purchaser" or "PEPCO":  Potomac Electric Power
     Company, a corporation organized under the laws of the District of Columbia and the State of Virginia, or any permitted successor or assign thereof.

          "Present Assignment": the Present Assignment of Power Purchase Agreement to be entered into substantially in the form of Exhibit R to the Loan Agreement, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

          "Project": the Facility, the Site, the Easements and all other easements, licenses, permits and other real property interests owned by the Partnership or in which the Partnership has any rights.

          "Project Costs": the following costs and expenses incurred by the Partnership in connection with the development, design, engineering, acquisition, construction, financing, testing, start-up and completion of the Project which are referred to on Schedule 4 to the Loan Agreement:
     (a) the price payable by the Partnership pursuant to the Construction Contract and any Additional Construction Contract; (b) all costs and expenses payable by the Partnership in connection with the performance by it of its covenants in the Construction Contract, any Additional Construction Contract and all permitting costs associated with the Project; (c) the cost of site acquisition and improvement and the cost of the interconnection facilities and other items required for the Project which are not included within the work to be performed by the Contractor under the Construction Contract; (d) initial organizational expenses and other start-up, testing and training costs of the Partnership (including employees' salaries and benefits); (e) legal, accounting, engineering, development and financial fees and expenses set forth on Schedule 4 to the Loan Agreement, as such Schedule may revised from time to time; (f) cost of insurance and bonds; (g) financing fees and expenses, interest on the Loans and fees in respect of the Letters of Credit accruing during construction; (h) ad valorem, property and sales and use taxes (including recordation and transfer taxes); (i) the construction management fee payable to Panda in the amount of $1,000,000 on the Initial Loan Funding Date and the monthly management fee payable to Panda in an amount equal to $111,000 per month but not to exceed an aggregate amount equal to
     $2,000,000; (j) third-party development costs;   (k) an
     amount equal to $750,000 in respect of the initial deposit into the Warranty Maintenance Reserve Account, an amount equal to $1,000,000 in respect of the initial deposit into the Operation and Maintenance Reserve Account and an amount equal to $2,400,000 in respect of the initial deposit into the Rent Reserve Account; (l) after the payment of all other Project Costs and to the extent of funds remaining in the Loan Commitment, the Success Fee, if any, payable to Panda;
     (m) payments to the Power Purchaser in respect of the Partnership's interconnection security obligations pursuant to subsection 4.2 of the Power Purchase Agreement; (n) payments to Columbia as a "Contribution-in-aid-of Construction" as provided in the Columbia Precedent Agreement; (o) payments for such other reasonable costs and expenses associated with the Project as GE Capital may approve; and (p) principal and interest on the Development Loans and all other amounts owing under the Development Loan Agreement. There shall be excluded from the foregoing items set forth in clauses (a) through (o) any amounts which have been previously funded pursuant to the Development Loan Agreement.

          "Project Documents": the collective reference to the Power Purchase Agreement, the Construction Contract, the Raytheon Parent Guaranty, the Operation and Maintenance Agreement, the Steam Agreements, the Gas Contracts, the Effluent Water Agreement, the Partnership Agreement and each Additional Project Document.

          "Project Expenses": for any period, the sum (without duplication) of the following items for the Partnership to the extent that the same are due and owing or have actually been paid by the Partnership and are necessary or desirable for the standard operation and maintenance of the Project:
     (i) the sum of all salaries, employee benefits and other compensation, plus (ii) the cost of acquiring Fuel (including payments under Sections 3.3 and 7.1 of the Gas Supply Agreement and Section 6.1 of the Fuel Management Agreement) and the cost of other materials and utilities paid, including the transportation costs for Fuel and such other materials and utilities paid, plus (iii) insurance premiums, plus (iv) costs of operating and maintaining the Project, plus (v) property and other Taxes (except income taxes), plus (vi) fees for accounting, legal and other professional services, plus (vii) general and administrative expenses plus (viii) capital expenditures in the ordinary course of business and set forth in the current Operating Budget, plus (ix) all other cash expenditures approved by GE Capital relating to operation, maintenance and administrative costs of the Project plus (x) the aggregate annual rental for leases of personal property other than Capital Leases. There shall be excluded from the foregoing clauses (i) through (x) payments with respect to federal, state and local income taxes, payments of Rent or principal, interest or fees with respect to the Loans or the funding of the Reserve Accounts or payments in respect of any other Indebtedness of the Partnership or any Partner.

          "Project Revenues" or "Revenues": for any period the sum of (i) all revenues received by the Partnership under the Power Purchase Agreement, plus (ii) all other revenues received by the Partnership from the sale of electricity, heat or steam or from the sale of surplus natural gas (including any payments received for "Banked Quantities" under the Washington LDC Agreement) or from releases of firm transportation capacity held by the Partnership under the Gas Transportation Agreements, and all amounts received by the Partnership as rent under the Steam Lease, plus
     (iii) the amount of earnings by the Partnership in respect of Permitted Investments during such period, to the extent such earnings have been deposited into the Revenue Account, plus (iv) any other revenues received by the Partnership.

          "Project Schedule": a schedule of Project construction substantially in the form of Schedule 5 to the Loan
     Agreement.

          "Prudent Utility Practice": at a given time, any of the practices, methods and acts engaged in or approved by a majority of independent power producers prior to such time with respect to similar facilities owned and operated by such independent power producers. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, engineering and operating considerations and the requirements of Governmental Authorities and the requirements of the Power Purchase Agreement and the other Transaction Documents.

          "Public Utility":

                    (a)  any Person who has been deemed by any
          Governmental Authority having jurisdiction to be, for the purposes of the PURPA Regulations, (i) "primarily engaged in the generation or sale of electric power (other than electric power solely from cogeneration facilities or small power production facilities)" or
          (ii) an "electric utility" or an "electric utility holding company" or a wholly or partially-owned direct or indirect subsidiary of an "electric utility" or "electric utility holding company"; or

                    (b)  any Person who is, under any Law,
          regulated as a "public utility", a "public service corporation", an "electric utility", a "steam utility", a "public utility holding company", an "affiliate" or "subsidiary" of a "public utility" or "public utility holding company", or any other type of entity subject under any Law to regulation relating to public utilities, including, without limitation:

                                   (i)       a "public utility"
               under the Federal Power Act;

                                   (ii)      a "holding company",
               an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" under the Holding Company Act;

                                   (iii)     a "public service
               company", an "electric company" or a "steam heating company" under Article 78, Public Service
               Commission Law, of the Annotated Code of Maryland;
               or

                                   (iv)      a "public utility"
               or an "electric corporation" under Title 43, Public Utilities, of part V of the District of Columbia Code.

          "PURPA":  the Public Utility Regulatory Policies Act of
     1978, as amended from time to time.

          "PURPA Regulations":  FERC's Regulations under Sections
     201 and 210 of PURPA with regard to Small Power Production and Cogeneration, 18 C.F.R. Part 292, as such regulations may be amended or supplemented from time to time.

          "QF Certification Application": as defined in subsection 3.27 of the Loan Agreement.

          "QF Certification Order":  as defined in subsection
     3.27 of the Loan Agreement.

          "QF Efficiency Standard": the efficiency standard specified in Section 292.205(a)(2)(i) of the PURPA
     Regulations or any successor or analogous standard specified under the PURPA Regulations that the Facility must meet to be a Qualifying Facility.

          "QF Minimum Steam Take": for purposes of each Annual QF Status Certificate furnished pursuant to Section 6.30(b) or (d) of the Loan Agreement, an amount of steam purchased by the Steam Host under the Steam Sales Agreement during the period covered by such certificate such that the Facility would meet the QF Operating Standard for the Initial QF Standards Measurement Period or the QF Standards Measurement Period, as the case may be, even if both:

                    (i)  the Steam Host were to purchase no more
          steam during the remaining portion of such period; and

                    (ii)  the Power Purchaser were to dispatch
          the Facility under the Power Purchase Agreement such that the Facility's electric generating capacity would be fully loaded during every hour of the remaining portion of such period at a level for each such hour equal to the greater of (x) 230 megawatts and (y) the Facility's reasonably predicated "Available Capacity", as such term is defined under the Power Purchase Agreement, for each such hour.

          "QF Operating Standard": the operating standard specified in Section 292.205(a)(1) of the PURPA Regulations or any successor or analogous standard specified under the PURPA Regulations that the Facility must meet to be a Qualifying Facility.

          "QF Recertification Order":  as defined in subsection
     6.29 of the Loan Agreement.

          "QF Standards Measurement Period": (a) any calendar year other than the calendar year in which the first day of the Initial QF Standards Measurement Period occurred or (b) any successor or analogous period specified under the PURPA Regulations for the purpose of determining whether the Facility is in compliance with the QF Operating Standard and the QF Efficiency Standard and that does not include the date the Facility first produces electricity.

          "Qualifying Facility": a cogeneration facility that meets all the requirements set forth in the PURPA
     Regulations for such facility to be a "qualifying facility" under such regulations.

          "Quarterly Measurement Period": as of any Basic Rent Payment Date, the three-month period (or, in the case of the initial Quarterly Measurement Period, the two-month period) ending one month prior to such Basic Rent Payment Date.

          "Raytheon Parent Guaranty": the Parent Guaranty dated as of March 30, 1995 executed by Raytheon Company in favor of the Partnership, in the form delivered to GE Capital on the Initial Loan Funding Date, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Registry of Deeds":  the Office of Land Records for
     Prince George's County and Charles County, Maryland.

          "Renewal Rent":  Fixed Rate Renewal Basic Rent.

          "Renewal Term":  Fixed Rate Renewal Term.

          "Rent": the collective reference to Basic Rent, Supplemental Rent and Renewal Rent.

          "Rent Payment Date":  a Basic Rent Payment Date.

          "Rent Reserve Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security Deposit Agreement.

          "Reportable Event":  any of the events set forth in
     Section 4043(b) of ERISA or the regulations thereunder.

          "Reportable Spill": a release, suspected or threatened release, or spill of a Hazardous Substance which gives rise to an obligation under applicable Law to give notice to any Governmental Authority.

          "Reporting Participant": each of the Partnership, the General Partner, the Limited Partner, Panda and Holdings.

          "Requested Specifications":  as defined in subsection
     6.33 of the Loan Agreement.

          "Required Operation and Maintenance Reserve Balance": from the Lease Closing Date until the fifth anniversary thereof, $5,000,000; and for each calendar year from and after the fifth anniversary of the Lease Closing Date, an amount equal to the sum of (x) the Required Operation and Maintenance Reserve Balance then in effect for the prior calendar year (the "Existing Balance") plus (y) the product of the GNP Deflator for the prior calendar year times the Existing Balance.

          "Required Rent Reserve Balance": at any time, the greater of (a) $2,400,000 and (b) an amount equal to the sum of the payments of Basic Rent scheduled to be due and owing on the next two succeeding Rent Payment Dates.

          "Required Warranty Maintenance Reserve Deposit":
     $750,000.

          "Reset Date": with respect to each Base Rate Loan, the date on which such Base Rate Loan is made (or on which a Eurodollar Loan is converted to such Base Rate Loan) and the next-to-last Business Day of each calendar month thereafter.

          "Revenue Account": the special account designated by that name established by the Security Agent pursuant to subsection 2.2 of the Security Deposit Agreement.

          "Rosemary Project": the 180 megawatt, gas-fired, combined cycle cogeneration facility located in Roanoke
     Rapids, North Carolina owned by Panda-Rosemary, L.P.

          "Sale Proceeds": the gross proceeds of any sale of the Facility, or any part thereof, by the Lessor to any Person paid in cash, less all costs and expenses incurred by the Lessor in connection therewith.

          "Scheduled Commercial Operation Date": as defined in the Power Purchase Agreement.

          "Security Agent": Shawmut Bank Connecticut, a national banking association, or any bank acting as successor security agent under the Security Deposit Agreement.

          "Security Agreement": the Security Agreement to be entered into between the Partnership and the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit V to the Loan Agreement, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

          "Security Deposit Agreement": the Security Deposit Agreement to be entered into among the Partnership, GE Capital, the General Partner, the Owner Trustee and the Security Agent, substantially in the form of Exhibit O to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Severable Modification": any modification that can be removed from the Facility without damaging the Facility or diminishing the value, durability, performance characteristics, useful life or utility of the Facility.

          "Single Employer Plan": any Plan which is not a Multiemployer Plan.

          "Site": the land and easements located in Brandywine, Maryland described in Schedule 1 to the Loan Agreement, on which the Facility is to be located.

          "Site Lease": the Site Lease to be entered into on the Initial Loan Funding Date between the Partnership, as lessor, and the Owner Trustee, as lessee, substantially in the form of Exhibit M to the Loan Agreement, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

          "Site Sublease": the Site Sublease to be entered into on the Initial Loan Funding Date between the Owner Trustee, as sublessor, and the Partnership, as sublessee, substantially in the form of Exhibit N to the Loan Agreement, as the same may be amended, supplemented or otherwise modified in accordance with its terms from time to time.

          "Special Payment Account": the special account designated by that name established by the Security Agent pursuant to Section 2.2 of the Security Deposit Agreement.

          "Special Payments": the collective reference to (i) all "Contract Price Discounts" paid by the Contractor pursuant to Sections 5.02 and 5.04 of the Construction Contract and all "liquidated damage" or similar payments made by any other Contractor under any provision of any other EPC Contract, (ii) all payments made by the Power Purchaser under Subsection 15.3(b) of the Power Purchase Agreement (whether made to the Security Agent or directly to GE Capital) and (iii) all payments made by the Gas Supplier (or any guarantor of the Gas Supplier) in respect of the lump sum termination payment pursuant to Section 17.3 of the Gas Supply Agreement.

          "Special QF Loss Event": the loss of the Facility's Qualifying Facility status solely as a result of the Owner Trustee's ownership of the Facility causing the Facility not to be in compliance with the ownership criteria of 18 C.F.R.
      292.206.

          "Specified Participant": each of the Partnership, the Partners, Panda, the Steam Host, Holdings, the Contractor, the Gas Supplier, each Gas Transporter and the Power Purchaser, provided that after the date of expiration of the warranties under the Construction Contract, the Contractor shall cease to be a Specified Participant.

          "Steam Agreements":  the Steam Sales Agreement, the
     Steam Lease and the Steam Lessee Security Agreement.

          "Steam Host": Brandywine Water Company, a corporation organized under the laws of the State of Delaware.

          "Steam Lease": the Lease Agreement, dated as of the Lease Closing Date, between the Partnership, as lessor, and the Steam Host, as lessee, in the form of Exhibit W to the Loan Agreement (including all amendments and clarification letters relating thereto), as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Steam Lessee Security Agreement": the Lessee Security Agreement, dated as of the Initial Loan Funding Date, between the Lessee (as steam lessor), the Steam Host and the Security Agent, for the benefit of GE Capital and the Owner Trustee, in the form of Exhibit X to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Steam Sales Agreement": the Steam Sales Agreement, dated as of the Initial Loan Funding Date between the Steam Host and the Partnership, in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement and the Power Purchase Agreement.

          "Stipulated Loss Value": as of the Basic Term Commencement Date or any Basic Rent Payment Date, as the case may be, the percentage of Lessor's Cost set forth opposite such date in Schedule D to the Facility Lease, as adjusted pursuant to Section 3(d) of the Facility Lease. Stipulated Loss Value as of any Basic Rent Payment Date during any Renewal Term shall mean an amount equal to the Fair Market Sales Value of the Facility as of the first day of such Renewal Term, after deducting from such amount depreciation to such Rent Payment Date calculated on a straight-line basis from the first day of such Renewal Term to the end of the estimated useful life of the Facility.

          "Stock Pledge Agreement": the Stock Pledge Agreement to be entered into by Holdings in favor of the Security Agent, for the benefit of GE Capital and the Owner Trustee, substantially in the form of Exhibit Q to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Stop-Work Order": any stop-work order issued by the Partnership to any EPC Contractor, or any stop-work order issued with respect to the Project by any Person, including, without limitation, any Governmental Authority.

          "Subsidiary": as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

          "Substantial Completion": substantial completion of the Facility, which shall be deemed to have occurred when the Date of Substantial Completion for the Facility shall have occurred and the conditions described in clauses (a) through (e) of the definition of "Date of Substantial Completion" shall have been satisfied.

          "Substantial Completion Certificate": a certificate substantially in the form of Exhibit I-1 to the Loan
     Agreement, signed by the Partnership.
          "Substitute Eurodollar Rate":  as defined in Section
     2.7(d) of the Loan Agreement.

          "Success Fee": the amount equal to the unused Loan Commitment on the Lease Closing Date after the funding of all other Project Costs (including any amounts funded into the Reserve Accounts or into a completion account in respect of punch list or similar items) incurred in connection with the construction and start-up of the Project.

          "Supplemental Rent": as defined in Section 3(b) of the Facility Lease.

          "Tax" or "Taxes": any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, franchise, value added, ad valorem, gross income, gross receipts, sales, use, rental, property (personal and real, tangible and intangible) and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, together with any and all penalties, fines, additions to tax and interest thereon.

          "Tax Indemnity Agreement": the Tax Indemnity Agreement to be entered into between the Partnership and GE Capital, substantially in the form of Exhibit U to the Loan
     Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Termination":  as such term is defined in the Security
     Deposit Agreement.

          "Title Company": Chicago Title Insurance Company and First American Title Insurance Company as co-insurers, or such other title insurance company approved by GE Capital, to insure the priority of the Lien of the Deed of Trust and Security Agreement on (i) the Site and (ii) the Easements.

          "Transaction Documents": the collective reference to the Loan Documents, the Project Documents, the Site Lease, the Site Sublease and, from and after the Lease Closing
     Date, the other Lease Documents.

          "Transfer": the transfer, by bill of sale or otherwise, by the Lessor of all the Lessor's right, title and interest in and to the Facility, the Site and the Partnership's interest in the Easements, on an "as is, where is with all faults" basis, free and clear of all Lessor's Liens but otherwise without recourse, representation or warranty, together with the due assumption by the transferee of, and the due release of the Lessor and GE Capital from, all the Lessor's and GE Capital's obligations under the Transaction Documents by an instrument or instruments satisfactory in form and substance to GE Capital.

          "Transfer Agreement": The Agreement With Respect To Transfers Of Interest in Panda-Brandywine, L.P., dated as of August 8, 1991, between the Power Purchaser, the General Partner and the Limited Partner, as the same may be amended, supplemented or otherwise modified in accordance with the terms of such agreement and the Loan Documents.

          "Transfer Certificate": a certificate, in substantially the form of Exhibit D to the Ascending Letter of Credit or Exhibit D to the Overfunding Letter of Credit, as the case may be.

          "Transmission Facilities":  as defined in the Power
     Purchase Agreement.

          "Transmission Facilities Site": as defined in the Power Purchase Agreement.

          "Treasury Index Rate": the rate per annum equal to the sum of the average of the interpolated rates for United States Treasury Notes with constant maturities equal to the weighted average life of the Facility Lease (not counting any renewals) (as published in Federal Reserve Statistical Release H.15(519) Selected Interest Rates) for the four week period ending on the most recent Friday which is at least 15 days prior to the Lease Closing Date.

          "Trust Agreement": the Trust Agreement to be entered into between GE Capital and the Owner Trustee, substantially in the form of Exhibit Z to the Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Trust Estate":  as defined in the Trust Agreement.

          "Turbine Contract": the contract between the Contractor and the Turbine Manufacturer providing for the supply of the combustion and steam turbine generators and associated parts and equipment to the Project.

          "Turbine Manufacturer": the General Electric Company, a corporation organized under the laws of the State of New
     York, acting through its General Electric Power Systems division.

          "Turbine Warranty Termination Date":  the date the
     General Electric turbine warranty expires, as certified by the Partnership to GE Capital, but no later than the second anniversary of the Date of Final Completion.

          "Value":  as such term is defined in the Security
     Deposit Agreement.

          "Warranty Maintenance Reserve Account": the special account designated by that name established by the Security
     Agent pursuant to subsection 2.2 of the Security Deposit
     Agreement.

          "Washington": Washington Gas Light Company, a corporation organized under the laws of the Commonwealth of Virginia and the District of Columbia.

          "Washington LDC Agreement": the Gas Transportation and Supply Agreement, dated as of November 10, 1994, between Washington and the Partnership, in the form (including all amendments and clarification letters relating thereto) delivered to GE Capital on the Initial Loan Funding Date, as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Water Easement Maintenance Agreement": the Agreement dated April 4, 1995 between the Partnership and Prince George's County, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of such agreement and the Loan Agreement.

          "Withholding Taxes": as defined in subsection 2.14 of the Loan Agreement.

          "Work": any and all services, functions, duties, responsibilities or other obligations to be undertaken and performed by any EPC Contractor pursuant to any EPC Contract, including, but not limited, to all "Work", as defined in the Construction Contract, and the provision of all labor, material and services utilized in the design, construction, engineering, equipping and testing of the Facility.

          "Winter Heating Period": as defined in subsection 6.35 of the Loan Agreement.